                                                                    EXHIBIT 10.3

                                                               EXECUTION VERSION

                                  $175,000,000

                                CREDIT AGREEMENT

                                      among

                    THOMAS & BETTS CORPORATION, as Borrower,

          The Subsidiaries of the Borrower party hereto as Guarantors,

               The financial institutions party hereto as Lenders,

              WACHOVIA BANK, NATIONAL ASSOCIATION, as Issuing Bank,

                     WACHOVIA SECURITIES, INC., as Arranger,

                                       and

          WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent

                                  June 25, 2003

                                      INDEX

                                                                                                      PAGE
                                                                                                      ----
ARTICLE 1.     DEFINITIONS, ACCOUNTING PRINCIPLES AND OTHER
               INTERPRETIVE MATTERS.........................................................            1

    Section 1.1     Definitions.............................................................            1

    Section 1.2     Accounting Principles...................................................           39

    Section 1.3     Other Interpretive Matters..............................................           39

ARTICLE 2.     THE LOANS AND THE LETTERS OF CREDIT..........................................           40

    Section 2.1     Extension of Credit.....................................................           40

    Section 2.2     Manner of Borrowing and Disbursement of Loans...........................           41

    Section 2.3     Interest................................................................           47

    Section 2.4     Fees....................................................................           48

    Section 2.5     Prepayment/Reduction of Commitment......................................           49

    Section 2.6     Repayment...............................................................           50

    Section 2.7     Revolving Loan Notes; Loan Accounts.....................................           51

    Section 2.8     Manner of Payment.......................................................           51

    Section 2.9     Reimbursement...........................................................           53

    Section 2.10    Pro Rata Treatment......................................................           54

    Section 2.11    Application of Payments.................................................           54

    Section 2.12    Use of Proceeds.........................................................           55

    Section 2.13    All Obligations to Constitute One Obligation............................           55

    Section 2.14    Maximum Rate of Interest................................................           56

    Section 2.15    Letters of Credit.......................................................           56

    Section 2.16    Bank Products...........................................................           62

ARTICLE 3.     GUARANTY.....................................................................           62

    Section 3.1     Guaranty................................................................           62

ARTICLE 4.     CONDITIONS PRECEDENT.........................................................           67

    Section 4.1     Conditions Precedent to Closing.........................................           67

    Section 4.2     Conditions Precedent to Each Advance....................................           70

    Section 4.3     Conditions Precedent to Each Letter of Credit...........................           71

ARTICLE 5.     REPRESENTATIONS AND WARRANTIES...............................................           71

    Section 5.1     General Representations and Warranties..................................           71

    Section 5.2     Representations and Warranties Relating to Accounts.....................           79

    Section 5.3     Representations and Warranties Relating to Inventory....................           79

    Section 5.4     Representations and Warranties Relating to Equipment....................           79

    Section 5.5     Survival of Representations and Warranties, etc.........................           79

ARTICLE 6.     GENERAL COVENANTS............................................................           79

    Section 6.1     Preservation of Existence and Similar Matters...........................           80

    Section 6.2     Compliance with Applicable Law..........................................           80

    Section 6.3     Maintenance of Properties...............................................           80

    Section 6.4     Accounting Methods and Financial Records................................           80

    Section 6.5     Insurance...............................................................           80

    Section 6.6     Payment of Taxes and Claims.............................................           81

    Section 6.7     Visits and Inspections..................................................           81

    Section 6.8     Conduct of Business.....................................................           81

    Section 6.9     ERISA...................................................................           81

    Section 6.10    Lien Perfection.........................................................           82

    Section 6.11    Location of Collateral..................................................           82

    Section 6.12    Protection of Collateral................................................           82

    Section 6.13    Records of Collateral...................................................           83

    Section 6.14    Administration of Accounts..............................................           83

    Section 6.15    The Blocked Account.....................................................           84

    Section 6.16    Further Assurances......................................................           86

    Section 6.17    Broker's Claims.........................................................           86

    Section 6.18    Indemnity...............................................................           86

    Section 6.19    Environmental Matters...................................................           87

    Section 6.20    Formation of Subsidiaries...............................................           87

    Section 6.21    Real Property Collateral................................................           87

    Section 6.22    Post-Closing Covenants..................................................           88

ARTICLE 7.     INFORMATION COVENANTS........................................................           89

    Section 7.1     Quarterly Financial Statements and Information..........................           89

    Section 7.2     Annual Financial Statements and Information; Certificate of No Default..           89

    Section 7.3     Compliance Certificates.................................................           90

    Section 7.4     Access to Accountants...................................................           90

    Section 7.5     Additional Reports......................................................           90

    Section 7.6     Notice of Litigation and Other Matters..................................           92

ARTICLE 8.     NEGATIVE COVENANTS...........................................................           94

    Section 8.1     Indebtedness............................................................           94

    Section 8.2     Guaranties..............................................................           95

    Section 8.3     Liens...................................................................           95

    Section 8.4     Restricted Payments and Purchases.......................................           95

    Section 8.5     Investments.............................................................           96

    Section 8.6     Affiliate Transactions..................................................           97

    Section 8.7     Liquidation; Change in Ownership, Name, or Year;
                    Disposition or Acquisition of Assets; Etc...............................           97

    Section 8.8     Financial Covenants.....................................................           98

    Section 8.9     Limitation on Leases....................................................           99

    Section 8.10    Sales and Leasebacks....................................................           99

    Section 8.11    Amendment and Waiver....................................................           99

    Section 8.12    ERISA Liability.........................................................          100

    Section 8.13    Prepayments.............................................................          100

    Section 8.14    Negative Pledge.........................................................          100

ARTICLE 9.     DEFAULT......................................................................          100

    Section 9.1     Events of Default.......................................................          100

    Section 9.2     Remedies................................................................          103

ARTICLE 10.    THE ADMINISTRATIVE AGENT.....................................................          105

    Section 10.1    Appointment and Authorization...........................................          105

    Section 10.2    Interest Holders........................................................          105

    Section 10.3    Consultation with Counsel...............................................          106

    Section 10.4    Documents...............................................................          106

    Section 10.5    Administrative Agent and Affiliates.....................................          106

    Section 10.6    Responsibility of the Administrative Agent..............................          106

    Section 10.7    Action by Administrative Agent..........................................          106

    Section 10.8    Notice of Default or Event of Default...................................          107

    Section 10.9    Responsibility Disclaimed...............................................          107

    Section 10.10   Indemnification.........................................................          108

    Section 10.11   Credit Decision.........................................................          108

    Section 10.12   Successor Administrative Agent..........................................          108

    Section 10.13   Administrative Agent May File Proofs of Claim...........................          109

    Section 10.14   Collateral..............................................................          109

    Section 10.15   Release of Collateral...................................................          110

    Section 10.16   Additional Agents.......................................................          110

    Section 10.17   Swap Reporting..........................................................          110

ARTICLE 11.    MISCELLANEOUS................................................................          111

    Section 11.1    Notices.................................................................          111

    Section 11.2    Expenses................................................................          112

    Section 11.3    Waivers.................................................................          113

    Section 11.4    Set-Off.................................................................          114

    Section 11.5    Assignment..............................................................          114

    Section 11.6    Counterparts............................................................          117

    Section 11.7    Governing Law...........................................................          117

    Section 11.8    Severability............................................................          117

    Section 11.9    Headings................................................................          117

    Section 11.10   Source of Funds.........................................................          117

    Section 11.11   Entire Agreement........................................................          117

    Section 11.12   Amendments and Waivers..................................................          118

    Section 11.13   Other Relationships.....................................................          119

    Section 11.14   Pronouns................................................................          119

    Section 11.15   Disclosure..............................................................          119

    Section 11.16   Replacement of Lender...................................................          119

    Section 11.17   Confidentiality.........................................................          120

    Section 11.18   Revival and Reinstatement of Obligations................................          121

ARTICLE 12.    YIELD PROTECTION.............................................................          121

    Section 12.1    Eurodollar Rate Basis Determination.....................................          121

    Section 12.2    Illegality..............................................................          122

    Section 12.3    Increased Costs.........................................................          122

    Section 12.4    Effect On Other Advances................................................          124

    Section 12.5    Capital Adequacy........................................................          124

ARTICLE 13.    JURISDICTION, VENUE AND WAIVER OF JURY TRIAL.................................          125

    Section 13.1    Jurisdiction and Service of Process.....................................          125

    Section 13.2    Consent to Venue........................................................          126

    Section 13.3    Waiver of Jury Trial....................................................          126

EXHIBITS:

Exhibit A         Form of Administrative Questionnaire
Exhibit B         Form of Airplane Security Agreement
Exhibit C         Form of Assignment and Acceptance
Exhibit D         Form of Blocked Account Agreement
Exhibit E         Form of Borrowing Base Certificate
Exhibit F         Form of Canadian Pledge Agreement
Exhibit G-1       Form of Collateral Access Agreement (Landlord)
Exhibit G-2       Form of Collateral Access Agreement (Bailee)
Exhibit H         Form of Compliance Certificate
Exhibit I         Form of Current Asset Note
Exhibit J         Form of European Pledge Agreement
Exhibit K         Form of Fixed Asset Note
Exhibit L         Form of Fixed Asset Security Agreement
Exhibit M         Form of Guarantee Supplement
Exhibit N         Form of Notice of Conversion/Continuation
Exhibit O         Form of Request for Advance
Exhibit P         Form of Request for Issuance of Letter of Credit
Exhibit Q         Form of Security Agreement
Exhibit R         Form of Loan Certificate

SCHEDULES:

Schedule 1            Eligible Equipment
Schedule 2            Existing Hedge Agreements
Schedule 3            Existing Letters of Credit
Schedule 4            Commitments
Schedule 5            Permitted Liens
Schedule 6            VRDB Obligations
Schedule 5.1(c)-1     Subsidiaries
Schedule 5.1(c)-2     Partnerships and Joint Ventures
Schedule 5.1(c)-3     Affiliates
Schedule 5.1(d)       Capital Stock
Schedule 5.1(i)       Labor and Employment
Schedule 5.1(j)       Taxes
Schedule 5.1(o)       Employee Benefits
Schedule 5.1(x)       Leased Real Property
Schedule 5.1(y)       Environmental Matters
Schedule 6.11(a)      Domestic Collateral Locations
Schedule 6.11(b)      Mexican Locations
Schedule 6.15         Cash Management
Schedule 8.6          Affiliate Transactions

                                  $175,000,000

                                CREDIT AGREEMENT

                                      among

                    THOMAS & BETTS CORPORATION, as Borrower,

          The Subsidiaries of the Borrower party hereto as Guarantors,

               The financial institutions party hereto as Lenders,

              WACHOVIA BANK, NATIONAL ASSOCIATION, as Issuing Bank,

                     WACHOVIA SECURITIES, INC., as Arranger

                                       and

          WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent

                            dated as of June 25, 2003

         The parties to this Agreement hereby agree as follows, as of this 25th day of June, 2003:

                                   ARTICLE 1.

                     DEFINITIONS, ACCOUNTING PRINCIPLES AND
                           OTHER INTERPRETIVE MATTERS

         Section 1.1 Definitions. For the purposes of this Agreement:

         "Acceptable Additional Equipment" shall mean Equipment acquired by a Borrower Party after the Agreement Date (other than any Acceptable Replacement Equipment) which the Administrative Agent, in its Permitted Discretion, shall agree to include in the Fixed Asset Borrowing Base; provided that the Borrower shall have provided to the Administrative Agent an appraisal with respect to any such Equipment, the results of which shall be reasonably acceptable to the Administrative Agent and which shall be conducted by a certified appraiser reasonably acceptable to the Administrative Agent.

         "Acceptable Replacement Equipment" shall mean Equipment purchased by a Borrower Party within one hundred eighty (180) days following the sale or other disposition of any Eligible Equipment using Net Cash Proceeds received by such Borrower Party in connection therewith, which Equipment shall be acceptable to the Administrative Agent in its Permitted Discretion; provided that the Borrower shall have provided to the Administrative Agent evidence of the OLV (net of liquidation expenses) with respect to such Equipment which shall be reasonably acceptable to the Administrative Agent.

         "Account Debtor" shall mean any Person who is obligated to make payments in respect of an Account.

         "Accounts" shall mean all accounts, contract rights, chattel paper, instruments, drafts, acceptances and documents of the Borrower arising from the sale of goods or the provision of services by the Borrower in the ordinary course of its business, whether secured or unsecured, and whether now existing or hereafter created or arising.

         "ACH Transactions" shall mean any cash management or related services including the automatic clearinghouse transfer of funds by the Administrative Agent (or any Affiliate of the Administrative Agent) for the account of any Borrower Party pursuant to agreement or overdrafts.

         "Acquisition" shall mean, with respect to any Person, any transaction or series of related transactions for the direct or indirect (whether by purchase, lease, exchange, issuance of Equity Interests, merger, reorganization or any other method) (a) acquisition by such Person of any other Person, which Person shall then become consolidated with the acquiring Person in accordance with GAAP, (b) acquisition of all or any substantial part of the assets, property or business of any other Person, or (c) acquisition of any assets that constitute a division or operating unit of the business of any other Person.

         "Administrative Agent" shall mean Wachovia Bank, National Association, acting as administrative agent for the Lender Group, and any successor Administrative Agent appointed pursuant to Section 10.12.

         "Administrative Agent's Office" shall mean the office of the Administrative Agent located at 191 Peachtree Street, N.E., Atlanta, Georgia 30303-1757, Attention: Asset Based Lending Group, Mail Code GA8056, or such other office as may be designated pursuant to the provisions of Section 11.1.

         "Administrative Questionnaire" shall mean a questionnaire substantially in the form of Exhibit A.

         "Advance" or "Advances" shall mean amounts of the Revolving Loans advanced by the Lenders to the Borrower pursuant to Section 2.2 on the occasion of any borrowing.

         "Affiliate" shall mean, with respect to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person, or which is a director, officer, or partner of such Person. For purposes of this definition, "control" when used with respect to any Person includes, without limitation, the direct or indirect beneficial ownership of five percent (5%) or more of the outstanding voting Equity Interests of such Person or the power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise. Unless otherwise specified, "Affiliate" as used herein with respect to the Borrower Parties shall not include Leviton.

         "Agent Advances" shall mean amounts advanced to the Borrower by the Administrative Agent pursuant to Section 2.2(h).

         "Aggregate Letter of Credit Commitment" shall mean the several obligations of the Issuing Banks to issue Letters of Credit for the account of the Borrower from time to time in an aggregate face amount of $100,000,000 pursuant to the terms of this Agreement.

         "Aggregate Real Properties" shall have the meaning set forth in Section 5.1(y).

         "Aggregate Revolving Credit Obligations" shall mean, as of any particular time, the sum of (a) the aggregate principal amount of all Revolving Loans then outstanding, plus (b) the aggregate amount of all Letter of Credit Obligations then outstanding, plus (c) the aggregate principal amount of all Swing Loans then outstanding, plus (d) the aggregate principal amount of all Agent Advances then outstanding.

         "Agreement" shall mean this Credit Agreement, together with all Exhibits and Schedules hereto.

         "Agreement Date" shall mean the date as of which this Agreement is dated.

         "Airplane" shall mean the Borrower's 1980 British Aerospace Aircraft Group HS125-700A, Serial Number NA260, United States Registration Number N184TB.

         "Airplane Security Agreement" shall mean that certain Airplane Security Agreement of even date herewith given by the Borrower in favor of the Administrative Agent, for the benefit of the Lender Group, substantially in the form of Exhibit B, pursuant to which the Borrower has granted to the Administrative Agent a security interest in and security title to the Airplane as security for the Fixed Asset Obligations.

         "Anniversary Date" shall mean each anniversary of the Agreement Date.

         "Applicable Law" shall mean, in respect of any Person, all provisions of constitutions, statutes, rules, regulations, and orders of governmental bodies or regulatory agencies applicable to such Person, and all orders and decrees of all courts and arbitrators in proceedings or actions (other than any non-binding arbitration proceedings) to which the Person in question is a party or by which it is bound.

         "Assignment and Acceptance" shall mean that certain form of Assignment and Acceptance attached hereto as Exhibit C, pursuant to which each Lender may, as further provided in Section 11.5, sell a portion of its Revolving Loans and its Revolving Loan Commitments.

         "Authorized Signatory" shall mean such personnel of any Borrower Party as may be duly authorized and designated in writing to the Administrative Agent by such

Borrower Party to execute documents, agreements, and instruments on behalf of such Borrower Party.

         "Availability Block" shall mean, as of any particular time, (a) in the event that the Senior Notes (2004) have not been retired, refinanced or defeased on or before September 30, 2003, an amount equal to the lesser of (i) $125,000,000 or (ii) the aggregate principal amount of the Senior Notes (2004) then outstanding, plus (b) in the event that the Senior Notes (2006) have not been retired, refinanced or defeased on or before June 30, 2005, an amount equal to the lesser of (i) $150,000,000 or (ii) the aggregate principal amount of the Senior Notes (2006) then outstanding.

         "Availability Cash Collateral" shall mean, during any period in which an Availability Block shall be in effect, the aggregate amount on deposit in the Cash Collateral Account.

         "Available Letter of Credit Amount" shall mean, as of any particular time, an amount equal to the lesser of (a) the result of (i) the Aggregate Letter of Credit Commitment at such time minus (ii) the aggregate amount of all Letter of Credit Obligations then outstanding, and (b) Total Availability at such time.

         "Backup Letter of Credit" shall mean a Non-Participated Letter of Credit provided by the Borrower to the Administrative Agent to support payment of any outstanding Letter of Credit Obligations, which Non-Participated Letter of Credit shall name the Administrative Agent, for the benefit of the Lender Group, as beneficiary and shall have an aggregate face amount equal to one hundred and five percent (105%) of the aggregate then undrawn and unexpired amount of the Letter of Credit Obligations supported thereby.

         "Bank Product Documents" shall mean all agreements entered into by any Borrower Party in connection with any of the Bank Products.

         "Bank Products" shall mean any one or more of the following types of services or facilities extended to any Borrower Party by the Administrative Agent (or any affiliate of the Administrative Agent): (a) credit cards; (b) ACH Transactions; and (c) cash management, including controlled disbursement services.

         "Bankruptcy Code" shall mean the United States Bankruptcy Code (11 U.S.C. Section 101 et seq.), as now or hereafter amended, and any successor statute.

         "Base Rate" shall mean, at any time, a fluctuating and floating rate per annum equal to the higher of: (a) 0.50% per annum above the latest Federal Funds Rate; and (b) the rate of interest announced publicly by the Administrative Agent from time to time, as its "prime rate" for the determination of interest rate loans of varying maturities in Dollars to United States residents of varying degrees of credit worthiness. Such "prime rate" is not necessarily the lowest rate of interest charged to borrowers of the

Administrative Agent, and the Administrative Agent may make commercial loans or other loans at rates of interest at, above, or below such "prime rate". Each change in the prime rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

         "Base Rate Advance" shall mean an Advance which the Borrower requests to be made as a Base Rate Advance or which is reborrowed as a Base Rate Advance, in accordance with the provisions of Section 2.2.

         "Blocked Account" shall mean an account maintained with the Administrative Agent, any Affiliate thereof or any other bank selected by the Borrower Parties and approved by the Administrative Agent, which approval shall not be unreasonably withheld, conditioned or delayed, which has entered into a Blocked Account Agreement with the Administrative Agent. The Blocked Accounts as of the Agreement Date are listed on Schedule 6.15 hereto.

         "Blocked Account Agreement" shall mean any agreement executed by a depository bank and the Administrative Agent, for the benefit of the Lender Group, and acknowledged and agreed to by the Borrower, which shall be substantially in the form of Exhibit D.

         "Borrower" shall mean Thomas & Betts Corporation, a Tennessee corporation.

         "Borrower Parties" shall mean, collectively, the Borrower and the Guarantors; and "Borrower Party" shall mean any one of the foregoing Borrower Parties. Notwithstanding anything to the contrary contained in this Agreement, the Borrower Parties shall not include any Foreign Subsidiaries.

         "Borrowing Base Certificate" shall mean a certificate of an Authorized Signatory of the Borrower substantially in the form of Exhibit E.

         "Business Day" shall mean any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of Georgia or is a day on which banking institutions located in such state are closed; provided, however, that when used with reference to a Eurodollar Advance (including the making, continuing, prepaying or repaying of any Eurodollar Advance), the term "Business Day" shall also exclude any day in which banks are not open for dealings in deposits of Dollars on the London interbank market.

         "Canadian Credit Agreement" shall mean that certain Amended and Restated Credit Agreement dated as of December 27, 2001, by and among Thomas & Betts, Limited (Canada), certain of its Subsidiaries, the lenders party thereto, and Canadian Imperial Bank of Commerce, as agent, as amended through the Agreement Date, and any refinancing, extension, renewal or refunding of the Indebtedness outstanding thereunder, so long as (a) the maturity of such refinanced Indebtedness is not earlier than the maturity of the original Indebtedness, (b) such refinanced Indebtedness does not increase the obligations of the Borrower and its Subsidiaries with respect thereto to more than 45,000,000 Canadian dollars, and (c) such refinanced Indebtedness is not secured by assets which do not secure the original Indebtedness on the Agreement Date.

         "Canadian Pledge Agreement" shall mean that certain Pledge Agreement of even date herewith between Thomas & Betts International, Inc., a Delaware corporation, and the Administrative Agent, for the benefit of the Lender Group, substantially in the form of Exhibit F.

         "Capital Expenditures" shall mean, for any period, on a consolidated basis for the Borrower Parties, the aggregate of all expenditures made by the Borrower Parties during such period for the purchase of assets of long-term use which are permitted to be capitalized in accordance with GAAP.

         "Capitalized Lease Obligation" shall mean that portion of any obligation of a Person as lessee under a lease which at the time would be required to be capitalized on the balance sheet of such lessee in accordance with GAAP.

         "Cash Collateral Account" shall mean the interest bearing cash collateral account established by the Borrower with the Administrative Agent in which the Administrative Agent, for the benefit of the Lender Group, has been granted a valid and continuing first Lien pursuant to documentation in form and substance satisfactory to the Administrative Agent, and as to which all action necessary to perfect such security interest shall have been taken, and into which the Borrower has deposited cash amounts intended to offset any Availability Block then in effect.

         "Cash Equivalents" shall mean, collectively, (a) marketable, direct obligations of the United States of America and its agencies maturing within three hundred sixty-five (365) days of the date of purchase, (b) commercial paper issued by corporations, each of which shall (i) have a consolidated net worth of at least $250,000,000, and (ii) conduct substantially all of its business in the United States of America, which commercial paper will mature within one hundred eighty (180) days from the date of the original issue thereof and is rated "P-1" or better by Moody's or "A-1" or better by S&P, (c) certificates of deposit, deposit notes, bankers acceptances, bank notes and time deposits maturing within three hundred sixty-five (365) days of the date of purchase and issued by a United States national or state bank having deposits totaling more than $250,000,000, and whose short-term debt is rated "P-1" or better by Moody's or "A-1" or better by S&P, (d) up to $100,000 per institution and up to $1,000,000 in the aggregate in (i) short-term obligations issued by any local commercial bank or trust company located in those areas where the Borrower conducts its business, whose deposits are insured by the Federal Deposit Insurance Corporation, or (ii) commercial bank-insured money market funds, or any combination of the types of investments described in this clause
(d), (e) the following types of investments in accordance with investment policy approved by the Board of Directors of the Borrower as in effect on the Agreement
Date: (i) repurchase agreements
with major banks and authorized dealers, fully collateralized to at least one hundred two (102%) of market value by securities of the United States government, (ii) taxable municipal securities, (iii) asset backed securities,
(iv) corporate bonds, notes and floating rate notices including medium term notes, (v) fixed income mutual funds, (vi) short duration mortgage-backed securities, (vii) tax-exempt commercial paper, (viii) municipal notes and bonds,
(ix) tax-exempt variable rate demand notes, (x) tax-exempt money market funds, and (xi) tax-exempt fixed income funds, and (f) other Investments approved by the Majority Lenders.

         "CERCLA" shall mean the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C.Section 9601 et. seq. and its implementing regulations and amendments.

         "CERCLIS" shall mean the Comprehensive Environmental Response Compensation and Liability Inventory System established pursuant to CERCLA.

         "Certified Public Accountants" shall mean the Borrower's independent certified public accountants as of the Agreement Date and such other firm or firms of nationally recognized independent certified public accountants which may be retained by the Borrower thereafter for the purpose of auditing its financial statements.

         "Change in Control" shall mean (a) any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of twenty percent (20%) or more of the outstanding shares of the voting stock of the Borrower; (b) as of any date a majority of the board of directors of the Borrower consists of individuals who were not either (i) directors of the Borrower as of the corresponding date of the previous year,
(ii) selected or nominated to become directors by the board of directors of the Borrower of which a majority consisted of individuals described in clause (i), or (iii) selected or nominated to become directors by the board of directors of the Borrower of which a majority consisted of individuals described in clause
(i) and individuals described in clause (ii), or (c) the Borrower ceases to directly or indirectly own and control one hundred percent (100%) of the outstanding Equity Interests of each of the Domestic Subsidiaries extant as of the Agreement Date (other than directors' qualifying shares).

         "Clearing Account" shall mean account number 2079900120747 (or such other account number established by the Administrative Agent for purposes of
Section 6.15) maintained by the Administrative Agent pursuant to Section 6.15 of this Agreement, and over which the Administrative Agent has the sole dominion and exclusive access and control for withdrawal purposes pursuant to Section
6.15 of this Agreement.

         "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

         "Collateral" shall mean all property pledged as collateral security for the Obligations pursuant to the Security Documents; provided that, notwithstanding the foregoing, Collateral shall not include any of the Excluded Assets.

         "Collateral Access Agreement" shall mean any landlord, warehouseman or bailee waiver agreement of any lessor, warehouseman, processor, consignee or other Person in possession of, having a Lien upon, or having rights or interests in any of the Collateral in favor of the Administrative Agent, for the benefit of the Lender Group, substantially in the form of Exhibit G-1 or Exhibit G-2 or otherwise in form and substance reasonably satisfactory to the Administrative Agent, waiving Liens or certain other rights or interests such Person may hold in regard to the property of any of the Borrower Parties.

         "Commercial Letter of Credit" shall mean a documentary letter of credit issued in respect of the purchase of goods or services by the Borrower in the ordinary course of its business.

         "Compliance Certificate" shall mean a certificate of an Authorized Signatory of the Borrower substantially in the form of Exhibit H.

         "Concentration Account" shall mean account number 2079900144927 maintained at Wachovia Bank, National Association, or as otherwise designated to the Administrative Agent by the Borrower, into which the proceeds of the Loans shall be disbursed pursuant to Section 2.2(e).

         "Consolidated Liquidity" shall mean, as of any date, the sum of (a) Liquidity, (b) available borrowing capacity under the Canadian Credit Agreement and any Permitted Foreign Credit Facility, and (c) the aggregate amount of consolidated unrestricted cash and Cash Equivalents held on such date by each of the Foreign Subsidiaries that are also Pledged Subsidiaries.

         "Consolidated Net Assets" shall mean the total amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (a) all current liabilities (excluding any thereof which are by their terms extendible or renewable at the option of the obligor thereon to a time more than twelve (12) months after the time as of which the amount thereof is being computed) and (b) appropriate adjustments on the account of minority interests of other Persons holding stock of the Borrower's Subsidiaries, all as set forth on the most recent balance sheet of the Borrower and its Consolidated Subsidiaries and computed in accordance with GAAP.

         "Consolidated Scheduled Funded Debt Payments" shall mean, for any period, all mandatory, permanent scheduled principal repayments with respect to Funded Debt (other than repayments with respect to any of Senior Notes to the extent funded by Net Cash Proceeds received by the Borrower from the issuance of the Senior Notes (2013) or any Refinancing Notes).

         "Consolidated Subsidiaries" shall mean, collectively, at any date the Subsidiaries of the Borrower or other Persons the accounts of which, in accordance with GAAP, would be consolidated with those of the Borrower in its consolidated financial statements as of such date.

         "Consolidated Tangible Net Assets" shall mean, as of any date, the total assets of the Borrower and its Subsidiaries (less applicable reserves and other properly deductible items) after deducting from such amount (a) all current liabilities (excluding any thereof that are by their terms extendible or renewable at the option of the obligor thereon to a time more than twelve (12) months after the time as of which the amount thereof is computed), (b) goodwill and any other intangibles, and (c) appropriate adjustments on account of minority interests of other Persons holding stock of the Borrower's Subsidiaries, all as set forth on the most recent balance sheet of the Company and its Consolidated Subsidiaries and prepared in accordance with GAAP on a consolidated basis at such date.

         "Current Asset Availability" shall mean, as of any particular time, (a) the lesser of (i) the Current Asset Commitment and (ii) the Current Asset Borrowing Base, minus (b) Reserves other than Reserves deducted in the calculation of the Current Asset Borrowing Base, minus (c) the aggregate principal amount of all Current Asset Loans then outstanding, minus (d) the Letter of Credit Obligations then outstanding under the Current Asset Commitment.

         "Current Asset Borrowing Base" shall mean, at any particular time, the result of:

                  (a)      Eighty-five percent (85%) of Eligible Accounts; plus

                  (b) Fifty-three percent (53%) (or such percentage which the Administrative Agent will establish in its Permitted Discretion by notice to the Borrower and the Lenders based upon new appraisals conducted by a qualified appraisal company selected by the Administrative Agent from time to time for the purpose of redetermining the OLV of the Eligible Finished Goods Inventory as of the date of such new appraisal and, as a result, redetermining the percentage to be applicable until the next such appraisal, not to exceed as of such date, eighty-five percent (85%) of the redetermined OLV) of the Value of Eligible Finished Goods Inventory; plus

                  (c) Fifteen percent (15%) (or such percentage which the Administrative Agent will establish in its Permitted Discretion by notice to the Borrower and the Lenders based upon new appraisals conducted by a qualified appraisal company selected by the Administrative Agent from time to time for the purpose of redetermining the OLV of the Eligible Raw Materials Inventory as of the date of such new appraisal and, as a result, redetermining the percentage to be applicable until the next such appraisal) of the Value of Eligible Raw Materials Inventory; minus

                  (d) Such reserves with respect to the Current Assets as the Administrative Agent may, or at the direction of the Required Lenders will, establish from time to time in the exercise of its Permitted Discretion.

         "Current Asset Commitment" shall mean the several obligations of the Lenders to advance to the Borrower on or after the Agreement Date an aggregate amount not to exceed, at any time, the result of (a) the Maximum Revolver Amount less (b) the amount of the Fixed Asset Borrowing Base at such time, in accordance with their respective Revolving Commitment Ratios, pursuant to the terms of this Agreement, and as such amount may be reduced from time to time, pursuant to the terms of this Agreement.

         "Current Asset Loans" shall mean, collectively, amounts advanced from time to time by the Lenders to the Borrower under the Current Asset Commitment, not to exceed the amount of the Current Asset Commitment, excluding any amounts advanced as Swing Loans or Agent Advances.

         "Current Asset Notes" shall mean those certain promissory notes issued by the Borrower to each of the Lenders that requests a promissory note, in accordance with each such Lender's Current Asset Commitment, in substantially in the form of Exhibit I.

         "Current Assets" shall mean, collectively, the Inventory and Accounts.

         "Customer Dispute" shall mean all instances in which (i) a customer of the Borrower has rejected or returned the goods and such return or rejection has not been accepted by the Borrower as a valid return or rejection, or (ii) a customer of the Borrower has otherwise affirmatively asserted grounds for nonpayment of an Account, including, without limitation, any repossession of goods by the Borrower, or any claim by an Account Debtor of total or partial failure of delivery, set-off, counterclaim, or breach of warranty.

         "Date of Issue" shall mean the date on which an Issuing Bank issues a Letter of Credit pursuant to Section 2.15; provided, however, that the Date of Issue with respect to the Existing Letters of Credit shall be deemed to be the Agreement Date.

         "Default" shall mean any Event of Default or any event specified in
Section 9.1 which with the giving of notice or lapse of time (or both) would, unless cured or waived, become an Event of Default.

         "Default Rate" shall mean a simple per annum interest rate equal to, with respect to all outstanding Obligations, the sum of (a) the highest applicable Interest Rate Basis, plus (b) the highest Interest Rate Margin, plus (c) two percent (2.00%). As to any Eurodollar Advance outstanding on the date that the Default Rate becomes applicable, the Default Rate shall be based on the then applicable Eurodollar Basis until the end of the current Eurodollar Advance Period and thereafter the Default Rate shall be based on the Base Rate as in effect from time to time. As to any Base Rate Advance outstanding on the date that the Default Rate becomes applicable, the Default Rate shall be based on the Base Rate as in effect from time to time.

         "Dividends" shall mean, any direct or indirect distribution, dividend, or payment to any Person on account of any Equity Interests of the Borrower or any of the Borrower's Subsidiaries (other than in connection with an employee equity compensation plan or similar plan with respect to members of the board of directors of the Borrower who are not employees of the Borrower).

         "Dollars" or "$" shall mean the lawful currency of the United States of America.

         "Domestic Subsidiary" means any Subsidiary of the Borrower that is organized and existing under the laws of the United States or any state or commonwealth thereof or under the laws of the District of Columbia.

         "EBIT" shall mean, with respect to any period, for the Borrower and its Consolidated Subsidiaries, on a consolidated basis, net income (or loss) minus extraordinary gains (plus non-cash extraordinary losses and impairment charges relating to goodwill required under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 142), plus, to the extent deducted from such net earnings, interest expense and income taxes.

         "EBITDA" shall mean, with respect to any period, for the Borrower and its Consolidated Subsidiaries, on a consolidated basis, EBIT, plus, to the extent deducted from net earnings, depreciation and amortization and other non-cash charges for such period.

         "Eligible Accounts" shall mean, at any particular date, all Accounts of the Borrower which the Administrative Agent, in the exercise of its Permitted Discretion, or the Required Lenders determine to be Eligible Accounts; provided, however, without limiting the right of the Administrative Agent or the Required Lenders, as applicable, to establish other criteria of ineligibility, Eligible Accounts shall not, unless the Administrative Agent or the Required Lenders otherwise elect, include any of the following Accounts:

         (a) Accounts with respect to which more than sixty (60) days have elapsed since the due date of the original invoice therefor or more than ninety
(90) days have elapsed since the date of the original invoice therefor; provided, however, that "Eligible Accounts" may include up to $11,000,000 in aggregate invoice amount of Accounts with respect to which not more than one hundred twenty (120) days have elapsed since the date of the original invoice and which are not more than forty-five (45) days past due;

         (b) Accounts with respect to which any of the representations, warranties, covenants, and agreements contained in Section 5.2 are not or have ceased to be complete and correct or have been breached;

         (c) Accounts with respect to which Account (or any other Account due from the same Account Debtor), in whole or in part, a check, promissory note, draft, trade acceptance or other instrument for the payment of money has been received, presented for payment and returned uncollected for any reason, to the extent the applicable Account Debtor has previously had any such items being uncollectible;

         (d) Accounts as to which the Borrower has not performed, as of the applicable date of calculation, all of its obligations then required to have been performed, including, without limitation, the delivery of merchandise or rendition of services applicable to such Accounts;

         (e) Accounts as to which any one or more of the following events has occurred with respect to the Account Debtor on such Accounts: death or judicial declaration of incompetency of such Account Debtor who is an individual; the filing by or against such Account Debtor of a request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as a bankrupt, winding-up, or other relief under the bankruptcy, insolvency, or similar laws of the United States, any state or territory thereof, or any foreign jurisdiction, now or hereafter in effect; the making of any general assignment by such Account Debtor for the benefit of creditors; the appointment of a receiver or trustee for such Account Debtor or for any of the assets of such Account Debtor, including, without limitation, the appointment of or taking possession by a "custodian," as defined in the Bankruptcy Code; the institution by or against such Account Debtor of any other type of insolvency proceeding (under the bankruptcy laws of the United States or otherwise) or of any formal or informal proceeding for the dissolution or liquidation of, settlement of claims against, or winding up of affairs of, such Account Debtor; the sale, assignment, or transfer of all or substantially all of the assets of such Account Debtor unless the obligations of such Account Debtor in respect of the Accounts are assumed by and assigned to such purchaser or transferee; the nonpayment generally by such Account Debtor of its debts as they become due; or the cessation of the business of such Account Debtor as a going concern;

         (f) (i) those Accounts of an Account Debtor for whom fifty percent (50%) or more of the aggregate Dollar amount of such Account Debtor's outstanding Accounts are classified as ineligible under the criteria (other than this clause (f)) set forth herein; or (ii) those Accounts with respect to which the aggregate Dollar amount of all Accounts owed by the Account Debtor thereon exceeds fifteen percent (15%) of the aggregate amount of all Accounts at such time to the extent of such excess;

         (g) Accounts owed by an Account Debtor which: (i) does not maintain its chief executive office in the United States or Canada; or (ii) is not organized under the laws of the United States or Canada or any state or province thereof; or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof; except to the extent that such Accounts are secured or payable by a letter of credit or acceptance, or insured under foreign credit insurance in each case, on terms and conditions satisfactory to the Administrative Agent in its sole discretion;

         (h) Accounts owed by an Account Debtor which is an Affiliate or employee of the Borrower;

         (i) Accounts which are owed by an Account Debtor to which the Borrower is indebted in any way, or which are subject to any right of setoff by the Account Debtor, unless the Account Debtor has entered into an agreement acceptable to the Administrative Agent to waive setoff rights, to the extent of such indebtedness or the amount subject to such right of setoff;

         (j) Accounts which are subject to any Customer Dispute, but only to the extent of the amount in dispute;

         (k) Accounts which are owed by the government of the United States of America, or any department, agency, public corporation, or other instrumentality thereof, unless all required procedures for the effective collateral assignment of the Accounts under the Federal Assignment of Claims Act of 1940 and any other steps necessary to perfect the Administrative Agent's security interest, for the benefit of the Lender Group, in such Accounts have been complied with to the Administrative Agent's satisfaction with respect to such Accounts;

         (l) Accounts which are owed by any state, municipality, or other political subdivision of the United States of America or Canada, or any department, agency, public corporation, or other instrumentality thereof and as to which the Administrative Agent determines in its reasonable discretion that its security interest therein is not or cannot be perfected;

         (m) Accounts which represent sales on a bill-and-hold, guaranteed sale, sale and return, sale on approval, consignment, or other repurchase or return basis (other than returns made in the ordinary course of the Borrower's business consistent with past practices);

         (n) Accounts which are evidenced by a promissory note or similar instrument or by chattel paper;

         (o) Accounts with respect to which the Account Debtor is located in any state requiring the filing of a Notice of Business Activities Report or similar report in order to permit the Borrower to seek judicial enforcement in such State of payment of such Account, unless if, at the time the Accounts were created and at all times thereafter, (i) the Borrower has filed and has maintained effective a current Notice of Business Activities Report with the appropriate office or agency of such state or (ii) the Borrower was and has continued to be exempt from the filing of such Report and has provided the Administrative Agent with satisfactory evidence thereof;

         (p) Accounts as to which the applicable Account Debtor has not been sent an invoice or the functional equivalent thereof;

         (q) Accounts that are not a bona fide, valid and, to the best of the Borrower's knowledge, enforceable obligation of the Account Debtor thereunder;

         (r) Accounts which are owed by an Account Debtor with whom the Borrower has any agreement for short pays or deductions from the Accounts, except for discounts which are made in the ordinary course of business for prompt payment or pursuant to the Borrower's "ship and debit" or "volume incentive discount" programs, and which discounts are reflected in the calculation of the face value of each invoice related to such Accounts, or in the case of the Borrower's "ship and debit" and "volume incentive discount" programs, are subject to reserves acceptable to the Administrative Agent in its Permitted Discretion; or Accounts with respect to which a debit or chargeback has been issued or generated, except for debits arising in connection with the Borrower's "ship and debit" or "volume incentive discount" programs;

         (s) Accounts which are not subject to a valid and continuing first priority Lien in favor of the Administrative Agent, for the benefit of the Lender Group, pursuant to the Security Documents as to which all action necessary or desirable to perfect such security interest shall have been taken, and to which the Borrower has good and marketable title, free and clear of any Liens (other than Liens in favor of the Administrative Agent, for the benefit of the Lender Group); or

         (t) Accounts as to which a security agreement, financing statement, equivalent security or Lien instrument or continuation statement is on file or of record in any public office, except as may have been filed in favor of the Administrative Agent, for the benefit of the Lender Group, pursuant to the Security Documents.

         "Eligible Assignee" shall mean (a) a Lender; (b) an Affiliate of a Lender; and (c) any other Person constituting a commercial bank or financial institution organized under the laws of the United States or any state thereof and having total assets in excess of $5,000,000,000, or an Affiliate of any such bank, or any other financial institution not meeting the foregoing requirements but otherwise acceptable to the Administrative Agent, that is, in any such case, approved by the Administrative Agent and, unless a

Default or Event of Default has occurred and is continuing, the Borrower, such approvals not to be unreasonably withheld or delayed.

         "Eligible Equipment" shall mean, at any particular date, all Equipment of the Borrower Parties (including, without limitation, the Airplane) which the Administrative Agent, in the exercise of its Permitted Discretion, or the Required Lenders determine to be Eligible Equipment; provided, however, without limiting the right of the Administrative Agent or the Required Lenders, as applicable, to establish other criteria of ineligibility, Eligible Equipment shall not, unless the Administrative Agent or the Required Lenders otherwise elect, include any of the following Equipment:

         (a) Equipment that is not owned solely by a Borrower Party or as to which a Borrower Party shall not have good, valid and marketable title;

         (b) Equipment that does not conform to all of the warranties and representations regarding the same which are set forth in this Agreement or any of the other Loan Documents;

         (c)      Equipment that is not identified, as of the Agreement Date, on
Schedule 1, Acceptable Additional Equipment or Acceptable Replacement Equipment;

         (d) Equipment that is not located in the continental United States or Puerto Rico either (i) on Real Property owned by a Borrower Party, or (ii) on leased premises in regard to which (x) the landlord thereof, and any bailee, warehouseman or similar party that will be in possession of such Equipment, shall have executed and delivered to the Administrative Agent a Collateral Access Agreement, or (y) the Administrative Agent shall have established a rent reserve in an amount satisfactory to the Administrative Agent in its Permitted Discretion;

         (e) Equipment that is subject to any claim of reclamation, or Lien, adverse claim, interest or right of any other Person;

         (f) Equipment that is not personal property in which the applicable Borrower Party has granted a valid and continuing first Lien in favor of the Administrative Agent, for the benefit of the Lender Group, pursuant to the Security Documents, and as to which all action necessary to perfect such security interest shall have been taken;

         (g) Equipment that is covered, in whole or in part, by any security agreement, financing statement, equivalent security or Lien instrument or continuation statement which is on file or of record in any public office, except such as may have been filed in favor of the Administrative Agent, for the benefit of the Lender Group, pursuant to the Security Documents; or

         (h) Equipment that is obsolete or not being used in the business of a Borrower Party for its intended purpose.

         "Eligible Finished Goods Inventory" shall mean, as of any particular date, all Inventory of the Borrower Parties consisting of first quality finished goods held for sale in the ordinary course of the Borrower Parties' business which the Administrative Agent, in the exercise of its Permitted Discretion, or the Required Lenders determine to be Eligible Finished Goods Inventory; provided, however, without limiting the right of the Administrative Agent or the Required Lenders, as applicable, to establish other criteria of ineligibility, Eligible Finished Goods Inventory shall not, unless the Administrative Agent or the Required Lenders otherwise elect, include any of the following Inventory:

         (a)      Inventory that is not owned solely by a Borrower Party;

         (b) Inventory that does not conform to all of the warranties and representations regarding the same which are set forth in this Agreement or any of the other Loan Documents;

         (c) Inventory that is not located in the continental United States or Puerto Rico either (i) on Real Property owned by a Borrower Party, or (ii) on leased premises in regard to which (x) the landlord thereof, and any bailee, warehouseman or similar party that will be in possession of such Equipment, shall have executed and delivered to the Administrative Agent a Collateral Access Agreement, or (y) the Administrative Agent shall have established a rent reserve in an amount satisfactory to the Administrative Agent in its Permitted Discretion

         (d) Inventory that is subject to any claim of reclamation, or Lien, adverse claim, interest or right of any other Person;

         (e) Inventory that consists of Inventory in-transit, except for Inventory in transit between locations meeting the requirements of clause (c) of this definition;

         (f)      Inventory that has been consigned to or by any Person;

         (g) Inventory that is not in good condition and does not meet all standards imposed by any Person having regulatory authority over such goods, its use and/or sale, or is not currently saleable in the normal course of the Borrower Parties' business;

         (h)      Inventory that consists of work-in-process or raw materials;

         (i) Inventory scheduled for return to vendors, Inventory which is obsolete or slow-moving (for purposes of this subsection, what constitutes "obsolete or slow-moving" Inventory shall be determined by the Administrative Agent in its Permitted Discretion), display items, packaging materials, labels or name plates or similar supplies;

         (j) Inventory that is not personal property in which the applicable Borrower Party has granted a valid and continuing first Lien in favor of the Administrative Agent, for the benefit of the Lender Group, pursuant to the Security Documents, and as to which all action necessary to perfect such security interest shall have been taken; and

         (k) Inventory that is covered, in whole or in part, by any security agreement, financing statement, equivalent security or Lien instrument or continuation statement which is on file or of record in any public office, except such as may have been filed in favor of the Administrative Agent, for the benefit of the Lender Group, pursuant to the Security Documents.

         "Eligible Inventory" shall mean, collectively, as of any date of determination the Eligible Finished Goods Inventory and the Eligible Raw Materials Inventory.

         "Eligible Raw Materials Inventory" shall mean, as of any particular date, those items of Inventory that do not qualify as Eligible Finished Goods Inventory solely because they consist of goods that constitute raw materials.

         "Environmental Authority" shall mean any foreign, federal, state, local or regional government that exercises any form of jurisdiction or authority under any Environmental Requirement.

         "Environmental Authorizations" shall mean all licenses, permits, orders, approvals, notices, registrations or other legal prerequisites for conducting the business of any Borrower Party Guarantor required by any Environmental Requirement.

         "Environmental Indemnity Agreement" shall mean an Environmental Indemnity Agreement from the Borrower Parties in favor of the Administrative Agent, for the benefit of the Lender Group, in form and substance reasonably satisfactory to the Administrative Agent, delivered in connection with the satisfaction of the requirements set forth in Section 6.21.

         "Environmental Judgments and Orders" shall mean all judgments, decrees or orders arising from or in any way associated with any Environmental Requirements, whether or not entered upon consent, or written agreements with an Environmental Authority or other entity arising from or in any way associated with any Environmental Requirement, whether or not incorporated in a judgment, decree or order.

         "Environmental Liabilities" shall mean any liabilities, whether accrued, contingent or otherwise, arising from and in any way associated with any Environmental Requirements.

         "Environmental Notice" shall mean notice from any Environmental Authority or by any other Person, of possible or alleged noncompliance with or liability under any Environmental Requirement, including without limitation any complaints, citations, demands or requests from any Environmental Authority or from any other person or entity for correction of any violation of any Environmental Requirement or any investigations concerning any violation of any Environmental Requirement.

         "Environmental Proceedings" shall mean any judicial or administrative proceedings arising from or in any way associated with any Environmental Requirement.

         "Environmental Releases" shall mean releases as defined in CERCLA or under any applicable state or local environmental law or regulation.

         "Environmental Requirements" means any legal requirement relating to health, safety or the environment and applicable to the Borrower or any of its Subsidiaries or the Aggregate Real Properties, including, but not limited to, any such requirement under CERCLA or similar state legislation and all federal, state and local laws, ordinances, regulations, orders, writs, decrees and common law.

         "Equipment" shall mean all machinery, equipment, furniture, furnishings, fixtures and other tangible personal property of any Person (other than consumer goods, farm products or Inventory).

         "Equipment Availability" shall mean, as of any particular date, the result of:

                  (a) The sum of (i) $29,374,500 and (ii) eighty-five percent (85%) of the OLV (net of liquidation expenses) of the Acceptable Additional Equipment (or such amount or percentage, as applicable, which the Administrative Agent will establish in its Permitted Discretion by notice to the Borrower and the Lenders based upon new appraisals conducted by a qualified appraisal company selected by the Administrative Agent from time to time for the purpose of redetermining the OLV (net of liquidation expenses) of the Eligible Equipment as of the date of such new appraisal and, as a result, redetermining the amount or percentage to be applicable until the next such appraisal, not to exceed as of such date eighty-five percent (85%) of the redetermined OLV (net of liquidation expenses)); minus

                  (b) An amount equal to one hundred percent (100%) of the OLV of any Eligible Equipment sold or otherwise disposed of by the Borrower during the term of this Agreement to the extent such Eligible Equipment shall not have been replaced by Acceptable Replacement Equipment, provided that the aggregate OLV of Eligible Equipment permitted to be so replaced shall not exceed $2,000,000; minus

                  (c)      The sum of:

                           (i) The amount of any amortization applicable to the Eligible Equipment (other than Acceptable Additional Equipment) determined on a five (5) year straight-line basis from the Agreement Date to the Anniversary Date immediately preceding the date of determination; plus

                           (ii) The amount of any amortization applicable to the Acceptable Additional Equipment determined on a basis acceptable to the Administrative Agent in its Permitted Discretion (but not for a period in excess of five (5) years) from the date such Acceptable Additional Equipment shall be added to the Fixed Asset Borrowing Base to the Anniversary Date immediately preceding the date of determination.

         "Equity Interests" shall mean, as applied to any Person, any capital stock, membership interests, partnership interests or other equity interests of such Person, regardless of class or designation, and all warrants, options, purchase rights, conversion or exchange rights, voting rights, calls or claims of any character with respect thereto.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA Affiliate" shall mean any "affiliate" of the Borrower within the meaning of Section 414(b), (c) or (m) of the Code.

         "Eurodollar Advance" shall mean an Advance which the Borrower requests to be made as a Eurodollar Advance or which is reborrowed as a Eurodollar Advance, in accordance with the provisions of Section 2.2.

         "Eurodollar Advance Period" shall mean, for each Eurodollar Advance, each one, two, or three month period, as selected by the Borrower pursuant to
Section 2.2, during which the applicable Eurodollar Rate shall remain unchanged. Notwithstanding the foregoing, however: (i) any applicable Eurodollar Advance Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Eurodollar Advance Period shall end on the next preceding Business Day; (ii) any applicable Eurodollar Advance Period which begins on a day for which there is no numerically corresponding day in the calendar month during which such Eurodollar Advance Period is to end shall (subject to clause (i) above) end on the last day of such calendar month; and (iii) no Eurodollar Advance Period shall extend beyond the Maturity Date or such earlier date as would interfere with the repayment obligations of the Borrower under Section 2.6.

         "Eurodollar Basis" shall mean a simple per annum interest rate equal to the quotient of (i) the Eurodollar Rate divided by (ii) one minus the Eurodollar Reserve Percentage, stated as a decimal. The Eurodollar Basis shall remain unchanged during the applicable Eurodollar Advance Period, except for changes to reflect adjustments in the Eurodollar Reserve Percentage.

         "Eurodollar Rate" shall mean, for any Eurodollar Advance Period, the interest rate per annum (rounded upward to the nearest one one-hundredth of one percent (1/100%)) determined by the Administrative Agent as the offered rate for deposits in Dollars for a period comparable to the Eurodollar Advance Period appearing on the Telerate Page 3750 as of 11:00 a.m. London time, on the day that is two (2) London banking days prior to the Eurodollar Advance Period. If at least two (2) such rates appear on Telerate Page 3750, the rate for such Eurodollar Advance Period will be the arithmetic average of such rates, rounded to the fourth decimal place.

         "Eurodollar Reserve Percentage" shall mean the percentage which is in effect from time to time under Regulation D of the Board of Governors of the Federal Reserve System, as such regulation may be amended from time to time, as the maximum reserve requirement applicable with respect to Eurocurrency Liabilities (as that term is defined in Regulation D), whether or not any Lender has any Eurocurrency Liabilities subject to such reserve requirement at that time. The Eurodollar Basis for any Eurodollar Advance shall be adjusted as of the effective date of any change in the Eurodollar Reserve Percentage.

         "European Pledge Agreement" shall mean that certain Pledge Agreement of even date herewith among Augat Europe, Inc., a Delaware corporation, Thomas & Betts Europe, Inc. a Delaware corporation, and the Administrative Agent, for the benefit of the Lender Group, substantially in the form of Exhibit J.

         "Event of Default" shall mean any of the events specified in Section
9.1.

         "Excess Funding Guarantor" shall have the meaning set forth in Section 3.1(m).

         "Excess Payment" shall have the meaning set forth in Section 3.1(m).

         "Excluded Assets" shall mean, collectively, (a) any Equity Interests owned by any Borrower Party in Leviton, (b) any goodwill, trademarks, trade names, service marks, copyrights, patents, patent applications and trade secrets owned by any of the Borrower Parties, (c) any cash and marketable securities not held in a Blocked Account, (d) any prepaid assets, (e) any Investments in Persons not required to be consolidated with the Borrower in accordance with GAAP, (f) to the extent funded, the Borrower's supplemental executive retirement plan, (g) any deferred pension assets, (h) any Hedge Agreements, and (i) any proceeds of any of the foregoing.

         "Existing Hedge Agreements" shall mean each of the Hedge Agreements entered into prior to the Agreement Date, which are described on Schedule 2.

         "Existing Letters of Credit" shall mean the letters of credit set forth on Schedule 3.

         "Federal Funds Rate" shall mean, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, "H.15(519)") on the preceding Business Day opposite the caption "Federal Funds (Effective)"; or, if for any relevant day such rate is not so published on any such preceding Business Day, the rate for such day will be the arithmetic mean as determined by the Administrative Agent of the rates for the last transaction in overnight Federal funds arranged prior to 12:00 noon (Atlanta, Georgia time) on that day by each of three (3) leading brokers of Federal funds transactions in New York, New York selected by the Administrative Agent.

         "Fee Letter" shall mean that certain letter agreement dated as of April 1, 2003, executed by the Administrative Agent and addressed to and accepted by the Borrower.

         "Financial Covenants" shall mean from time to time the financial covenants applicable to the Borrower from time to time as set forth in Section 8.8.

         "Fixed Asset Availability" shall mean, as of any particular time, (a) the lesser of (i) the Fixed Asset Commitment and (ii) the Fixed Asset Borrowing Base, minus (b) Reserves other than Reserves deducted in the calculation of the Fixed Asset Borrowing Base, minus (c) the aggregate principal amount of all Fixed Asset Loans then outstanding, minus (d) the Letter of Credit Obligations then outstanding under the Fixed Asset Commitment.

         "Fixed Asset Borrowing Base" shall mean, at any particular time, the lesser of:

                  (a)      The result of:

                           (i)      Equipment Availability; plus

                           (ii) Upon satisfaction of the requirements set forth in Section 6.21, Real Property Availability; minus

                           (iii) Such reserves with respect to the Fixed Assets as the Administrative Agent may, or at the direction of the Required Lenders will, establish from time to time in the exercise of its Permitted Discretion; or

                  (b)      $52,500,000.

         "Fixed Asset Commitment" shall mean the several obligations of the Lenders to advance the aggregate amount of up to $52,500,000 to the Borrower on or after the Agreement Date, in accordance with their respective Revolving Commitment Ratios, pursuant to the terms of this Agreement, and as such amount may be reduced from time to time, pursuant to the terms of this Agreement.

         "Fixed Asset Loans" shall mean, collectively, amounts advanced from time to time by the Lenders to the Borrower under the Fixed Asset Commitment, not to exceed the amount of the Fixed Asset Commitment, excluding any amounts advanced as Swing Loans or Agent Advances.

         "Fixed Asset Notes" shall mean those certain promissory notes issued by the Borrower to each of the Lenders that requests a promissory note, in accordance with each such Lender's Fixed Asset Commitment, in substantially in the form of Exhibit K.

         "Fixed Asset Obligations" shall mean Obligations outstanding in respect of the Fixed Asset Commitment and the Fixed Asset Loans.

         "Fixed Asset Security Agreement" shall mean that certain Fixed Asset Security Agreement of even date herewith among the Borrower Parties and the Administrative Agent for the benefit of the Lender Group, in substantially the form of Exhibit L.

         "Fixed Assets" shall mean, collectively, the Equipment and the Real Property Collateral.

         "Fixed Charge Coverage Ratio" shall mean, on any calculation date, for the Borrower and its Consolidated Subsidiaries, on a consolidated basis, the ratio of (a) EBITDA to (b) Fixed Charges, in each case as determined for the immediately preceding twelve (12) month period.

         "Fixed Charges" shall mean, for any period, the sum of the following for such period: (a) consolidated interest expense, including non-capitalized interest and the interest component of Capitalized Lease Obligations, plus (b) Consolidated Scheduled Funded Debt Payments, plus (c) consolidated Capital Expenditures, plus (d) consolidated cash taxes, plus (e) consolidated cash Dividends paid during such period.

         "Foreign Subsidiary" shall mean any Subsidiary of the Borrower that does not constitute a Domestic Subsidiary.

         "Funded Debt" shall mean all outstanding obligations, liabilities and indebtedness of the types described in subsections (a) through (h) of the definition of Indebtedness set forth herein, including, but not limited to, all obligations under the Loan Documents, the Indentures, any Refinancing Notes, any Permitted Foreign Credit Facility and the Canadian Credit Agreement; provided, however, that for purposes of determining Funded Debt, indebtedness of the type described in subsection (f) of the definition of

Indebtedness shall only be included to the extent such payment obligations have been realized; provided further, however, that notwithstanding anything in GAAP to the contrary, the amount of all obligations shall be the full amount of such obligations owing at the time of determination.

         "GAAP" shall mean generally accepted accounting principles and practices set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the United States accounting profession).

         "Governmental Authority" shall mean any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government.

         "Guarantors" shall mean, collectively, (a) Thomas & Betts International, Inc., a Delaware corporation, (b) Augat Europe, Inc., a Delaware corporation, (c) Thomas & Betts Europe, Inc., a Delaware corporation, (d) Thomas & Betts Caribe Inc., a Delaware Corporation, and (e) all other present and future, direct and indirect Domestic Subsidiaries of the Borrower (other than any Non-Material Subsidiary) which have delivered a Guaranty Supplement; and "Guarantor" shall mean any one of the foregoing Guarantors.

         "Guaranty" or "guaranteed," as applied to an obligation (each a "primary obligation"), shall mean and include (a) any guaranty, direct or indirect, in any manner, of any part or all of such primary obligation, and (b) any agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of any part or all of such primary obligation, including, without limiting the foregoing, any reimbursement obligations as to amounts drawn down by beneficiaries of outstanding letters of credit, and any obligation of any Person, whether or not contingent, (i) to purchase any such primary obligation or any property or asset constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of such primary obligation or (2) to maintain working capital, equity capital or the net worth, cash flow, solvency or other balance sheet or income statement condition of any other Person, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner or holder of any primary obligation of the ability of the primary obligor with respect to such primary obligation to make payment thereof or (iv) otherwise to assure or hold harmless the owner or holder of such primary obligation against loss in respect thereof. All references in this Agreement to "this Guaranty" shall be to the Guaranty provided for pursuant to the terms of
Article 3.

         "Guaranty Supplement" shall mean a joinder and supplement to this Agreement delivered pursuant to Section 6.20, in substantially the form of Exhibit M.

         "Hazardous Materials" shall mean, collectively, (a) solid or hazardous waste, as defined in the Resource Conservation and Recovery Act of 1980, 42 U.S.C. Section 6901 et seq. and its implementing regulations and amendments, or in any applicable state or local law or regulation, (b) "hazardous substance", "pollutant", or "contaminant" as defined in CERCLA, or in any applicable state or local law or regulation, (c) gasoline, or any other petroleum product or by-product, including, crude oil or any fraction thereof, (d) toxic substances, as defined in the Toxic Substances Control Act of 1976, or in any applicable state or local law or regulation, and (e) insecticides, fungicides, or rodenticides, as defined in the Federal Insecticide, Fungicide, and Rodenticide Act of 1975, or in any applicable state or local law or regulation, as each such Act, statute or regulation may be amended from time to time.

         "Hedge Agreement" shall mean any and all transactions, agreements or documents now existing or hereafter entered into between or among any Borrower Party, on the one hand, and the Administrative Agent (or an Affiliate of the Administrative Agent) or one or more of the Lenders, on the other hand, which provides for an interest rate, credit, equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging such Borrower Party's exposure to fluctuations in interest or exchange rates, loan, credit exchange, or security or currency valuations.

         "Indebtedness" shall mean, with respect to any Person, (a) any obligation for borrowed money; (b) any obligation evidenced by bonds, debentures, notes or other similar instruments; (c) any obligation to pay the deferred purchase price of property or for services (other than in the ordinary course of business); (d) any Capitalized Lease Obligation; (e) any obligation or liability of others secured by a Lien on property owned by such Person, whether or not such obligation or liability is assumed; (f) any net payment obligations with respect to interest rate and currency hedging agreements, including, without limitation, under any Hedge Agreements; (g) any reimbursement obligations (contingent or otherwise) with respect to letter of credit, bankers acceptances and similar instruments issued for the account of such Person; (h) any Guaranty (except items of shareholders' equity or Equity Interests or surplus or general contingency or deferred tax reserves); (i) any financial obligation under purchase money mortgages; (j) any obligations under conditional sales contracts and similar title retention instruments with respect to property acquired; and (k) any financial obligation of such Person as issuer of Equity Interests redeemable in whole or in part at the option of a Person other than such issuer, at a fixed and determinable date or upon the occurrence of an event not solely within the control of such issuer.

         "Indentures" shall mean, collectively, the 1992 Indenture and the 1998 Indenture; and "Indenture" shall mean any one of the foregoing Indentures.

         "Interest Coverage Ratio" shall mean, on any calculation date, for the Borrower and its Consolidated Subsidiaries, on a consolidated basis, the ratio of (a) EBIT to (b) consolidated interest expense, including non-capitalized interest and the interest component of Capitalized Lease Obligations, in each case as determined for the immediately preceding twelve (12) month period.

         "Interest Rate Basis" shall mean the Base Rate or the Eurodollar Basis, as appropriate.

         "Interest Rate Margin" shall mean (a) two and one-quarter percent (2.25%) per annum with respect to Eurodollar Advances, and (b) three-quarters of one percent (0.75%) per annum with respect to Base Rate Advances.

         "Inventory" shall mean all goods, merchandise and other personal property owned and held for sale, and all raw materials, work or goods in process, materials and supplies of every nature which contribute to the finished products of any Person in the ordinary course of its business.

         "Investment" shall mean, with respect to any Person, any loan, advance or extension of credit by such Person to, or any Guaranty with respect to the Equity Interests, Funded Debt or other obligations of, or any contributions to the capital of, any other Person, or any ownership, purchase or other acquisition by such Person of any Equity Interests of any other Person, other than any Acquisition.

         "Issuing Banks" shall mean Wachovia Bank, National Association, and any other Person who hereafter may be designated as an Issuing Bank pursuant to an Assignment and Acceptance or otherwise; and "Issuing Bank" shall mean any one of the foregoing.

         "Lender Group" shall mean, collectively, the Administrative Agent, the Issuing Banks and the Lenders.

         "Lenders" shall mean those lenders whose names are set forth on the signature pages to this Agreement under the heading "Lenders" and any assignees of the Lenders who hereafter become parties hereto pursuant to and in accordance with Section 11.5; and "Lender" shall mean any one of the foregoing Lenders.

         "Letter of Credit Commitment" shall mean, with respect to any Issuing Bank, the obligation of such Issuing Bank to issue Letters of Credit for the account of the Borrower from time to time in an aggregate face amount not to exceed the amount set forth on Schedule 4 or any applicable Assignment and Acceptance.

         "Letter of Credit Obligations" shall mean, at any time, the sum of (a) an amount equal to one hundred percent (100%) of the aggregate undrawn and unexpired amount (including the amount to which any such Letter of Credit can be reinstated pursuant to the terms of this Agreement) of the then outstanding Letters of Credit, plus (b) an amount equal to one hundred percent (100%) of the aggregate drawn, but unreimbursed drawings of any Letters of Credit.

         "Letter of Credit Reserve Account" shall mean any account maintained by the Administrative Agent, for the benefit of any Issuing Bank, the proceeds of which shall be applied as provided in Section 9.2(d).

         "Letters of Credit" shall mean either Standby Letters of Credit or Commercial Letters of Credit issued by Issuing Banks on behalf of the Borrower from time to time in accordance with Section 2.15, and shall include the Existing Letters of Credit; provided, however, that Letters of Credit shall not include any of the Non-Participated Letters of Credit.

         "Leviton" shall mean Leviton Manufacturing Co., Inc., a Delaware corporation.

         "Lien" shall mean, with respect to any property, any mortgage, lien, pledge, assignment, charge, security interest, title retention agreement, levy, execution, seizure, attachment, garnishment, or other encumbrance of any kind in respect of such property, whether or not choate, vested, or perfected.

         "Liquidity" shall mean, as of any date, the sum of (a) Total Availability, plus (b) the aggregate amount of unrestricted cash in Dollars and Cash Equivalents (excluding any Availability Cash Collateral and any Net Cash Proceeds of the Senior Notes (2013) and the Refinancing Notes, if any, whether or not held in the Refinancing Notes Escrow Agreement) held by the Borrower Parties on such date.

         "Liquidity Availability Block" shall mean at any time after the Senior Notes (2004) and the Senior Notes (2006) shall have been retired, refinanced or defeased in full and Liquidity shall be less than $100,000,000, an amount equal to $35,000,000; and (b) at all other times, zero.

         "Loan Account" shall mean an account with respect to the Loans and interest thereon.

         "Loan Documents" shall mean this Agreement, any Revolving Loan Notes, the Security Documents, the Blocked Account Agreements, the Fee Letter, the Environmental Indemnity Agreement, if any, any Subordination Agreement, the Refinancing Notes Escrow Agreement, if any, all reimbursement agreements relating to Letters of Credit issued hereunder, all legal opinions or reliance letters issued by counsel to the Borrower in connection herewith, all Requests for Advance, all Requests for Issuance of Letters of Credit, all Borrowing Base Certificates, and all Compliance Certificates; provided, however, that notwithstanding the foregoing, none of the Bank Product Documents, Hedge Agreements or Non-Participated Letters of Credit (or reimbursement agreements relating thereto) shall be deemed to constitute Loan Documents.

         "Loans" shall mean, collectively, the Revolving Loans, the Swing Loans and the Agent Advances.

         "Majority Lenders" shall mean (a) as of any date of calculation prior to the termination of the Revolving Loan Commitments, Lenders the sum of whose Revolving Commitment Ratios of the Revolving Loan Commitments on such date of calculation equals or exceeds fifty-one percent (51%) of the sum of the Revolving Loan Commitments outstanding on such date of calculation, or (b) as of any date of calculation after termination of the Revolving Loan Commitments, Lenders the total of whose Revolving Loans outstanding plus participation interests in Letter of Credit Obligations, Swing Loans and Agent Advances outstanding, as applicable, on such date of calculation equals or exceeds fifty-one percent (51%) of the total principal amount of the Revolving Loans, Swing Loans and Agent Advances outstanding plus Letters of Credit Obligations as of such date of calculation.

         "Material Contracts" shall mean, collectively, (a) the Material Financing Agreements, and (b) all other contracts, leases, instruments, guaranties, licenses or other arrangements (other than any of the Loan Documents), to which any of the Borrower Parties is or becomes a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could have a Materially Adverse Effect. In no event, however, shall the term Material Contract include any employee benefit plan, within the meaning of
Section 3(3) of ERISA, maintained for employees of the Borrower or any of its ERISA Affiliates.

         "Material Financing Agreements" shall mean, individually and collectively, the Canadian Credit Agreement, the Indentures, the Refinancing Notes Documents and any other material agreement the primary purpose of which is to provide financing for any of the Borrower Parties.

         "Materially Adverse Effect" shall mean any materially adverse effect
(a) upon the business, assets, liabilities, condition (financial or otherwise), prospects, or results of operations of the Borrower and its Consolidated Subsidiaries, taken as a whole, or (b) upon the ability of the Borrower Parties taken as a whole to perform under this Agreement or any other Loan Document to which it is a party, or (c) upon the rights, benefits or interests of the Lender Group, or any of them, in or to this Agreement, any other Loan Document or the Collateral.

         "Maturity Date" shall mean May 31, 2006, or such earlier date as payment of the Loans shall be due (whether by acceleration or otherwise).

         "Maximum Revolver Amount" shall mean $175,000,000.

         "Moody's" shall mean Moody's Investor Service, Inc.

         "Mortgage" shall mean any mortgage, deed of trust or deed to secure debt entered into between the Borrower and the Administrative Agent, for the benefit of the Lender Group, with respect to the Real Property Collateral pursuant to the requirements set forth in Section 6.21.

         "Multiemployer Plan" shall have the meaning set forth in Section 4001(a)(3) of ERISA.

         "Necessary Authorizations" shall mean all material authorizations, consents, permits, approvals, licenses, and exemptions from, and all material filings and registrations with, and all material reports to, any Governmental Authority whether federal, state, local, and all agencies thereof, which are required for the conduct of the businesses and the ownership (or lease) of the properties and assets of the Borrower Parties.

         "Negative Pledge Agreement" shall mean that certain Negative Pledge Agreement of even date herewith among the Non-Material Subsidiaries, the Foreign Subsidiaries and the Administrative Agent for the benefit of the Lender Group, substantially in the form of Exhibit N.

         "Net Availability Block" shall mean, at any particular time, an amount equal to the greater of (a) the result of (i) any Availability Block then in effect, minus (ii) the amount of any Availability Cash Collateral, minus (iii) the aggregate amount then subject to the Refinancing Notes Escrow Agreement, and
(b) zero (0); provided, however, so long as no Default or Event of Default shall then exist or be caused thereby, the amount of the Net Availability Block shall be deemed to be zero (0) solely for purposes of calculating Total Availability with respect to (x) the making of any Advance the proceeds of which shall be used to repay in full the Senior Notes (2004) or the Senior Notes (2006) at the maturity thereof and (y) the determination of whether the Borrower has sufficient Liquidity to permit payment of the Senior Notes (2004) and the Senior Notes (2006) pursuant to Section 8.4.

         "Net Cash Proceeds" shall mean, with respect to any sale, lease, transfer, casualty loss or other disposition or loss of assets by any Borrower Party or any issuance by any Borrower Party of any Equity Interests or the incurrence by any Borrower Party of any Funded Debt (other than the Obligations), the aggregate amount of cash received for such assets or Equity Interests, or as a result of such Funded Debt, net of reasonable and customary transaction costs properly attributable to such transaction and payable by such Borrower Party in connection with such sale, lease, transfer or other disposition of assets or the issuance of any Equity Interests or the incurrence of any Funded Debt, including without limitation, sales commissions and underwriting discounts, all of which shall be set forth in a reasonably detailed calculation showing all deductions from gross proceeds in order to arrive at Net Cash Proceeds, as well as amounts used or reserved for the purchase of Acceptable Replacement Equipment, if applicable.

         "1992 Indenture" means that certain Indenture dated as of January 15, 1992, between the Borrower and Morgan Guaranty Trust Company of New York, as trustee, as amended by that First Supplemental Indenture dated as of July 28, 1992, between the Borrower and Morgan Guaranty Trust Company of New York, as trustee, as further amended by that certain Second Supplemental Indenture dated as of February 10, 1998, between the Borrower and The Chase Manhattan Bank, as trustee, as further amended by that certain Third Supplemental Indenture dated as of May 7, 1998, between the Borrower and The Chase Manhattan Bank, as trustee.

         "1998 Indenture" means that certain Trust Indenture dated as of August 1, 1998, between the Borrower and The Bank of New York, as trustee, as amended by that Supplemental Indenture No. 1 dated as of February 5, 1999, between the Borrower and The Bank of New York, as trustee, as further amended by that certain Supplemental Indenture No. 2 dated as of May 27, 2003, between the Borrower and The Bank of New York, as trustee.

         "Non-Material Subsidiaries" shall mean, collectively, (a) the Special Purpose Subsidiary, (b) TB Acquisition Corp., a Delaware corporation, (c) Thomas & Betts Mexico, L.L.C., a Delaware limited liability company, and (d) Dutch L.P., Inc., a Delaware corporation; and "Non-Material Subsidiary" shall mean any one of the foregoing Non-Material Subsidiaries.

         "Non-Participated Letters of Credit" shall mean either Standby Letters of Credit or Commercial Letters of Credit issued by any financial institution for the account of the Borrower from time to time in the ordinary course of its business, other than Letters of Credit issued by any Issuing Bank, in such capacity and not individually, pursuant to the terms of this Agreement.

         "Notice of Conversion/Continuation" shall mean a notice in substantially the form of Exhibit O.

         "Obligations" shall mean (a) all payment and performance obligations as existing from time to time of the Borrower Parties to the Lender Group under this Agreement and the other Loan Documents (including all Letter of Credit Obligations and including any interest, fees and expenses that, but for the provisions of the Bankruptcy Code, would have accrued), or as a result of making the Loans or issuing the Letters of Credit, (b) the obligation to pay an amount equal to the amount of any and all damages which the Lender Group, or any of them, may suffer by reason of a breach by any Borrower Party of any obligation, covenant, or undertaking with respect to this Agreement or any other Loan Document, (c) any debts, liabilities and obligations as existing from time to time of any Borrower Party to the Administrative Agent (or an Affiliate of the Administrative Agent) arising from or in connection with any Bank Products, and
(d) any debts, liabilities and obligations as existing from time to time of any Borrower Party to the Administrative Agent (or an Affiliate of the Administrative Agent) or any Lender, as applicable, arising from or in connection with any Hedge Agreement.

         "OLV" shall mean as to any particular asset, the value that is estimated to be recoverable in an orderly liquidation thereof, as determined from time to time by a qualified appraiser selected by the Administrative Agent.

         "Overadvance" shall mean the amount, if any, by which the amount of the Aggregate Revolving Credit Obligations exceeds Total Availability or any other applicable limitation set forth in this Agreement (including, without limitation, the limitation on Swing Loans, Agent Advances and Letters of Credit).

         "Participant" shall mean a bank or other entity to which any Lender shall have sold a participation in all or a portion of such Lender's rights and/or obligations under this Agreement pursuant to Section 11.5(d).

         "Payment Date" shall mean the last day of each Eurodollar Advance Period for a Eurodollar Advance.

         "PBGC" shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

         "Permitted Acquisitions" shall mean Acquisitions made by the Borrower Parties, subject to compliance with Section 6.20, of assets located in the continental United States or Puerto Rico and reasonably related to, or reasonably complementary to, the Borrower Parties' business as currently conducted, or of Persons organized under the laws of the United States or any state thereof or the District of Columbia that are engaged in such business, provided that (a) the Borrower shall deliver to the Administrative Agent, at least fifteen (15) days prior to the closing of any proposed Acquisition, a Compliance Certificate setting forth calculations demonstrating, on a pro forma basis, that (i) the Borrower shall be in compliance with the Financial Covenants immediately before and after giving effect to the closing of such Acquisition, and (ii) that Liquidity immediately before and after giving effect to the closing of such Acquisition shall be not less than $100,000,000, and (b) no Default or Event of Default shall then exist or be caused thereby.

         "Permitted Discretion" shall mean a determination made in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

         "Permitted Foreign Credit Facility" shall mean, collectively, any loans or credit facilities entered into by one or more of the Foreign Subsidiaries for purposes of funding their respective working capital needs and having an aggregate principal amount outstanding for all such loans and credit facilities not to exceed $15,000,000 during the term of this Agreement.

         "Permitted Foreign Investments" shall mean, collectively, Investments by the Borrower Parties in the Foreign Subsidiaries (a) so long as no Default or Event of Default then exists or would be caused thereby, constituting Capital Expenditures (or cash payments to fund Capital Expenditures) in an aggregate amount not to exceed during any fiscal year an amount equal to fifty percent (50%) of the lesser of
(i) the amount available for Capital Expenditures pursuant to Section 8.8(e) during such fiscal year and (ii) the aggregate amount of Capital Expenditures actually made by the Borrower Parties during such fiscal year; (b) so long as no Default or Event of Default then exists or would be caused thereby, in the form of capital contributions in a net amount not to exceed in the aggregate (i) $5,000,000 to Thomas & Betts Gyarto Kft., and (ii) $5,000,000 to Thomas & Betts Asia (Singapore) Pte. Ltd.; and (c) in the form of Subsidiary Debt Conversions which may be effectuated through wire transfers of funds to and from affected Subsidiaries if required by applicable local law, in an amount not to exceed the amount of the Indebtedness to be settled by the applicable Borrower Party, so long as (i) the net amount of such transfers at the end of each third (3rd) Business Day shall be zero (0) to the extent that the amount of all such transferred funds shall not exceed in the aggregate $10,000,000 at any time outstanding without the consent of the Administrative Agent, or (ii) in the event the net amount of such transfers shall not be zero (0) at the end of any Business Day, (A) the amount of all such transferred funds shall not exceed in the aggregate $10,000,000 at any time outstanding without the consent of the Administrative Agent, and (B) the period beginning on the date of each such transfer of funds by such Borrower Party and ending on the date that immediately available funds in like amount are received back by such Borrower Party shall not be greater than twenty-one (21) calendar days, provided that, in the case of any Subsidiary Debt Conversions exceeding the $10,000,000 thresholds in the foregoing clause (c), the Borrower shall provide prior written notice to the Administrative Agent, including details of such proposed transfers, and consult with the Administrative Agent with respect thereto.

         "Permitted Liens" shall mean, as applied to any Person:

         (a) Any Lien in favor of the Administrative Agent or any other member of the Lender Group given to secure the Obligations;

         (b) (i) Liens on real estate for real estate taxes not yet delinquent or the non-payment of which is being diligently contested in good faith by appropriate proceedings and (ii) Liens for taxes, assessments, judgments, governmental charges or levies, or claims not yet delinquent or the non-payment of which is being diligently contested in good faith by appropriate proceedings;

         (c) Liens arising by operation of law in favor of carriers, warehousemen, mechanics, laborers, suppliers, workers and materialmen incurred in the ordinary course of business and not in connection with the borrowing of money;

         (d) Liens incurred in the ordinary course of business in connection with worker's compensation and unemployment insurance or other types of social security benefits;

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

         (e) Easements, rights-of-way, restrictions (including zoning or deed restrictions), and other similar encumbrances on the use of Real Property which do not interfere with the ordinary conduct of the business of such Person;

         (f) Purchase Money Liens securing Indebtedness of the Borrower in an aggregate amount not to exceed $20,000,000 at any one time outstanding;

         (g) Deposits to secure the performance of bids, trade contracts, tenders, sales, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

         (h) Liens on assets of the Borrower existing as of the Agreement Date which are set forth on Schedule 5, including, without limitation, Liens securing the VRDB Obligations, provided that any such Liens relating to the Real Property Collateral (unless otherwise permitted under clause (j) below) shall only be permitted so long as the Real Property Availability is not included in the calculation of the Fixed Asset Borrowing Base;

         (i) Liens on cash collateral securing Non-Participated Letters of Credit outstanding as of the Agreement Date in an aggregate amount with respect to each such Non-Participated Letter of Credit equal to one hundred and five (105%) of the face amount thereof;

         (j) If the Real Property Availability has been included in the calculation of the Fixed Asset Borrowing Base, with respect to the Real Property Collateral, Liens that are exceptions to the commitments for title insurance issued in connection with the Mortgage related thereto, which exceptions have been accepted by the Administrative Agent in its sole discretion;

         (k) Liens on the assets of the Foreign Subsidiaries given to secure Indebtedness outstanding under any Permitted Foreign Credit Facility;

         (l) Liens existing on any specific fixed asset of any Person at the time such Person becomes a Subsidiary of the Borrower and not created in contemplation of such event;

         (m) Liens on any specific fixed asset of any Person at the time such Person is merged or consolidated with or into the Borrower or one of its Subsidiaries and not created in contemplation of such event;

         (n) Liens existing on any specific fixed asset prior to the acquisition thereof by the Borrower or any of its Subsidiaries and not created in contemplation of such acquisition;

         (o) Liens incidental to the conduct of the business of the Borrower and its

Subsidiaries or the ownership of their respective assets which (i) do not secure Funded Debt and (ii) do not, in the aggregate, materially detract from the value of their respective assets or materially impair the use thereof in the operation of their respective businesses;

         (p) Liens on any "margin security" or "margin stock" as defined in Regulation T, U, and X of the Board of Governors of the Federal Reserve System; and

         (q)      Liens on cash collateral securing Indebtedness permitted under
Section 8.1(o) in an aggregate amount not to exceed $2,000,000.

         "Person" shall mean an individual, corporation, partnership, trust, joint stock company, limited liability company, unincorporated organization, other legal entity or joint venture or a government or any agency or political subdivision thereof.

         "Plan" shall mean the Thomas & Betts Pension Plan, the Thomas & Betts Corporation Pension Plan for Bargaining Unit Employees, the Thomas & Betts Corporation Employees' Investment Plan, and any other "pension plan" (within the meaning of Section 3(3) of ERISA) that is a tax-qualified plan under Section 401 of the Code which the Borrower or any of its ERISA Affiliates adopts, maintains, or joins.

         "Pledge Agreements" shall mean, collectively, (a) the Canadian Pledge Agreement, and (b) the European Pledge Agreement.

         "Pledged Subsidiaries" shall mean, collectively, (a) Thomas & Betts, Limited (Canada), a company organized under the laws of Canada, and (b) Kaufel Europe BV, a company organized under the laws of The Netherlands.

         "Pro Rata Share" shall have the meaning set forth in Section 3.1(m).

         "Prohibited Transaction" shall have the meaning set forth in Section 4975 of the Code or Section 406 of ERISA; provided, however, that the term "Prohibited Transaction" shall not include (a) a transaction for which a statutory, administrative or regulatory exemption is available, or (b) a transaction which, individually or in the aggregate with other transactions which would be Prohibited Transactions but for this subsection (b), would have a Materially Adverse Effect.

         "Purchase Money Lien" shall mean any Lien granted by the Borrower or any of its Subsidiaries from time to time to vendors or financiers of Equipment to secure the payment of the purchase price thereof so long as such Lien (a) extends only to the specific Equipment so purchased, (b) secures only such deferred payment obligation and related interest, fees and charges and no other Indebtedness, and (c) is promptly released upon the payment in full of such purchase price and related interest, fees and charges.

         "Real Property" means any estates or interests in real property now owned or hereafter acquired by any of the Borrower Parties and the improvements thereto.

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

         "Real Property Availability" shall mean, as of any particular date with respect to the Real Property Collateral, (a) $9,100,000, minus (b) the amount of any amortization applicable to the Real Property Collateral determined on a five
(5) year straight-line basis from the Agreement Date to Anniversary Date immediately preceding the date of determination.

         "Real Property Collateral" shall mean the parcel or parcels of Real Property owned by the Borrower and located at 442 E. Stonewall Road, Byhalia, Mississippi.

         "Refinancing Notes" shall mean debt securities issued by the Borrower after the Agreement Date in an aggregate principal amount not to exceed $150,000,000, solely in connection with the refinancing and replacement of the Senior Notes (2006), upon the Borrower's demonstration to the Administrative Agent of pro forma compliance with this Agreement through the Maturity Date, which securities shall be issued on terms and conditions reasonably acceptable to the Administrative Agent or the Majority Lenders.

         "Refinancing Notes Documents" shall mean, collectively, the Refinancing Notes, any indenture issued with respect to the Refinancing Notes and any other agreements, documents or instruments with respect thereto, in each case, in form and substance reasonably satisfactory to the Administrative Agent or the Majority Lenders.

         "Refinancing Notes Escrow Agreement" shall mean that certain Escrow Agreement entered into after the Agreement Date, among the Borrower, an escrow agent reasonably satisfactory to the Administrative Agent, and the Administrative Agent, in form and substance satisfactory to the Administrative Agent, with respect to Net Cash Proceeds received by the Borrower from the issuance of the Senior Notes (2013) and the Refinancing Notes, if any, pursuant to which the escrow agent shall hold such Net Cash Proceeds in trust for the benefit of the holders of the Senior Notes (2004) and the Senior Notes (2006), as applicable.

         "Register" shall have the meaning set forth in Section 11.5 (c).

         "Reimbursement Obligations" shall mean the payment obligations of the Borrower under Section 2.15(d).

         "Replacement Event" shall have the meaning set forth in Section 11.16.

         "Replacement Lender" shall have the meaning set forth in Section 11.16.

         "Reportable Event" shall have the meaning set forth in Section 4043(c) of ERISA and the regulations thereunder, but shall not include any event with respect to which the notice requirement is waived pursuant to regulations issued under Section 4043 of ERISA.

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

         "Request for Advance" shall mean any certificate signed by an Authorized Signatory of the Borrower requesting an Advance hereunder which will increase the aggregate amount of the Revolving Loans outstanding, which certificate shall be denominated a "Request for Advance," and shall be in substantially the form of Exhibit P, and shall, among other things, specify the date of the Advance, which shall be a Business Day, the amount of the Advance, and the type of Advance.

         "Request for Issuance of Letter of Credit" shall mean any certificate signed by an Authorized Signatory of the Borrower requesting that an Issuing Bank issue a Letter of Credit hereunder, which certificate shall be in substantially the form of Exhibit Q, and shall, among other things, (a) specify that the requested Letter of Credit is either a Commercial Letter of Credit or a Standby Letter of Credit, (b) the stated amount of the Letter of Credit (which shall be in Dollars), (c) the effective date (which shall be a Business Day) for the issuance of such Letter of Credit, (d) the date on which such Letter of Credit is to expire (which shall be a Business Day and which shall be subject to Section 2.15(a)), (e) the Person for whose benefit such Letter of Credit is to be issued, (f) other relevant terms of such Letter of Credit, and (g) the Available Letter of Credit Amount as of the scheduled date of issuance of such Letter of Credit.

         "Required Lenders" shall mean (a) as of any date of calculation prior to the termination of the Revolving Loan Commitments, Lenders the sum of whose Revolving Commitment Ratios of the Revolving Loan Commitments on such date of calculation equals or exceeds sixty-six and two-thirds percent (66-2/3%) of the sum of the Revolving Loan Commitments outstanding on such date of calculation, or (b) as of any date of calculation after termination of the Revolving Loan Commitments, Lenders the total of whose Revolving Loans outstanding plus participation interests in Letter of Credit Obligations, Swing Loans and Agent Advances outstanding, as applicable, on such date of calculation equals or exceeds sixty-six and two-thirds percent (66-2/3%) of the total principal amount of the Revolving Loans, Swing Loans and Agent Advances outstanding plus Letters of Credit Obligations as of such date of calculation.

         "Reserves" shall mean, collectively, (a) reserves equal to the sum of
(i) an amount equal to the amount of any unstayed judgments or judgments not entered on the general execution docket of the applicable jurisdiction (other than any judgments fully covered (except for customary deductibles or copayments not to exceed $5,000,000 in the aggregate) by insurance as to which the insurance company has acknowledged coverage) which together with the amounts referred to in the immediately succeeding item (ii) are in excess of $1,000,000 in the aggregate (including post-judgment interest thereon and any applicable deductibles or co-payments) and (ii) any unpaid amounts due under any settlement agreements with respect to any litigation, arbitration, or administrative proceeding involving any Borrower Party (other than any amounts fully covered (except for customary deductibles or copayments not to exceed $5,000,000 in the aggregate) by insurance as to which the insurance company has acknowledged coverage) which together with the amounts referred to in the immediately preceding item (i) are in excess of $1,000,000 in the aggregate (and any applicable deductibles or co-payments),
(b) reserves against the Real Property Availability in the amount of $75,000 to the extent the Borrower shall not have provided a Phase II environmental report with respect to the Real Property Collateral to the Administrative Agent, (c) reserves established by the Administrative Agent with respect to the Borrower's "ship and debit" and "volume incentive discount" programs, (d) at any time that Liquidity shall be less than $100,000,000, the Swaps Risk Reserve, and (e) such other reserves as the Administrative Agent may, or at the direction of the Required Lenders will, establish from time to time in the exercise of its Permitted Discretion.

         "Restricted Payment" shall mean (a) Dividends, (b) any payment of management, consulting or similar fees payable by any Borrower Party to an Affiliate, (c) any payment prior to the scheduled maturity of any Funded Debt of any Borrower Party (other than the Obligations, any Subordinated Debt or in respect of any Senior Notes or any Refinancing Notes), or (d) any payment of principal or interest on any Subordinated Debt.

         "Restricted Purchase" shall mean any cash payment on account of the purchase, redemption, or other acquisition or retirement of any shares of Equity Interests of any Borrower Party.

         "Revolving Commitment Ratio" shall mean, with respect to any Lender, the ratio, expressed as a percentage, of (a) the Revolving Loan Commitments of such Lender, divided by (b) the aggregate Revolving Loan Commitments of all Lenders, which, as of the Agreement Date, are set forth (together with Dollar amounts thereof) on Schedule 4; and "Revolving Commitment Ratios" shall mean, collectively, the Revolving Commitment Ratio of each Lender.

         "Revolving Loan Commitments" shall mean, collectively, the Fixed Asset Commitment and the Current Asset Commitment.

         "Revolving Loan Notes" shall mean, collectively, the Fixed Asset Notes and the Current Asset Notes.

         "Revolving Loans" shall mean, collectively, the Fixed Asset Loans and the Current Asset Loans.

         "Securities Act" shall mean the Securities Act of 1933, as amended, or any similar Federal law then in force.

         "Securitization Facility" shall mean the facility through which the Special Purpose Subsidiary sells accounts receivable pursuant to the terms and conditions of the Receivables Purchase Agreement, the Receivables Contribution Agreement, the Receivables Transfer Agreement, the Liquidity Agreement and all other notices, reports, instruments, documents and agreements executed and delivered by the parties to the Securitization Facility in connection therewith.

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

         "Security Agreement" shall mean that certain Security Agreement of even date herewith among the Borrower Parties and the Administrative Agent for the benefit of the Lender Group, in substantially the form of Exhibit R.

         "Security Documents" shall mean, collectively, the Pledge Agreements, the Security Agreement, the Fixed Asset Security Agreement, the Airplane Security Agreement, the Negative Pledge Agreement, any Mortgage, the Environmental Indemnity Agreement, if any, any Subordination Agreement, any security agreement relating to the Cash Collateral Account, all UCC-1 financing statements and any other document, instrument or agreement granting Collateral for all or any portion of the Obligations.

         "Senior Notes" shall mean, collectively, the Senior Notes (2004), the Senior Notes (2006), the Senior Notes (2008), the Senior Notes (2009) and the Senior Notes (2013).

         "Senior Notes (2004)" shall mean the 8.25% Notes due January 15, 2004 issued by the Borrower on January 22, 1992, in an aggregate original principal amount of $125,000,000, pursuant to the terms and conditions of the 1992 Indenture.

         "Senior Notes (2006)" shall mean the 6.50% Notes due January 15, 2006 issued by the Borrower on January 25, 1996, in an aggregate original principal amount of $150,000,000, pursuant to the terms and conditions of the 1992 Indenture.

         "Senior Notes (2008)" shall mean the 6.625% Notes due May 7, 2008 issued by the Borrower on May 7, 1998, in an aggregate original principal amount of $115,000,000, pursuant to the terms and conditions of the 1992 Indenture.

         "Senior Notes (2009)" shall mean the 6.39% Notes due February 10, 2009 issued by the Borrower on February 10, 1999, in an aggregate original principal amount of $150,000,000, pursuant to the terms and conditions of the 1998 Indenture.

         "Senior Notes (2013)" shall mean the 7.25% Notes due June 1, 2013 issued by the Borrower on May 27, 2003, in an aggregate principal amount of $175,000,000, pursuant to the terms and conditions of the 1998 Indenture.

         "Special Purpose Subsidiary" shall mean TBSPV, Inc., a Delaware corporation.

         "S&P" shall mean Standard & Poor's Ratings Group, a division of McGraw-Hill, Inc.

         "Standby Letter of Credit" shall mean a Letter of Credit issued to support obligations of the Borrower incurred in the ordinary course of its business, and which is not a Commercial Letter of Credit.

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

         "Subordinated Debt" shall mean any Indebtedness issued by the Borrower that is subordinated to the Obligations pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent.

         "Subordination Agreement" shall mean any subordination agreement or similar documentation entered into between the Borrower and the Administrative Agent, for the benefit of the Lender Group, relating to any Subordinated Debt.

         "Subsidiary" shall mean, as applied to any Person, any corporation of which more than fifty percent (50%) of the outstanding stock (other than directors' qualifying shares) having ordinary voting power to elect a majority of its board of directors, regardless of the existence at the time of a right of the holders of any class or classes of securities of such corporation to exercise such voting power by reason of the happening of any contingency, or any partnership or limited liability company of which more than fifty percent (50%) of the outstanding partnership interests or limited liability company interests, as applicable, is at the time owned by such Person, or by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person.

         "Subsidiary Debt Conversion" shall mean a settlement of intercompany loans and payables which are owed by and to the Borrower Parties to or by any Foreign Subsidiary.

         "Swaps Risk Reserve" shall mean mandatory reserves established by the Administrative Agent in its Permitted Discretion for any Hedge Agreements then outstanding.

         "Swing Bank" shall mean Wachovia Bank, National Association, or any other Lender who shall agree with the Administrative Agent and the Borrower to act as Swing Bank.

         "Swing Loans" shall mean, collectively, the amounts advanced from time to time by the Swing Bank to the Borrower under the Revolving Loan Commitments in accordance with Section 2.2(g).

         "Title Insurance Commitment" shall have the meaning set forth in
Section 6.21.

         "Total Availability" shall mean, as of any particular time, the lesser of (a) the result of (i) the Maximum Revolver Amount, minus (ii) the aggregate principal amount of all Revolving Loans then outstanding, minus (iii) the aggregate amount of all Letter of Credit Obligations then outstanding, minus
(iv) the aggregate principal amount of all Swing Loans then outstanding, minus
(v) the aggregate principal amount of all Agent Advances then outstanding, minus
(vi) the Liquidity Availability Block (if applicable) and (b) the sum of (i) Fixed Asset Availability plus (ii) Current Asset Availability, minus (iii) the aggregate principal amount of all Swing Loans then outstanding, minus (iv) the aggregate principal amount of all Agent Advances then outstanding, minus (v) the Net Availability Block, minus (vi) the Liquidity Availability Block.

         "Total Borrowing Base" shall mean, as of any particular time, the sum of (a) the Fixed Asset Borrowing Base and (b) the Current Asset Borrowing Base.

         "Uniform Customs" shall mean the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, as the same may be amended from time to time.

         "Value" shall mean, at any particular date, with respect to any item of Inventory, the lower of the fair market value of the Inventory and its cost, valued in accordance with the "First-In, First-Out" method of accounting.

         "Voidable Transfer" shall have the meaning set forth in Section 11.18.

         "VRDB Obligations" shall mean the obligations of the Borrower described on Schedule 6.

         Section 1.2 Accounting Principles. The classification, character and amount of all assets, liabilities, capital accounts and reserves and of all items of income and expense to be determined, and any consolidation or other accounting computation to be made, and the interpretation of any definition containing any financial term, pursuant to this Agreement shall be determined and made in accordance with GAAP consistently applied, unless such principles are inconsistent with the express requirements of this Agreement. All accounting terms used herein without definition shall be used as defined under GAAP. All financial calculations hereunder shall, unless otherwise stated, be determined for the Borrower on a consolidated basis with its Consolidated Subsidiaries.

         Section 1.3 Other Interpretive Matters. Each definition of an agreement in this Article 1 shall include such instrument or agreement as amended, restated, supplemented or otherwise modified from time to time with, if required, the prior written consent of the Majority Lenders, except as provided in Section 11.12, and otherwise to the extent permitted under this Agreement and the other Loan Documents. Except where the context otherwise requires, definitions imparting the singular shall include the plural and vice versa. Except where otherwise specifically provided herein, each reference to a "Section", "Article", "Exhibit" or "Schedule" shall be to a Section or Article of this Agreement or an Exhibit or Schedule attached hereto. Except where otherwise specifically restricted, reference to a party to a Loan Document includes that party and its successors and assigns. An Event of Default, if one occurs, shall "exist", "continue" or be "continuing" until such Event of Default has been waived in writing in accordance with Section 11.12. All terms used herein which are defined in Article 9 of the Uniform Commercial Code in effect in the State of New York and which are not otherwise defined herein shall have the same meanings herein as set forth therein.

                                   ARTICLE 2.

                       THE LOANS AND THE LETTERS OF CREDIT

         Section 2.1 Extension of Credit. Subject to the terms and conditions of, and in reliance upon the representations and warranties made in, this Agreement and the other Loan Documents, the Lenders agree, severally in accordance with their respective Revolving Commitment Ratios, and not jointly, to extend credit to the Borrower in an aggregate principal amount not to exceed One Hundred Seventy-Five Million Dollars ($175,000,000).

         (a)      The Revolving Loans.

                           (i) Fixed Asset Loans. The Lenders agree, severally in accordance with their respective Revolving Commitment Ratios and not jointly, upon the terms and subject to the conditions of this Agreement, to advance as Fixed Asset Loans to the Borrower, from time to time but prior to the Maturity Date, amounts which do not exceed the lesser of (x) Fixed Asset Availability, and (y) Total Availability. Subject to the terms and conditions of this Agreement and prior to the Maturity Date, Advances under the Fixed Asset Commitment may be repaid and reborrowed from time to time on a revolving basis.

                           (ii) Current Asset Loans. The Lenders agree, severally in accordance with their respective Revolving Commitment Ratios and not jointly, upon the terms and subject to the conditions of this Agreement, to advance as Current Asset Loans to the Borrower, from time to time but prior to the Maturity Date, amounts which do not exceed the lesser of (x) Current Asset Availability, and (y) Total Availability. Subject to the terms and conditions of this Agreement and prior to the Maturity Date, Advances under the Current Asset Commitment may be repaid and reborrowed from time to time on a revolving basis.

                           (iii)    Advances of the Revolving Loans.
         Notwithstanding anything to the contrary contained in this Agreement or any of the other Loan Documents, no Advance of the Current Asset Loans may be requested, or deemed requested, by the Borrower at any time when Fixed Asset Availability is greater than zero (0). Any Advances made to reimburse the Swing Bank pursuant to Section 2.2(g), to reimburse the Administrative Agent pursuant to Section 2.2(h) or to reimburse an Issuing Bank pursuant to Section 2.15 shall first be made as Fixed Asset Loans and, after Fixed Asset Availability reaches zero (0), as Current Asset Loans.

         (b) The Letters of Credit. Subject to the terms and conditions of this Agreement, each Issuing Bank agrees, severally in accordance with its Letter of Credit Commitment and not jointly, to issue Letters of Credit for the account of the Borrower, from time to time but prior to the Maturity Date, pursuant to Section 2.15 in outstanding face amounts (i) not to exceed such Issuing Bank's Letter of Credit Commitment,
(ii) not to exceed, together with all other Letter of Credit Obligations then outstanding, the Aggregate Letter of Credit Commitment, and (iii) not to exceed, together with all other Aggregate Revolving Credit Obligations then outstanding, Total Availability. Notwithstanding anything to the contrary contained in this Agreement or any of the other Loan Documents, no Letter of Credit to be issued under the Current Asset Commitment may be requested by the Borrower at any time when the Fixed Asset Availability is greater than zero (0).

         (c) The Swing Loans. Subject to the terms and conditions of this Agreement, the Swing Bank, in its sole discretion, may from time to time after the Agreement Date but prior to the Maturity Date, make Swing Loans to the Borrower in an amount not to exceed the lesser of (i) Total Availability and
(ii) $10,000,000.

         (d) Overadvances. If at any time there shall exist an Overadvance, the amount of such Overadvance shall nevertheless constitute a portion of the Obligations that are secured by the Collateral and entitled to all benefits thereof. In no event, however, shall the Borrower have any right whatsoever to
(i) receive any Revolving Loan, (ii) receive any Swing Loan, or (iii) request the issuance of any Letter of Credit if, before or after giving effect thereto, there shall exist an Overadvance.

         Section 2.2 Manner of Borrowing and Disbursement of Loans.

         (a) Choice of Interest Rate, etc. Any Advance of the Revolving Loans shall, at the option of the Borrower, be made either as a Base Rate Advance or as a Eurodollar Advance (except for the first two (2) Business Days after the Agreement Date, during which period each Advance shall bear interest as a Base Rate Advance); provided, however, that (i) if the Borrower fails to give the Administrative Agent written notice specifying whether a Eurodollar Advance is to be repaid, continued or converted on a Payment Date, such Advance shall be converted to a Base Rate Advance on the Payment Date, and (ii) the Borrower may not select a Eurodollar Advance (A) with respect to an Advance, the proceeds of which are to reimburse an Issuing Bank pursuant to Section 2.15, or
(B) if, at the time of such Advance, a Default or an Event of Default has occurred and is continuing. Any notice given to the Administrative Agent in connection with a requested Advance hereunder shall be given to the Administrative Agent prior to 11:00 a.m. (Atlanta, Georgia time) in order for such Business Day to count toward the minimum number of Business Days required.

         (b)      Base Rate Advances.

                           (i) Initial and Subsequent Advances. The Borrower shall give the Administrative Agent in the case of Base Rate Advances irrevocable notice by telephone or telecopy not later than 11:00 a.m. (Atlanta, Georgia time) on the date of such Base Rate Advance and shall confirm any such telephone notice with a written Request for Advance; provided, however, that the failure by the Borrower to confirm any notice by telephone with a written Request for Advance shall not invalidate any notice so given.

                           (ii)     Repayments and Conversions. The Borrower may
         (A) repay a Base Rate Advance at any time, or (B) upon at least three
         (3) Business Days' irrevocable prior written notice to the Administrative Agent in the form of a Notice of Conversion/Continuation, convert all or a portion of the principal thereof to one or more Eurodollar Advances. Upon the date indicated by the Borrower, such Base Rate Advance shall be so repaid or converted.

                           (iii) Miscellaneous. Notwithstanding any term or provision of this Agreement which may be construed to the contrary, each Base Rate Advance (except any Base Rate Advance, the proceeds of which are to reimburse an Issuing Bank pursuant to Section 2.15) shall be in a principal amount of no less than $5,000,000 and in an integral multiple of $1,000,000 in excess thereof, or the remaining amount of the applicable Revolving Loan Commitment.

         (c)      Eurodollar Advances.

                           (i) Initial and Subsequent Advances. The Borrower shall give the Administrative Agent in the case of Eurodollar Advances at least three (3) Business Days' irrevocable prior notice by telephone or telecopy and shall immediately confirm any such telephone notice with a written Request for Advance; provided, however, that the failure by the Borrower to confirm any notice by telephone with a written Request for Advance shall not invalidate any notice so given.

                           (ii) Repayments, Continuations and Conversions. At least three (3) Business Days prior to each Payment Date for a Eurodollar Advance, the Borrower shall give the Administrative Agent written notice in the form of a Notice of Conversion/Continuation specifying whether all or a portion of such Eurodollar Advance outstanding on such Payment Date is to be continued in whole or in part as one or more new Eurodollar Advances and also specifying the Eurodollar Advance Period applicable to each such new Eurodollar Advance (and subject to the provisions of this Agreement, upon such Payment Date, such Eurodollar Advance shall be so continued ). Upon such Payment Date, any Eurodollar Advance (or portion thereof) not so continued shall be converted to a Base Rate Advance or, subject to
         Section 2.5, be prepaid or repaid.

                           (iii) Miscellaneous. Notwithstanding any term or provision of this Agreement which may be construed to the contrary, each Eurodollar Advance shall be in a principal amount of no less than $5,000,000 and in an integral multiple of $1,000,000 in excess thereof, and at no time shall the aggregate number of all Eurodollar Advances then outstanding exceed five (5).

         (d) Notification of Lenders. Upon receipt of a (i) Request for Advance or a telephone or telecopy request for Advance, (ii) notification from an Issuing Bank that a draw has been made under any Letter of Credit (unless such Issuing Bank will be reimbursed through the funding of a Swing Loan), (iii) notification from the Swing Bank with respect to any outstanding Swing Loans pursuant to Section 2.2(g)(ii), or (iv) notice from the Borrower with respect to any continuation or conversion of an outstanding Eurodollar Advance prior to the Payment Date for such Advance, the Administrative Agent shall promptly notify each Lender by telephone or telecopy of the contents thereof and the amount of each Lender's portion of any such Advance. Each Lender shall, not later than 2:00 p.m. (Atlanta, Georgia time) on the date specified for the borrowing of an Advance in such notice, make available to the Administrative Agent at the Administrative Agent's Office, or at such account as the Administrative Agent shall designate, the amount of such Lender's portion of the Advance in immediately available funds.

         (e) Disbursement. Prior to 3:00 p.m. (Atlanta, Georgia time) on the date of an Advance hereunder, the Administrative Agent shall, subject to the satisfaction of the conditions set forth in Article 4, disburse the amounts made available to the Administrative Agent by the Lenders in like funds by (i) transferring the amounts so made available by wire transfer to the Concentration Account or (B) in the case of an Advance the proceeds of which are to reimburse an Issuing Bank pursuant to Section 2.15, transferring such amounts to such Issuing Bank. Unless the Administrative Agent shall have received notice from a Lender prior to 12:00 noon (Atlanta, Georgia time) on the date of any Advance that such Lender will not make available to the Administrative Agent such Lender's ratable portion of such Advance, the Administrative Agent may assume that such Lender has made or will make such portion available to the Administrative Agent on the date of such Advance and the Administrative Agent may, in its sole discretion and in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, (x) for the first two (2) Business Days, at the Federal Funds Rate on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day by the Federal Reserve Bank of New York, and (y) thereafter, at the Base Rate. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender's portion of the applicable Advance for purposes of this Agreement. If such Lender does not repay such corresponding amount immediately upon the Administrative Agent's demand therefor, the Administrative Agent shall notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent. If both such Lender and the Borrower shall pay and repay such corresponding amount, the Administrative Agent shall promptly relend to the Borrower such corresponding amount.

The failure of any Lender to fund its portion of any Advance shall not relieve any other Lender of its obligation, if any, hereunder to fund its respective portion of the Advance on the date of such borrowing, but no Lender shall be responsible for any such failure of any other Lender. In the event that a Lender for any reason fails or refuses to fund its portion of an Advance in violation of this Agreement, then, until such time as such Lender has funded its portion of such Advance, or all other Lenders have received payment in full (whether by repayment or prepayment) of the principal and interest due in respect of such Advance, such non-funding Lender shall not (i) have the right to vote regarding any issue on which voting is required or advisable under this Agreement or any other Loan Document and, with respect to any such Lender, the amount of the Revolving Loan Commitments or Loans, as applicable, held by such Lender shall not be counted as outstanding for purposes of determining "Majority Lenders" or "Required Lenders" hereunder, and (ii) be entitled to receive any payments of principal, interest or fees from the Borrower or the Administrative Agent (or the other Lenders) in respect of its Loans.

         (f) Deemed Requests for Advance. Unless payment is otherwise timely made by the Borrower, the becoming due of any amount required to be paid under this Agreement or any of the other Loan Documents as principal, interest, reimbursement obligations in connection with Letters of Credit, fees, reimbursable expenses or other sums payable under this Agreement or any of the other Loan Documents shall be deemed irrevocably to be a Request for Advance on the due date of, and in an aggregate amount required to pay, such principal, interest, reimbursement obligations in connection with Letters of Credit, fees, reimbursable expenses or other sums payable under this Agreement or any of the other Loan Documents, and the proceeds of a Revolving Loan made pursuant thereto may be disbursed by way of direct payment of the relevant Obligation and shall bear interest as a Base Rate Advance; provided, however, the Administrative Agent shall provide the Borrower with prior written notice (which, so long as no Event of Default then exists, shall be at least five (5) days prior written notice) before making any such Advance that will be made for the purpose of paying any Obligations other than principal, interest, reimbursement obligations in connection with Letters of Credit, premiums or fees. The Lenders shall have no obligation to the Borrower to honor any deemed Request for Advance under this
Section 2.2(f) unless all conditions set forth in Section 4.2 have been satisfied, but, with the consent of all Lenders, may do so in their sole discretion and without regard to the existence of, and without being deemed to have waived, any Default or Event of Default and without regard to the existence or creation of an Overadvance or the failure by the Borrower to satisfy any of the conditions set forth in Section 4.2. No further authorization, direction or approval by the Borrower shall be required to be given by the Borrower for any deemed Request for Advance under this Section 2.2(f). Notwithstanding anything to the contrary contained herein, the Administrative Agent shall notify the Borrower promptly after the making of any Advance pursuant to a deemed Request for Advance under this Section 2.2(f).

         (g)      Special Provisions Pertaining to Swing Loans.

                  (i) The Borrower shall give the Swing Bank written notice in the form of a Request for Advance, or notice by telephone followed immediately by a written Request for Advance, no later than 11:00 a.m. (Atlanta, Georgia time) on the date on which the Borrower wishes to receive any Swing Loan, in each case with a copy to the Administrative Agent; provided, however, that the failure by the Borrower to confirm any notice by telephone with a written Request for Advance shall not invalidate any notice so given; provided further, however, that any request by the Borrower of a Base Rate Advance under either Revolving Loan Commitment shall be deemed to be a request for a Swing Loan unless the Borrower specifically requests otherwise. Each Swing Loan shall bear interest at the same rate as a Base Rate Advance. If the Swing Bank, in its sole discretion, elects to make the requested Swing Loan, the Swing Loan shall be made under the applicable Revolving Loan Commitment on the date specified in the notice or the Request for Advance and such notice or Request for Advance shall specify (A) the amount of the requested Swing Loan, and (B) instructions for the disbursement of the proceeds of the requested Swing Loan. Each Swing Loan shall be subject to all the terms and conditions of this Agreement and the other Loan Documents applicable to Revolving Loans, except that all payments thereon shall be payable to the Swing Bank solely for its own account. The Swing Bank shall have no duty or obligation to make any Swing Loans hereunder. The Swing Bank shall not make any Swing Loans if (x) the Swing Bank has received written notice from any Lender that one or more applicable conditions precedent set forth in Section
         4.2 will not be satisfied on the date of the requested Swing Loan or
         (y) the requested Swing Loan would exceed Total Availability. In the event the Swing Bank in its sole and absolute discretion elects to make any requested Swing Loan, the Swing Bank shall make the proceeds of such Swing Loan available to the Borrower by deposit of Dollars in same day funds by wire transfer to the Concentration Account.

                  (ii) The Swing Bank shall notify the Administrative Agent and each Lender no less frequently than weekly, as determined by the Administrative Agent, of the principal amount of Swing Loans outstanding as of 3:00 p.m. (Atlanta, Georgia time) as of such date and each Lender's pro rata share thereof. Each Lender shall before 2:00 p.m. (Atlanta, Georgia time) on the next Business Day make available to the Administrative Agent, in immediate available funds, the amount of its pro rata share of such principal amount of Swing Loans outstanding. Upon such payment by a Lender, such Lender shall be deemed to have made an Advance of the Fixed Asset Loans or Current Asset Loans, as applicable, to the Borrower, notwithstanding any failure of the Borrower to satisfy the conditions in Section 4.2. The Administrative Agent shall use such funds to repay the principal amount of Swing Loans to the Swing Bank. Additionally, if at any time any Swing Loans are outstanding, any of the events described in clauses

         (g) or (h) of Section 9.1 shall have occurred, then each Lender shall automatically upon the occurrence of such event and without any action on the part of the Swing Bank, the Borrower, the Administrative Agent or the Lenders be deemed to have purchased an undivided participation in the principal and interest of all Swing Loans then outstanding in an amount equal to such Lender's Revolving Commitment Ratio and each Lender shall, notwithstanding such Event of Default, immediately pay to the Administrative Agent for the account of the Swing Bank in immediately available funds, the amount of such Lender's participation (and upon receipt thereof, the Swing Bank shall deliver to such Lender a loan participation certificate dated the date of receipt of such funds in such amount).

         (h)      Agent Advances.

                  (i) Subject to the limitations set forth below and notwithstanding anything else in this Agreement to the contrary, the Administrative Agent is authorized by the Borrower and the Lenders, from time to time in the Administrative Agent's sole discretion, (A) after the occurrence of a Default or an Event of Default, or (B) at any time that any of the other conditions precedent set forth in Article 4 have not been satisfied, to make advances to the Borrower, on behalf of the Lenders, notwithstanding that an Overadvance may exist or would be created, in an aggregate principal amount not to exceed (together with all other Aggregate Revolving Credit Obligations) the lesser of (x) the Maximum Revolver Amount, (y) an amount not greater than $10,000,000 in excess of the Total Borrowing Base, and (z) an amount not greater than ten percent (10%) of the Total Borrowing Base, which the Administrative Agent, in its Permitted Discretion, deems necessary or desirable (1) to preserve or protect the Collateral, or any portion thereof, (2) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (3) to pay any other amount chargeable to the Borrower pursuant to the terms of this Agreement, including costs, fees and expenses as provided under this Agreement (any of such advances are herein referred to as "Agent Advances"); provided, that the Majority Lenders may at any time revoke the Administrative Agent's authorization to make Agent Advances. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent's receipt thereof.

                  (ii) The Agent Advances shall be secured by the Collateral and shall constitute Obligations hereunder. Each Agent Advance shall bear interest at the same rate as a Base Rate Advance. Each Agent Advance shall be subject to all the terms and conditions of this Agreement and the other Loan Documents applicable to Revolving Loans, except that all payments thereon shall be payable to the Administrative Agent solely for its own account and the making of any Agent Advance shall not require the consent of the Borrower. The Administrative Agent shall have no duty or obligation to make any Agent Advance hereunder.

                  (iii) The Administrative Agent shall notify each Lender no less frequently than weekly, as determined by the Administrative Agent, of the principal amount of Agent Advances outstanding as of 3:00 p.m. (Atlanta, Georgia time) as of such date, and each Lender's pro rata share (based upon such Lender's Revolving Commitment Ratio) thereof. Each Lender shall before 2:00 p.m. (Atlanta, Georgia time) on the next Business Day make available to the Administrative Agent, in immediately available funds, the amount of its pro rata share of the principal amount of Agent Advances outstanding. Upon such payment by a Lender, such Lender shall be deemed to have made an Advance of the Fixed Asset Loans or Current Asset Loans, as applicable, to the Borrower, notwithstanding any failure of the Borrower to satisfy the conditions in Section 4.2. The Administrative Agent shall use such funds to repay the principal amount of the Agent Advances. Additionally, if at any time any Agent Advances are outstanding, any of the events described in clauses (g) or (h) of Section 9.1 shall have occurred, then each Lender shall automatically, upon the occurrence of such event, and without any action on the part of the Administrative Agent, the Borrower or the Lenders, be deemed to have purchased an undivided participation in the principal and interest of all Agent Advances then outstanding in an amount equal to such Lender's Revolving Commitment Ratio and each Lender shall, notwithstanding such Event of Default, immediately pay to the Administrative Agent in immediately available funds, the amount of such Lender's participation (and upon receipt thereof, the Administrative Agent shall deliver to such Lender, a loan participation certificate dated the date of receipt of such funds in such amount).

         Section 2.3 Interest.

         (a) On Revolving Loans. Interest on Advances under the Revolving Loans, subject to Section 2.3(b) and (c), shall be payable as follows:

                  (i) On Base Rate Advances. Interest on each Base Rate Advance shall be computed on the basis of a hypothetical 360-day year for the actual number of days elapsed and shall be payable monthly in arrears on the first day of each calendar month for the prior calendar month, commencing on July 1, 2003. Interest on Base Rate Advances then outstanding shall also be due and payable on the Maturity Date. Interest shall accrue and be payable on each Base Rate Advance made with respect to the Revolving Loans at the simple per annum interest rate equal to the sum of (A) the Base Rate, and (B) the applicable Interest Rate Margin.

                  (ii) On Eurodollar Advances. Interest on each Eurodollar Advance shall be computed on the basis of a hypothetical 360-day year for the actual number of days elapsed and shall be payable in arrears on the Payment Date for such Advance. Interest on Eurodollar Advances then outstanding shall also be due and payable on the Maturity Date. Interest shall accrue and be payable on each Eurodollar Advance made with respect to the Revolving Loans at the simple per annum interest rate equal to the sum of (A) the Eurodollar Basis applicable to such Eurodollar Advance, and (B) the applicable Interest Rate Margin.

                  (iii) If No Notice of Selection of Interest Rate. If the Borrower fails to give the Administrative Agent timely notice of its selection of a Eurodollar Basis, or if for any reason a determination of a Eurodollar Basis for any Advance is not timely concluded, the Base Rate shall apply to such Advance. If the Borrower fails to elect to continue any Eurodollar Advance then outstanding prior to the last Payment Date applicable thereto in accordance with the provisions of
         Section 2.2, as applicable, the Base Rate shall apply to such Advance commencing on and after such Payment Date.

         (b) Upon Default. Upon the request of the Majority Lenders following the occurrence of an Event of Default, interest on the outstanding Obligations shall accrue at the Default Rate from the date of such Event of Default. Interest accruing at the Default Rate shall be payable on demand and in any event on the Maturity Date and shall accrue until the earliest to occur of
(i) waiver of the applicable Event of Default in accordance with Section 11.12,
(ii) agreement by the Majority Lenders to rescind the charging of interest at the Default Rate, or (iii) payment in full of the Obligations. The Lenders shall not be required to (A) accelerate the maturity of the Loans, (B) terminate the Revolving Loan Commitments, or (C) exercise any other rights or remedies under the Loan Documents in order to charge interest hereunder at the Default Rate.

         (c) Computation of Interest. In computing interest on any Advance, the date of making the Advance shall be included and the date of payment shall be excluded; provided, however, that if an Advance is repaid on the date that it is made, one (1) day's interest shall be due with respect to such Advance.

         Section 2.4 Fees.

         (a) Fee Letter. The Borrower agrees to pay to the Administrative Agent such fees as are set forth in the Fee Letter.

         (b) Unused Line Fee. The Borrower agrees to pay to the Administrative Agent for the account of the Lenders, in accordance with their respective Revolving Commitment Ratios, an unused line fee on the aggregate amount by which the Revolving Loan Commitments exceeded the sum of the average daily amount of Aggregate Revolving Credit Obligations (other than with respect to any Swing Loans and Agent Advances) for each day from the Agreement Date through the Maturity Date (or the date of any earlier prepayment in full of the Obligations), at a rate of 0.625% per annum. Such unused line fee shall be computed on the basis of a hypothetical year of 360 days for the actual number of days elapsed, shall be payable in arrears on July 15, 2003, for the immediately preceding calendar quarter and thereafter shall be payable quarterly in arrears on the fifteenth (15th) day of each calendar quarter thereafter for the immediately preceding calendar quarter, and if then unpaid, on the Maturity Date (or the date of any earlier prepayment in full of the Obligations), and shall be fully earned when due and non-refundable when paid.

         (c)      Letter of Credit Fees.

                  (i) The Borrower shall pay to the Administrative Agent for the account of the Lenders, in accordance with their respective Revolving Commitment Ratios, a fee on the stated amount of any outstanding Letters of Credit for each day from the Date of Issue through the Maturity Date (or the date of any earlier prepayment in full of the Obligations) at a rate per annum on the amount of the Letter of Credit Obligations equal to the applicable Interest Rate Margin in effect from time to time with respect to Eurodollar Advances under the Revolving Loan Commitments. Such Letter of Credit fee shall be computed on the basis of a hypothetical year of 360 days for the actual number of days elapsed, shall be payable quarterly in advance for each calendar quarter on the fifteenth (15th) day of such quarter, commencing on July 15, 2003, and if then unpaid, on the Maturity Date (or the date of any earlier prepayment in full of the Obligations), and shall be fully earned when due and non-refundable when paid.

                  (ii) The Borrower shall also pay to each Issuing Bank (A) a fronting fee on the stated amount of each Letter of Credit issued by such Issuing Bank for each day from the Date of Issue through the expiration date of each such Letter of Credit (or any earlier prepayment in full of the Obligations) at a rate of one-eighth of one percent (0.125%) per annum which fee shall be computed on the basis of a hypothetical year of 360 days for the actual number of days elapsed, shall be payable quarterly in advance on the fifteenth (15th) day of each calendar quarter for such quarter, commencing on July 15, 2003, and, if unpaid on the Maturity Date (or any earlier prepayment in full of the Obligations) and (B) any reasonable and customary fees charged by the Issuing Banks for issuance and administration of such Letters of Credit. The foregoing fees shall be fully earned when due, and non-refundable when paid.

         (d)      Computation of Fees. In computing any fees payable under this
Section 2.4, the first day of the applicable period shall be included and the date of payment shall be excluded.

         Section 2.5 Prepayment/Reduction of Commitment.

         (a) Prepayment of Advances. The principal amount of any Base Rate Advance may be repaid in full or in part at any time, without penalty; and the principal amount of any Eurodollar Advance may be prepaid prior to the applicable Payment Date, upon three (3) Business Days' prior written notice to the Administrative Agent, provided that the Borrower shall reimburse the Lenders and the Administrative Agent, on the earlier of demand and the Maturity Date, for any loss or reasonable out-of-pocket expense incurred by the Lenders or the Administrative Agent in connection with such prepayment, as set forth in Section 2.9. Each notice of prepayment of any Eurodollar Advance shall be irrevocable, and each prepayment or repayment made under this Section 2.5(a) shall include the accrued interest on the amount so prepaid. Upon receipt of any notice of prepayment or repayment, the Administrative Agent shall promptly notify each Lender of the contents thereof by telephone or telecopy and of such Lender's portion of such prepayment or repayment. Notwithstanding the foregoing, the Borrower shall not make any repayment or prepayment of the Revolving Loans unless and until the balance of the Swing Loans and Agent Advances then outstanding is zero, and the Borrower shall not make any repayment or prepayment of the Fixed Asset Loans unless and until the balance of the Current Asset Loans then outstanding is zero. Other than with respect to amounts required to be applied to the Revolving Loans pursuant to Section 2.6(b) or Section 6.15, repayments and prepayments of principal hereunder shall be in minimum amounts of $1,000,000 and integral multiples of $1,000,000 in excess thereof. Except as provided in Section 2.5(b), any repayment or prepayment of Advances outstanding under either Revolving Loan Commitment shall not reduce such Revolving Loan Commitment.

         (b) Permanent Prepayment or Reduction. The Borrower shall have the right, at any time and from time to time after the Agreement Date and prior to the Maturity Date, upon at least three (3) Business Days' prior written notice to the Administrative Agent, without premium or penalty, to cancel or reduce permanently all or a portion of the Revolving Loan Commitments on a pro rata basis among the Lenders in accordance with their respective Revolving Commitment Ratios, provided that any such partial reductions shall be made in minimum amounts of $5,000,000 and integral multiples of $1,000,000 in excess thereof and the aggregate amount of all such partial reductions shall not exceed $60,000,000 during the term of this Agreement. Notwithstanding the foregoing, the Borrower shall not cancel or reduce permanently (i) the Revolving Loan Commitment to an amount less than the then outstanding Letter of Credit Obligations, or (ii) any portion of the Fixed Asset Commitment unless and until amount of the Current Asset Commitment shall be zero. As of the date of cancellation or reduction set forth in such notice, the applicable Revolving Loan Commitment shall be permanently reduced to the amount stated in the Borrower's notice for all purposes herein, and the Borrower shall pay to the Administrative Agent for the account of the Lenders the amount necessary to reduce the principal amount of the applicable type of Revolving Loans then outstanding to not more than the amount of the applicable Revolving Loan Commitment as so reduced, together with accrued interest on the amount so prepaid and the unused line fee set forth in
Section 2.4(b) accrued through the date of the reduction with respect to the amount reduced, and shall reimburse the Administrative Agent and the Lenders for any loss or out-of-pocket expense incurred by any of them in connection with such payment as set forth in Section 2.9.

         Section 2.6 Repayment.

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

         (a) The Revolving Loans. All unpaid principal and accrued interest on the Revolving Loans shall be due and payable in full on the Maturity Date.

         (b) Overadvances. In the event that (i) any Lender shall make any Revolving Loans, (ii) any Issuing Bank shall agree to the issuance of any Letter of Credit, (iii) the Swing Bank shall make any Swing Loan, or (iv) the Administrative Agent shall make any Agent Advances, which in any such case gives rise to an Overadvance, the Borrower shall make, on demand, a payment on the Obligations to be applied to the Revolving Loans, the Swing Loans, the Agent Advances and the Letter of Credit Reserve Account, as appropriate, in an aggregate principal amount equal to such Overadvance. If at any time the aggregate principal amount of the Fixed Asset Loans exceeds Fixed Asset Borrowing Base or any other applicable limitation set forth in this Agreement, the Borrower shall request a Current Asset Loan in the amount of such excess and if the conditions set forth in Section 4.2 hereof are satisfied, a Current Asset Loan shall be deemed made in the amount of such excess and used to repay the Fixed Asset Loans to the extent of such excess. If such Current Asset Loan gives rise to an Overadvance, the Borrower shall repay such Overadvance as provided in this Section 2.6(b).

         (c) Other Obligations. In addition to the foregoing, the Borrower hereby promises to pay all Obligations, including, without limitation, the principal amount of the Loans, all Base Rate Advances made pursuant to draws under the Letters of Credit and all interest and fees on the foregoing, as the same become due and payable hereunder and, in any event, on the Maturity Date.

         Section 2.7 Revolving Loan Notes; Loan Accounts.

         (a) The Fixed Asset Loans shall be repayable in accordance with the terms and provisions set forth herein and, upon request by any Lender, the Fixed Asset Loans owed to such Lender shall be evidenced by Fixed Asset Notes. The Current Asset Loans shall be repayable in accordance with the terms and provisions set forth herein and, upon request by any Lender, the Current Asset Loans owed to such Lender shall be evidenced by Current Asset Notes. Each type of Revolving Loan Note shall be payable to the order of each Lender requesting the same in accordance with such Lender's Revolving Commitment Ratio of the applicable Revolving Loan Commitment. Any such Revolving Loan Notes shall be issued by the Borrower to the Lenders and shall be duly executed and delivered by an Authorized Signatory of the Borrower.

         (b) The Administrative Agent may open and maintain on its books in the name of the Borrower a Loan Account. The Administrative Agent shall debit such Loan Account for the principal amount of each Advance made by it on behalf of the Lenders, accrued interest thereon, and all other amounts which shall become due from the Borrower pursuant to this Agreement (including any Swing Loans and Agent Advances) and shall credit the Loan Account for each payment which the Borrower shall make in respect to the Obligations. The records of the Administrative Agent with respect to such

Loan Account shall be conclusive evidence of the Loans and accrued interest thereon, absent manifest error.

         Section 2.8 Manner of Payment.

         (a)      When Payments Due.

                  (i) Each payment (including any prepayment) by the Borrower on account of the principal of or interest on the Loans, fees, and any other amount owed to any member of the Lender Group under this Agreement or any of the other Loan Documents shall be made not later than 1:00 p.m. (Atlanta, Georgia time) on the date specified for payment under this Agreement or any other Loan Document to the Administrative Agent at the Administrative Agent's Office, for the account of the Lenders, the Issuing Bank or the Administrative Agent, as the case may be, in lawful money of the United States of America in immediately available funds. Any payment received by the Administrative Agent after 1:00 p.m. (Atlanta, Georgia time) shall be deemed received on the next Business Day. In the case of a payment for the account of a Lender, the Administrative Agent will promptly thereafter distribute the amount so received in like funds to such Lender. If the Administrative Agent shall not have received any payment from the Borrower as and when due, the Administrative Agent will promptly notify the Lenders accordingly.

                  (ii) If any payment under this Agreement or any Revolving Loan Note shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day, and such extension of time shall in such case be included in computing interest and fees, if any, in connection with such payment.

         (b)      No Deduction.

                  (i) The Borrower agrees to pay principal, interest, fees, and all other amounts due hereunder, or under any other Loan Documents, Bank Product Documents or Hedge Agreements, without set-off or counterclaim or any deduction whatsoever. If the Borrower shall hereafter be required by law to deduct any taxes from or in respect of any sum payable hereunder, or under any other Loan Documents, Bank Product Documents or Hedge Agreements, to any Lender, any Issuing Bank or the Administrative Agent, (A) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.8(b)), such Lender, such Issuing Bank or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (B) the Borrower shall make such deductions, and (C) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with Applicable Law.

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

                  (ii) On or prior to the Agreement Date and on or prior to the first Business Day of each calendar year thereafter, each Lender which is organized in a jurisdiction other than the United States or a political subdivision thereof shall provide each of the Administrative Agent and the Borrower with either (a) two (2) properly executed originals of Form W-8ECI or Form W-8BEN (or any successor forms) prescribed by the Internal Revenue Service or other documents satisfactory to the Borrower and the Administrative Agent, as the case may be, certifying (i) as to such Lender's status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to such Lender hereunder, and under any other Loan Documents, Bank Product Documents or Hedge Agreements, or
         (ii) that all payments to be made to such Lender hereunder, and under any other Loan Documents, Bank Product Documents or Hedge Agreements, are subject to such taxes at a rate reduced to zero by an applicable tax treaty, or (b)(i) a certificate executed by such Lender certifying that such Lender is not a "bank" and that such Lender qualifies for the portfolio interest exemption under Section 881(c) of the Code, and (ii) two (2) properly executed originals of Internal Revenue Service Form W-8BEN (or any successor form), in each case, certifying such Lender's entitlement to an exemption from United States withholding tax with respect to payments of interest to be made hereunder, or under any other Loan Documents, Bank Product Documents or Hedge Agreements. Each such Lender agrees to provide the Administrative Agent and the Borrower with new forms prescribed by the Internal Revenue Service upon the expiration or obsolescence of any previously delivered form, or after the occurrence of any event requiring a change in the most recent forms delivered by it to the Administrative Agent and the Borrower.

         Section 2.9 Reimbursement. Whenever any Lender shall sustain or incur any losses or out-of-pocket expenses in connection with (a) failure by the Borrower to borrow or continue any Eurodollar Advance, or convert any Advance to a Eurodollar Advance, in each case, after having given notice of its intention to do so in accordance with Section 2.2 (whether by reason of the election of the Borrower not to proceed or the non-fulfillment of any of the conditions set forth in Article 3), or (b) prepayment of any Eurodollar Advance in whole or in part for any reason, or (c) failure by the Borrower to prepay any Eurodollar Advance after giving notice of its intention to prepay such Advance, the Borrower agrees to pay to such Lender, upon the earlier of such Lender's demand or the Maturity Date, an amount sufficient to compensate such Lender for all such losses and out-of-pocket expenses; provided, however, that notwithstanding the foregoing, the Borrower shall have no obligation to make any such payment in respect of any such losses or expenses incurred more than one hundred eighty
(180) days prior to its receipt of demand from such Lender. A certificate indicating the computation of the amount of such losses and out-of-pocket expenses sustained or increased by any Lender as a result of any event referred to in this paragraph submitted by such Lender to the Borrower shall be binding and conclusive, absent manifest error, as to the amount thereof. Losses subject to reimbursement hereunder shall include, without limitation,

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

expenses incurred by any Lender or any participant of such Lender permitted hereunder in connection with the re-employment of funds prepaid, repaid, not borrowed, or paid, as the case may be.

         Section 2.10 Pro Rata Treatment.

         (a) Advances. Each Advance with respect to the Revolving Loans from the Lenders under this Agreement shall be made pro rata on the basis of their respective Revolving Commitment Ratios.

         (b) Payments. Each payment and prepayment of the principal of the Revolving Loans and each payment of interest on the Revolving Loans received from the Borrower shall be made by the Administrative Agent to the Lenders pro rata on the basis of their respective unpaid principal amounts thereof outstanding immediately prior to such payment or prepayment (except in cases when a Lender's right to receive payments is restricted pursuant to Section 2.2(e)). If any Lender shall obtain any payment (whether involuntary, through the exercise of any right of set-off, or otherwise) on account of the Revolving Loans in excess of its ratable share of the Revolving Loans under its Revolving Commitment Ratio (or in violation of any restriction set forth in Section 2.2(e)), such Lender shall forthwith purchase from the other Lenders such participation in the Revolving Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery without interest thereon unless the Lender obligated to repay such amount is required to pay interest. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.10(b) may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

         Section 2.11 Application of Payments.

         (a) Payments Prior to Event of Default. Prior to the occurrence and continuance of an Event of Default, all amounts received by the Administrative Agent from the Borrower (other than payments specifically earmarked for application to certain principal, interest, fees or expenses hereunder or payments made pursuant to Section 2.6(b)), shall be distributed by the Administrative Agent in the following order of priority: FIRST, to pay any fees, indemnities or expense reimbursements (including any amounts relating to Bank Products) then due to the Administrative Agent (or any Affiliate of the Administrative Agent) from the Borrower, SECOND, to the payment of fees and expenses then due and payable to the Administrative Agent hereunder; THIRD, to the payment of any fees and expenses then due and payable to the Lenders and the Issuing Banks hereunder or under any other Loan Documents; FOURTH, to the payment

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

of interest then due and payable on the Swing Loans, the Agent Advances and the Revolving Loans; FIFTH, pro rata to the payment of principal then due and payable on the Swing Loans and the Agent Advances; SIXTH, to the payment of principal then due and payable on the Current Asset Loans; SEVENTH, pro rata to
(i) the payment of principal then due and payable on the Fixed Asset Loans, and
(ii) the payment of any fees, indemnities or expense reimbursements relating to Hedge Agreements then due to the Administrative Agent (or any Affiliate of the Administrative Agent) or any of the Lenders from the Borrower; and EIGHTH, to the payment of all other Obligations not otherwise referred to in this Section 2.11(a) then due and payable.

         (b) Payments Subsequent to Event of Default. Subsequent to the occurrence and during the continuance of an Event of Default, payments and prepayments with respect to the Obligations made to the Lender Group, or any of them, or otherwise received by any member of the Lender Group (from realization on Collateral or otherwise) shall be distributed in the following order of priority (subject, as applicable, to Section 2.10): FIRST, to the costs and expenses (including attorneys' fees and expenses), if any, incurred by any member of the Lender Group in the collection of such amounts under this Agreement or any other Loan Document, including, without limitation, any costs incurred in connection with the sale or disposition of any Collateral; SECOND, to any fees then due and payable to the Administrative Agent under this Agreement or any other Loan Document; THIRD, pro rata to any fees then due and payable to the Lenders and the Issuing Banks under this Agreement or any other Loan Document; FOURTH, pro rata to the payment of interest then due and payable on the Swing Loans, the Agent Advances and the Revolving Loans; FIFTH, pro rata to (i) the payment of the principal of the Swing Loans then outstanding and (ii) the payment of principal of the Agent Advances then outstanding; SIXTH, pro rata to the payment of principal of the Current Asset Loans then outstanding; SEVENTH, pro rata to (i) the Letter of Credit Reserve Account to the extent of one hundred five percent (105%) of any Letter of Credit Obligations then outstanding which are not supported by a Backup Letter of Credit, (ii) the payment of any Obligations arising in respect of any Bank Products or Hedge Agreements, and (iii) to the payment of principal of the Fixed Asset Loans then outstanding; EIGHTH, to any other Obligations not otherwise referred to in this
Section 2.11(b); NINTH, to damages incurred by any member of the Lender Group by reason of any breach of this Agreement or of any other Loan Document; and TENTH, upon satisfaction in full of all Obligations to the Borrower or as otherwise required by law.

         Section 2.12 Use of Proceeds. The Borrower shall use the aggregate proceeds of all Loans to fund the Borrower's general operating needs to the extent not inconsistent with the provisions of this Agreement (including, without limitation, to finance fees and expenses relating to the transactions contemplated by this Agreement and the other Loan Documents and to refinance, under certain circumstances, existing Indebtedness).

         Section 2.13 All Obligations to Constitute One Obligation. All Obligations shall constitute one general obligation of the Borrower and shall be secured by the

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

Administrative Agent's security interest (on behalf of, and for the benefit of, the Lender Group) and Lien upon all of the Collateral, and by all other security interests and Liens heretofore, now or at any time hereafter granted by any Borrower Party to the Administrative Agent or any other member of the Lender Group, to the extent provided in the Security Documents under which such Liens arise.

         Section 2.14 Maximum Rate of Interest. The Borrower and the Lender Group hereby agree and stipulate that the only charges imposed upon the Borrower for the use of money in connection with this Agreement are and shall be the specific interest and fees described in this Article 2 and in any other Loan Document. Notwithstanding the foregoing, the Borrower and the Lender Group further agree and stipulate that all closing fees, agency fees, syndication fees, facility fees, underwriting fees, default charges, late charges, funding or "breakage" charges, increased cost charges, attorneys' fees and reimbursement for costs and expenses paid by any member of the Lender Group to third parties or for damages incurred by the Lender Group, or any of them, are charges to compensate the Lender Group for underwriting and administrative services and costs or losses performed or incurred, and to be performed and incurred, by the Lender Group in connection with this Agreement and the other Loan Documents and shall under no circumstances be deemed to be charges for the use of money pursuant to any Applicable Law. In no event shall the amount of interest and other charges for the use of money payable under this Agreement exceed the maximum amounts permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. The Borrower and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and other charges for the use of money and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if the amount of such interest and other charges for the use of money or manner of payment exceeds the maximum amount allowable under Applicable Law, then, ipso facto as of the Agreement Date, the Borrower is and shall be liable only for the payment of such maximum as allowed by law, and payment received from the Borrower in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Revolving Loans (first to the Current Asset Loans and then to the Fixed Asset Loans) to the extent of such excess, and any remaining excess shall be returned to the Borrower.

         Section 2.15 Letters of Credit.

         (a) Subject to the terms and conditions of this Agreement, each Issuing Bank, on behalf of the Lenders, and in reliance on the agreements of the Lenders set forth in Section 2.15(c) below, hereby agrees to issue one or more Letters of Credit up to an aggregate face amount equal to such Issuing Bank's Letter of Credit Commitment; provided, however, that, without the consent of the Lenders, the Issuing Banks shall not issue any Letter of Credit unless the conditions precedent to the issuance thereof set forth in Section 4.3 have been satisfied, and shall not issue any Letter of Credit if any Default then exists or would be caused thereby or if, after giving effect to such issuance, there

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

would exist an Overadvance; and provided further, however, that at no time shall the Letter of Credit Obligations outstanding hereunder exceed the Aggregate Letter of Credit Commitment. Each Letter of Credit shall (1) be denominated in Dollars (or, at the request of the Borrower, a foreign currency if such issuance is consented to by the applicable Issuing Bank and the Administrative Agent and is issued on substantially the terms and conditions set forth in this Section 2.15), and (2) expire no later than the earlier to occur of (A) thirteen (13) months following the Maturity Date, and (B) 360 days after its date of issuance (but may contain provisions for automatic renewal provided that no Default or Event of Default exists on the renewal date or would be caused by such renewal and provided no such renewal shall extend beyond thirteen (13) months following the Maturity Date). Each Letter of Credit shall be subject to the Uniform Customs and, to the extent not inconsistent therewith, the laws of the State of New York. None of the Issuing Banks shall at any time be obligated to issue, or to cause to be issued, any Letter of Credit if such issuance would conflict with, or cause such Issuing Bank to exceed any limits imposed by, any Applicable Law. Without limiting the generality of the foregoing, each of the Existing Letters of Credit shall be deemed to constitute a Letter of Credit issued under this Agreement on the Agreement Date and shall thereafter be subject to each of the terms and conditions of this Agreement and the other Loan Documents.

         (b) The Borrower may from time to time request that an Issuing Bank issue a Letter of Credit. The Borrower shall execute and deliver to the Administrative Agent and applicable Issuing Bank a Request for Issuance of Letter of Credit for each Letter of Credit to be issued by such Issuing Bank, not later than 12:00 noon (Atlanta, Georgia time) on the second (2nd) Business Day preceding the date on which the requested Letter of Credit is to be issued, or such shorter notice as may be acceptable to the applicable Issuing Bank and the Administrative Agent. Upon receipt of any such Request for Issuance of Letter of Credit, subject to satisfaction of all conditions precedent thereto as set forth in Section 4.3, the applicable Issuing Bank shall process such Request for Issuance of Letter of Credit and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby. Such Issuing Bank shall furnish a copy of such Letter of Credit to the Borrower and the Administrative Agent following the issuance thereof. In addition to the fees payable pursuant to Section 2.4(c)(ii), the Borrower shall pay or reimburse each Issuing Bank for normal and customary and reasonable costs and expenses incurred by such Issuing Bank in issuing, effecting payment under, amending or otherwise administering the Letters of Credit.

         (c) Immediately upon the issuance by an Issuing Bank of a Letter of Credit and in accordance with the terms and conditions of this Agreement, such Issuing Bank shall be deemed to have sold and transferred to each Lender, and each Lender shall be deemed irrevocably and unconditionally to have purchased and received from such Issuing Bank, without recourse or warranty, an undivided interest and participation, to the extent of such Lender's Revolving Commitment Ratio, in such Letter of Credit and the

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

obligations of the Borrower with respect thereto (including, without limitation, all Letter of Credit Obligations with respect thereto). The applicable Issuing Bank shall promptly notify the Administrative Agent of any such draw under a Letter of Credit. At such time as the Administrative Agent shall be notified by the Issuing Bank that the beneficiary under any Letter of Credit has drawn on the same, the Administrative Agent shall promptly notify the Borrower and each Lender, by telephone or telecopy, of the amount of the draw and, in the case of each Lender, such Lender's portion of such draw amount as calculated in accordance with its Revolving Commitment Ratio.

         (d) The Borrower hereby agrees to immediately reimburse each Issuing Bank for amounts paid by such Issuing Bank in respect of draws under each Letter of Credit. In order to facilitate such repayment, the Borrower hereby irrevocably requests the Lenders, and the Lenders hereby severally agree, on the terms and conditions of this Agreement (other than as provided in Article 2 with respect to the amounts of, the timing of requests for, and the repayment of Advances hereunder and in Article 4 with respect to conditions precedent to Advances hereunder), with respect to any drawing under a Letter of Credit, to make a Base Rate Advance on each day on which a draw is made under any Letter of Credit and in the amount of such draw, and to pay the proceeds of such Advance directly to the applicable Issuing Bank to reimburse such Issuing Bank for the amount paid by it upon such draw, and the Administrative Agent agrees to notify the Borrower promptly after the making of any such Base Rate Advance. Each Lender shall pay its share of such Base Rate Advance by paying its portion of such Advance to the Administrative Agent in accordance with Section 2.2(e) and its Revolving Commitment Ratio, without reduction for any set-off or counterclaim of any nature whatsoever and regardless of whether any Default or Event of Default then exists or would be caused thereby. The disbursement of funds in connection with a draw under a Letter of Credit pursuant to this Section hereunder shall be subject to the terms and conditions of Section 2.2(e). The obligation of each Lender to make payments to the Administrative Agent, for the account of an Issuing Bank, in accordance with this Section 2.15 shall be absolute and unconditional and no Lender shall be relieved of its obligations to make such payments by reason of noncompliance by any other Person with the terms of the Letter of Credit or for any other reason (other than the gross negligence or willful misconduct of such Issuing Bank in paying such Letter of Credit, as determined by a final non-appealable judgment of a court of competent jurisdiction). The Administrative Agent shall promptly remit to such Issuing Bank the amounts so received from the other Lenders. Any overdue amounts payable by the Lenders to an Issuing Bank in respect of a draw under any Letter of Credit shall bear interest, payable on demand, (x) for the first two (2) Business Days, at the Federal Funds Rate, and (y) thereafter, at the Base Rate. Notwithstanding the foregoing, at the request of the Administrative Agent, the Swing Bank may, at its option and subject to the conditions set forth in Section 2.2(g), make Swing Loans to reimburse an Issuing Bank for amounts drawn under any Letter of Credit.

         (e) The Borrower agrees that each Advance by the Lenders to reimburse an Issuing Bank for draws under any Letter of Credit, shall, for all purposes hereunder, be

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

deemed to be a Base Rate Advance under the Revolving Loan Commitments and shall be payable and bear interest in accordance with all other Base Rate Advances.

         (f) The Borrower agrees that any action taken or omitted to be taken by an Issuing Bank in connection with any Letter of Credit, except for such actions or omissions as shall constitute gross negligence or willful misconduct on the part of such Issuing Bank as determined by a final non-appealable judgment of a court of competent jurisdiction, shall be binding on the Borrower as between the Borrower and such Issuing Bank, and shall not result in any liability of such Issuing Bank to the Borrower. The obligation of the Borrower to reimburse an Issuing Bank for a drawing under any Letter of Credit or the Lenders for Advances made by them to the Issuing Banks on account of draws made under the Letters of Credit shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances whatsoever, including, without limitation, the following circumstances:

                           (i) Any lack of validity or enforceability of any Loan Document;

                           (ii) Any amendment or waiver of or consent to any departure from any or all of the Loan Documents;

                           (iii) Any improper use which may be made of any Letter of Credit or any improper acts or omissions of any beneficiary or transferee of any Letter of Credit in connection therewith;

                           (iv) The existence of any claim, set-off, defense or any right which the Borrower may have at any time against any beneficiary or any transferee of any Letter of Credit (or Persons for whom any such beneficiary or any such transferee may be acting), any Lender or any other Person, whether in connection with any Letter of Credit, any transaction contemplated by any Letter of Credit, this Agreement, or any other Loan Document, or any unrelated transaction;

                           (v) Any statement or any other documents presented under any Letter of Credit proving to be insufficient, forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

                           (vi) The insolvency of any Person issuing any documents in connection with any Letter of Credit;

                           (vii) Any breach of any agreement between the Borrower and any beneficiary or transferee of any Letter of Credit;

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

                           (viii) Any irregularity in the transaction with respect to which any Letter of Credit is issued, including any fraud by the beneficiary or any transferee of such Letter of Credit;

                           (ix) Any errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, wireless or otherwise, whether or not they are in code;

                           (x)      Any act, error, neglect or default,
         omission, insolvency or failure of business of any of the correspondents of the applicable Issuing Bank;

                           (xi) Any other circumstances arising from causes beyond the control of the applicable Issuing Bank;

                           (xii) Payment by an Issuing Bank under any Letter of Credit against presentation of a sight draft or a certificate which does not comply with the terms of such Letter of Credit, provided that such payment shall not have constituted gross negligence or willful misconduct of such Issuing Bank as determined by a final non-appealable judgment of a court of competent jurisdiction; and

                           (xiii)   Any other circumstance or happening
         whatsoever, whether or not similar to any of the foregoing.

         (g) If any change in Applicable Law, any change in the interpretation or administration thereof, or any change in compliance with Applicable Law by an Issuing Bank as a result of any request or directive of any Governmental Authority, central bank or comparable agency (whether or not having the force of law) after the Agreement Date shall (i) impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit, capital adequacy, assessment or other requirements or conditions against letters of credit issued by such Issuing Bank or (ii) impose on such Issuing Bank any other condition regarding this Agreement or any Letter of Credit or any participation therein, and the result of any of the foregoing in the determination of such Issuing Bank is to increase the cost to such Issuing Bank of issuing or maintaining any Letter of Credit or purchasing or maintaining any participation therein, then, on the earlier of the Maturity Date or a date not more than five (5) days after demand by such Issuing Bank, the Borrower agrees to pay to such Issuing Bank, from time to time as specified by such Issuing Bank, such additional amount or amounts as such Issuing Bank reasonably determines will compensate it for such increased costs, from the date such change or action is effective, together with interest on each such amount from the Maturity Date or the date demanded, as applicable, until payment in full thereof at the Base Rate. A certificate as to such increased cost incurred by an Issuing Bank as a result of any event referred to in this paragraph submitted by such Issuing Bank to the Borrower shall be conclusive, absent manifest error, as to the amount thereof.

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         (h)      The Borrower will indemnify and hold harmless each member of the Lender Group and each of their respective employees, representatives, officers and directors from and against any and all claims, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including reasonable attorneys' fees) which may be imposed on, incurred by or asserted against such member of the Lender Group in any way relating to or arising out of the issuance of a Letter of Credit, except that the Borrower shall not be liable to any member of the Lender Group for any portion of such claims, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements resulting from the gross negligence or willful misconduct of such member of the Lender Group as determined by a final non-appealable judgment of a court of competent jurisdiction. This Section 2.15(h) shall survive termination of this Agreement.

         (i) Each Lender shall be responsible (to the extent the applicable Issuing Bank is not reimbursed by the Borrower) for its pro rata share (based on such Lender's Revolving Commitment Ratio) of any and all reasonable out-of-pocket costs, expenses (including reasonable legal fees) and disbursements which may be incurred or made by such Issuing Bank in connection with the collection of any amounts due under, the administration of, or the presentation or enforcement of any rights conferred by any Letter of Credit, the Borrower's or any Guarantor's obligations to reimburse draws thereunder or otherwise. In the event the Borrower shall fail to pay such expenses of an Issuing Bank within fifteen (15) days of demand for payment by such Issuing Bank, each Lender shall thereupon pay to such Issuing Bank its pro rata share (based on such Lender's Revolving Commitment Ratio) of such expenses within ten
(10) days from the date of such Issuing Bank's notice to the Lenders of the Borrower's failure to pay; provided, however, that if the Borrower shall thereafter pay such expenses, such Issuing Bank will repay to each Lender the amounts received from such Lender hereunder.

         (j) In regard to all Letters of Credit with respect to which presentment for honor shall not have occurred at the Maturity Date, the Borrower shall promptly upon demand by the Administrative Agent deposit in a Letter of Credit Reserve Account opened by Administrative Agent, for the benefit of the applicable Issuing Banks, an amount equal to one hundred and five percent (105%) of the aggregate then undrawn and unexpired amount of such Letter of Credit Obligations or provide one or more Backup Letters of Credit with respect to such Letter of Credit Obligations. Amounts held in such Letter of Credit Reserve Account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other Obligations in the manner set forth in Section 2.11. Pending the application of such deposit to the payment of the Reimbursement Obligations, the Administrative Agent shall, to the extent reasonably practicable, invest such deposit in an interest bearing open account or similar available savings deposit account selected by the Borrower and reasonably acceptable to the Administrative Agent, and all interest accrued thereon shall be held with such deposit as additional security for the Obligations. After

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

all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied, and all other Obligations shall have been paid in full, the balance, if any, in such Letter of Credit Reserve Account shall be returned to the Borrower. Except as expressly provided hereinabove, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

         Section 2.16 Bank Products. Any Borrower Party may request and the Administrative Agent may, in its sole and absolute discretion, arrange for such Borrower Party to obtain from the Administrative Agent, or any of its Affiliates, Bank Products and Hedge Agreements, although no Borrower Party is required to do so. If any Bank Products or Hedge Agreements are provided by an Affiliate of the Administrative Agent, the Borrower agrees to indemnify and hold the Lender Group, or any of them, harmless from any and all costs and obligations now or hereafter incurred by the Lender Group, or any of them, which arise from any indemnity given by the Administrative Agent to any of its Affiliates related to such Bank Products or Hedge Agreements, as applicable; provided, however, nothing contained herein is intended to limit any Borrower Party's rights, with respect to the Administrative Agent or any of its Affiliates, if any, which arise as a result of the execution of documents by and between such Borrower Party and the Administrative Agent which relate to Bank Products or Hedge Agreements. The agreement contained in this Section shall survive termination of this Agreement. The Borrower Parties acknowledge and agrees that the obtaining of Bank Products and Hedge Agreements from the Administrative Agent or any of its Affiliates (a) is in the sole and absolute discretion of the Administrative Agent or such Affiliates, and (b) is subject to all rules and regulations of the Administrative Agent or such Affiliates.

                                   ARTICLE 3.

                                    GUARANTY

         Section 3.1 Guaranty

         (a) Each Guarantor hereby guarantees to the Administrative Agent, for the benefit of the Lender Group, the full and prompt payment of the Obligations, including, without limitation, any interest therein (including, without limitation, interest as provided in this Agreement accruing after the filing of a petition initiating any insolvency proceedings, whether or not such interest accrues or is recoverable against the Borrower after the filing of such petition for purposes of the Bankruptcy Code or is an allowed claim in such proceeding), plus reasonable attorneys' fees and expenses if the obligations represented by this Guaranty are collected by law, through an attorney-at-law, or under advice therefrom.

         (b) Regardless of whether any proposed guarantor or any other Person shall become in any other way responsible to the Lender Group, or any of them, for or in respect of the Obligations or any part thereof, and regardless of whether or not any Person now or hereafter responsible to the Lender Group, or any of them, for the

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Obligations or any part thereof, whether under this Guaranty or otherwise, shall cease to be so liable, each Guarantor hereby declares and agrees that this Guaranty shall be a joint and several obligation, shall be a continuing guaranty and shall be operative and binding until the Obligations shall have been indefeasibly paid in full in cash (or in the case of Letter of Credit Obligations, secured through delivery of cash collateral in an amount equal to one hundred and five percent (105%) of the Letter of Credit Obligations or supported by one or more Backup Letters of Credit) and the Revolving Loan Commitments shall have been terminated.

         (c) Each Guarantor absolutely, unconditionally and irrevocably waives any and all right to assert any defense (other than the defense of payment in cash in full, to the extent of its obligations hereunder, or a defense that such Guarantor's liability is limited as provided in Section 3.1(g)), set-off, counterclaim or cross-claim of any nature whatsoever with respect to this Guaranty or the obligations of the Guarantors under this Guaranty or the obligations of any other Person or party (including, without limitation, the Borrower) relating to this Guaranty or the obligations of any of the Guarantors under this Guaranty or otherwise with respect to the Obligations in any action or proceeding brought by the Administrative Agent or any other member of the Lender Group to collect the Obligations or any portion thereof, or to enforce the obligations of any of the Guarantors under this Guaranty.

         (d) The Lender Group, or any of them, may from time to time, without exonerating or releasing any Guarantor in any way under this Guaranty,
(i) take such further or other security or securities for the Obligations or any part thereof as they may deem proper, or (ii) release, discharge, abandon or otherwise deal with or fail to deal with any guarantor of the Obligations or any security or securities therefor or any part thereof now or hereafter held by the Lender Group, or any of them, or (iii) in accordance with the express provisions of the Loan Documents, amend, modify, extend, accelerate or waive in any manner any of the provisions, terms, or conditions of the Loan Documents, all as they may consider expedient or appropriate in their sole discretion. Without limiting the generality of the foregoing, or of Section 3.1(e), it is understood that the Lender Group, or any of them, may, without exonerating or releasing any Guarantor, give up, modify or abstain from perfecting or taking advantage of any security for the Obligations and accept or make any compositions or arrangements, and realize upon any security for the Obligations when, and in such manner, and with or without notice, all as such Person may deem expedient.

         (e) Each Guarantor acknowledges and agrees that no change in the nature or terms of the Obligations or any of the Loan Documents, or other agreements, instruments or contracts evidencing, related to or attendant with the Obligations (including any novation), shall discharge all or any part of the liabilities and obligations of such Guarantor pursuant to this Guaranty; it being the purpose and intent of the Guarantors and the Lender Group that the covenants, agreements and all liabilities and obligations of each Guarantor hereunder are absolute, unconditional and irrevocable under any and all

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circumstances. Without limiting the generality of the foregoing, each Guarantor agrees that until each and every one of the covenants and agreements of this Guaranty is fully performed, and without possibility of recourse, whether by operation of law or otherwise, such Guarantor's undertakings hereunder shall not be released, in whole or in part, by any action or thing which might, but for this paragraph of this Guaranty, be deemed a legal or equitable discharge of a surety or guarantor, or by reason of any waiver, omission of the Lender Group, or any of them, or their failure to proceed promptly or otherwise, or by reason of any action taken or omitted by the Lender Group, or any of them, whether or not such action or failure to act varies or increases the risk of, or affects the rights or remedies of, such Guarantor or by reason of any further dealings between the Borrower, on the one hand, and any member of the Lender Group, on the other hand, or any other guarantor or surety, and such Guarantor hereby expressly waives and surrenders any defense to its liability hereunder (other than the defense of payment in cash in full, to the extent of its obligations hereunder, or a defense that such Guarantor's liability is limited as provided in Section 3.1(g)), or any right of counterclaim or offset of any nature or description which it may have or may exist based upon, and shall be deemed to have consented to, any of the foregoing acts, omissions, things, agreements or waivers.

         (f) The Lender Group, or any of them, may, without demand or notice of any kind upon or to any Guarantor, at any time or from time to time when any amount shall be due and payable hereunder by any Guarantor, if the Borrower shall not have timely paid any of the Obligations (including, without limitation, any Letter of Credit Obligations), set-off and appropriate and apply to any portion of the Obligations hereby guaranteed, and in such order of application as the Administrative Agent may from time to time elect in accordance with this Agreement, any deposits, property, balances, credit accounts or moneys of any Guarantor in the possession of any member of the Lender Group or under their respective control for any purpose. If and to the extent that any Guarantor makes any payment to the Administrative Agent or any other Person pursuant to or in respect of this Guaranty, any claim which such Guarantor may have against the Borrower by reason thereof shall be subject and subordinate to the prior payment in full of the Obligations to the satisfaction of the Lender Group.

         (g) The creation or existence from time to time of Obligations in excess of the amount committed to or outstanding on the date of this Guaranty is hereby authorized, without notice to any Guarantor, and shall in no way impair or affect this Guaranty or the rights of the Lender Group herein. It is the intention of each Guarantor and the Administrative Agent that each Guarantor's obligations hereunder shall be, but not in excess of, the Maximum Guaranteed Amount (as herein defined). The "Maximum Guaranteed Amount" with respect to any Guarantor, shall mean the maximum amount which could be paid by such Guarantor without rendering this Guaranty void or voidable as would otherwise be held or determined by a court of competent jurisdiction in any action or proceeding involving any state or federal bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws relating to the insolvency of debtors.

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

         (h) Upon the bankruptcy or winding up or other distribution of assets of the Borrower, or of any surety or guarantor (other than the applicable Guarantor) for any Obligations of the Borrower to the Lender Group, or any of them, the rights of the Administrative Agent against any Guarantor shall not be affected or impaired by the omission of any member of the Lender Group to prove its claim, or to prove the full claim, as appropriate, against the Borrower, or any such other guarantor or surety, and the Administrative Agent may prove such claims as it sees fit and may refrain from proving any claim and in its discretion may value as it sees fit or refrain from valuing any security held by it without in any way releasing, reducing or otherwise affecting the liability to the Lender Group of each of the Guarantors.

         (i) Each Guarantor hereby absolutely, unconditionally and irrevocably expressly waives, except to the extent such waiver would be expressly prohibited by Applicable Law, the following: (i) notice of acceptance of this Guaranty, (ii) notice of the existence or creation of all or any of the Obligations, (iii) presentment, demand, notice of dishonor, protest and all other notices whatsoever (other than notices expressly required hereunder or under any other Loan Document to which any Guarantor is a party), (iv) all diligence in collection or protection of or realization upon the Obligations or any part thereof, any obligation hereunder, or any security for any of the foregoing, (v) all rights to enforce any remedy which the Lender Group, or any of them, may have against the Borrower, and (vi) until the Obligations shall have been paid in full in cash (or in the case of Letter of Credit Obligations, secured through delivery of cash collateral in an amount equal to one hundred and five percent (105%) of the Letter of Credit Obligations or supported by one or more Backup Letters of Credit), all rights of subrogation, indemnification, contribution and reimbursement from the Borrower for amounts paid hereunder and any benefit of, or right to participate in, any collateral or security now or hereinafter held by the Lender Group, or any of them, in respect of the Obligations. If a claim is ever made upon any member of the Lender Group for the repayment or recovery of any amount or amounts received by such Person in payment of any of the Obligations and such Person repays all or part of such amount by reason of (x) any judgment, decree or order of any court or administrative body having jurisdiction over such Person or any of its property, or (y) any settlement or compromise of any such claim effected by such Person with any such claimant, including the Borrower, then in such event each Guarantor agrees that any such judgment, decree, order, settlement or compromise shall be binding upon such Guarantor, notwithstanding any revocation hereof or the cancellation of any promissory note or other instrument evidencing any of the Obligations, and such Guarantor shall be and remain obligated to such Person hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by such Person.

         (j) This Guaranty is a continuing guaranty of the Obligations and all liabilities to which it applies or may apply under the terms hereof and shall be conclusively presumed to have been created in reliance hereon. No failure or delay by any member of the Lender Group in the exercise of any right, power, privilege or remedy

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

shall operate as a waiver thereof, and no single or partial exercise by the Administrative Agent of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy and no course of dealing between any Guarantor and any member of the Lender Group shall operate as a waiver thereof. No action by any member of the Lender Group permitted hereunder shall in any way impair or affect this Guaranty. For the purpose of this Guaranty, the Obligations shall include, without limitation, all Obligations of the Borrower to the Lender Group, notwithstanding any right or power of any third party, individually or in the name of the Borrower and the Lender Group, or any of them, to assert any claim or defense as to the invalidity or unenforceability of any such Obligation, and no such claim or defense shall impair or affect the obligations of any Guarantor hereunder.

         (k) This is a guaranty of payment and not of collection. In the event the Administrative Agent makes a demand upon any Guarantor in accordance with the terms of this Guaranty, such Guarantor shall be held and bound to the Administrative Agent directly as debtor in respect of the payment of the amounts hereby guaranteed. All costs and expenses, including, without limitation, reasonable attorneys' fees and expenses, incurred by the Administrative Agent in obtaining performance of or collecting payments due under this Guaranty shall be deemed part of the Obligations guaranteed hereby.

         (l) This Guaranty shall remain in full force and effect until all of the Obligations (other than any Obligations outstanding in respect of Bank Products and any contingent indemnity obligations) shall have been paid in full in cash or otherwise satisfied to the satisfaction of the Lender Group and the obligation of the Lender Group to extend credit pursuant to this Agreement shall have expired or been terminated.

         (m) Each Guarantor is a direct or indirect wholly-owned Domestic Subsidiary of the Borrower. Each Guarantor expressly represents and acknowledges that any financial accommodations by the Lender Group to the Borrower, including, without limitation, the extension of credit, are and will be of direct interest, benefit and advantage to such Guarantor.

         (n) The Guarantors hereby agree, among themselves, that if any Guarantor shall become an Excess Funding Guarantor (as defined below) by reason of the payment by such Guarantor of any Obligations, each other Guarantor shall, on demand of such Excess Funding Guarantor (but subject to the next sentence), pay to such Excess Funding Guarantor an amount equal to such Guarantor's Pro Rata Share (as defined below and determined, for this purpose, without reference to the properties, debts and liabilities of such Excess Funding Guarantor) of the Excess Payment (as defined below) in respect of such Obligations. The payment obligation of a Guarantor to any Excess Funding Guarantor under this
Section 3.1(m) shall be subordinate and subject in right of payment to the prior payment in full of the obligations of such Guarantor under the other provisions of this Guaranty, and such Excess Funding Guarantor shall not exercise any right or remedy with respect to such excess until payment and satisfaction in full of all

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

such obligations. For purposes of this Section 3.1(m), (i) "Excess Funding Guarantor" shall mean, in respect of any Obligations, a Guarantor that has paid an amount in excess of proceeds of Loans advanced to it by the Borrower that have not been repaid as of the date of determination, plus its Pro Rata Share of the remaining portion of such Obligations, (ii) "Excess Payment" shall mean, in respect of any Obligations, the amount paid by an Excess Funding Guarantor in excess of proceeds of Loans advanced to it by the Borrower that have not been repaid as of the date of determination, plus its Pro Rata Share of the remaining portion of such Obligations and (iii) "Pro Rata Share" shall mean, for any Guarantor, the ratio (expressed as a percentage) of (x) the amount by which the aggregate present fair saleable value of all properties of such Guarantor (excluding any shares of stock of any other Guarantor) exceeds the amount of all the debts and liabilities of such Guarantor (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder and any obligations of any other Guarantor that have been guaranteed by such Guarantor) to (y) the amount by which the aggregate fair saleable value of all properties of the Borrower and all of the Guarantors exceeds the amount of all the debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of the Borrower and the Guarantors hereunder) of the Borrower and all of the Guarantors, all as of the Agreement Date.

         (o) Pursuant to Section 6.20 of this Agreement, any new Domestic Subsidiary (whether by Acquisition, creation or designation) is required to enter into this Agreement by executing and delivering to the Administrative Agent a Guaranty Supplement. Upon the execution and delivery of a Guaranty Supplement by such new Domestic Subsidiary, such Domestic Subsidiary shall become a Guarantor and Borrower Party hereunder with the same force and effect as if originally named as a Guarantor or Borrower Party herein. The execution and delivery of any Guaranty Supplement adding an additional Guarantor as a party to this Agreement shall not require the consent of any other party hereto. The rights and obligations of each party hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor hereunder.

                                   ARTICLE 4.

                              CONDITIONS PRECEDENT

         Section 4.1 Conditions Precedent to Closing. The obligations of the Lenders to undertake the Revolving Loan Commitments as of the Agreement Date are subject to the prior fulfillment of each of the following conditions at the closing of this Agreement:

         (a) The Administrative Agent shall have received each of the following, in form and substance satisfactory to the Lender Group:

                           (i)      This duly executed Agreement;

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                           (ii)     A duly executed Fixed Asset Note and Current
         Asset Note to the order of each Lender requesting a promissory note in the amount of such Lender's Revolving Commitment Ratio of the Fixed Asset Commitment and the Current Asset Commitment, as applicable;

                           (iii) The duly executed Canadian Pledge Agreement and the duly executed European Pledge Agreement, together in each case with any instruments or documents relating thereto that are reasonably required to establish the first priority, perfected security interest of the Administrative Agent in the Collateral pledged thereunder;

                           (iv) The Security Agreement duly executed by each Borrower Party, together with Uniform Commercial Code financing statements related thereto;

                           (v) The Fixed Asset Security Agreement duly executed by each Borrower Party, together with Uniform Commercial Code financing statements related thereto;

                           (vi) The Airplane Security Agreement duly executed by the Borrower;

                           (vii)    The Fee Letter duly executed by the
         Borrower;

                           (viii)   Duly executed Blocked Account Agreements;

                           (ix)     Duly executed Negative Pledge Agreement;

                           (x) The legal opinions of (A) Milbank, Tweed, Hadley & McCloy, LLP, counsel to the Borrower Parties, (B) Penelope Y. Turnbow, in-house counsel to the Borrower Parties, (C) Colby, Monet, local Canadian counsel to Thomas & Betts International, Inc. and Thomas & Betts Limited Canada, (D) Clifford Chance, local Dutch counsel to Augat Europe, Inc. and Thomas & Betts Europe, Inc., and (E) Martinez, Odel & Calabria, local Puerto Rican counsel to Thomas & Betts Caribe Inc., in each case addressed to the Lender Group, together with copies of any legal opinions upon which any of the foregoing rely;

                           (xi) A duly executed Borrowing Base Certificate dated as of the Agreement Date, setting forth a calculation of Total Availability as of May 25, 2003;

                           (xii) With respect to each Borrower Party, a loan certificate signed by an Authorized Signatory of such Borrower Party in substantially the form of Exhibit S, including a certificate of incumbency with respect to each Authorized Signatory of such Borrower Party, together with appropriate

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

         attachments which shall include, without limitation, the following: (A) a copy of the certificate or articles of incorporation, certificate of limited partnership or certificate of organization of such Borrower Party certified to be true, complete and correct by the Secretary of State for the State of such Borrower Party's organization, (B) a true, complete and correct copy of the by-laws, partnership agreement or limited liability company or operating agreement of such Borrower Party, (C) a true, complete and correct copy of the resolutions of such Borrower Party authorizing the execution, delivery and performance by such Borrower Party of the Loan Documents and, with respect to the Borrower, authorizing the borrowings hereunder, and (D) certificates of good standing from each jurisdiction in which such Borrower Party is qualified or authorized to do business, except to the extent failure to be qualified or authorized to do business, or to be in good standing, could not reasonably be expected to have a Materially Adverse Effect;

                           (xiii) Copies of certificates of insurance and loss payable endorsements with respect to the Borrower Parties, and other evidences of insurance meeting the requirements of Section 6.5;

                           (xiv) Copies of any pay-off letters, termination statements, canceled mortgages and the like required by the Administrative Agent in connection with the removal of any Liens (other than Permitted Liens) against the assets of the Borrower Parties, including, without limitation, evidence that all obligations of the Borrower and the Special Purpose Subsidiary in respect of the Securitization Facility have been terminated;

                           (xv) Lien search results with respect to the Borrower Parties from all appropriate jurisdictions and filing offices (including, with respect to the Airplane, the offices of the Federal Aviation Administration);

                           (xvi) Evidence that the Liens granted pursuant to the Security Documents will be first priority perfected Liens on the Collateral (subject only to Permitted Liens);

                           (xvii)   No change in the business assets,
         management, operations, financial condition or prospects of the Borrower Parties shall have occurred since May 21, 2003, the date of the comfort letter related to the Borrower's financial statements for the fiscal year ended December 29, 2002, and the fiscal quarter ended March 30, 2003, delivered by the Borrower's certified public accountants, which change is reasonably likely to have a Materially Adverse Effect; and

                           (xviii) Payment of all fees and expenses payable to the Administrative Agent, the Affiliates of the Administrative Agent, and each other member of the Lender Group in connection with the execution and delivery of this Agreement, including, without limitation, fees and expenses of counsel to the

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

         Administrative Agent, to the extent invoices for such fees and expenses have been delivered to the Borrower.

         (b) The Administrative Agent shall have received confirmation that the original Uniform Commercial Code financing statements naming the respective Borrower Parties as debtor and the Administrative Agent as secured party have been duly filed in all appropriate jurisdictions, in such form as shall be satisfactory to the Administrative Agent;

         Section 4.2 Conditions Precedent to Each Advance. The obligation of the Lenders to make each Advance, including the initial Advance hereunder (but excluding Advances, the proceeds of which are to reimburse (i) the Swing Bank for Swing Loans, (ii) the Administrative Agent for Agent Advances, or (iii) an Issuing Bank for amounts drawn under a Letter of Credit), is subject to the fulfillment of each of the following conditions immediately prior to or contemporaneously with such Advance:

         (a) All of the representations and warranties of the Borrower Parties under this Agreement and the other Loan Documents, which, pursuant to
Section 5.5, are made at and as of the time of such Advance, shall be true and correct at such time, both before and after giving effect to the application of the proceeds of such Advance;

         (b) The incumbency of the Authorized Signatories of the Borrower shall be as stated in the certificate of incumbency contained in the certificate of the Borrower delivered pursuant to Section 4.1(a) or as subsequently modified and reflected in a certificate of incumbency delivered to the Administrative Agent;

         (c) The most recent Borrowing Base Certificate which shall have been delivered to the Administrative Agent pursuant to Section 7.5(a) shall demonstrate that, after giving effect to the making of such Advance, no Overadvance shall exist;

         (d) There shall not exist on the date of such Advance, and after giving effect to the application of the proceeds of such Advance, a Default or an Event of Default; and

         (e)      So long as any of the Senior Notes (2004) or the Senior Notes
(2006) remain outstanding, the Borrower shall have entered into the Refinancing Notes Escrow Agreement and deposited into an account subject to the Refinancing Notes Escrow Agreement an amount equal to the lesser of (i) the Net Cash Proceeds received by the Borrower from the issuance of the Senior Notes (2013) and the Refinancing Notes, if any, and (ii) the aggregate principal amount of the Senior Notes (2004) and the Senior Notes (2006) then outstanding.

The Borrower hereby agrees that the delivery of any Request for Advance hereunder shall be deemed to be the certification of the applicable Authorized Signatory of the Borrower, on behalf of the Borrower, that there does not exist, on the date of the making of the Advance and after giving effect thereto, a Default or an Event of Default and that

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all of the other conditions set forth in this Section 4.2 have been satisfied.

         Section 4.3 Conditions Precedent to Each Letter of Credit. The obligation of the Issuing Banks to issue each Letter of Credit (excluding the automatic renewal of any previously issued Letter of Credit) hereunder is subject to the fulfillment of each of the following conditions immediately prior to or contemporaneously with the issuance of such Letter of Credit:

         (a) All of the representations and warranties of the Borrower Parties under this Agreement and the other Loan Documents, which, pursuant to
Section 5.5, are made at and as of the time of the issuance of such Letter of Credit, shall be true and correct at such time, both before and after giving effect to the issuance of such Letter of Credit;

         (b) The incumbency of the Authorized Signatories of the Borrower shall be as stated in the certificate of incumbency contained in the certificate of the Borrower delivered pursuant to Section 4.1(a) or as subsequently modified and reflected in a certificate of incumbency delivered to the Administrative Agent;

         (c) The most recent Borrowing Base Certificate which shall have been delivered to the Administrative Agent pursuant to Section 7.5(a) shall demonstrate that, after giving effect to the issuance of such Letter of Credit, no Overadvance shall exist;

         (d) There shall not exist on the date of issuance of such Letter of Credit, and after giving effect thereto, a Default or an Event of Default; and

         (e)      So long as any of the Senior Notes (2004) or the Senior Notes
(2006) remain outstanding, the Borrower shall have entered into the Refinancing Notes Escrow Agreement and deposited into an account subject to the Refinancing Notes Escrow Agreement an amount equal to the lesser of (i) the Net Cash Proceeds received by the Borrower from the issuance of the Senior Notes (2013) and the Refinancing Notes, if any, and (ii) the aggregate principal amount of the Senior Notes (2004) and the Senior Notes (2006) then outstanding.

The Borrower hereby agrees that the delivery of any Request for Issuance of Letter of Credit hereunder shall be deemed to be the certification of the applicable Authorized Signatory of the Borrower, on behalf of the Borrower, that there does not exist, on the date of the issuance of the Letter of Credit and after giving effect thereto, a Default or an Event of Default and that all of the other conditions set forth in this Section 4.3 have been satisfied.

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

                                   ARTICLE 5.

                         REPRESENTATIONS AND WARRANTIES

         Section 5.1 General Representations and Warranties. Each of the Borrower Parties hereby represents and warrants in favor of each member of the Lender Group that:

         (a) Organization; Power; Qualification. Each Borrower Party (i) is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, (ii) has the corporate or other company power and authority to own or lease and operate its properties and to carry on its business as now being conducted, and (iii) is duly qualified, in good standing as a foreign corporation, and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization, except where the failure to be so qualified, in good standing or authorized could not reasonably be expected to have a Materially Adverse Effect. None of the Non-Material Subsidiaries has an interest in any material properties or assets.

         (b) Authorization; Enforceability. Each Borrower Party has the power and has taken all necessary action, corporate or otherwise, to authorize it to execute, deliver and perform this Agreement, and each of the other Loan Documents and Hedge Agreements to which it is a party, in accordance with the terms thereof and to consummate the transactions contemplated hereby and thereby. This Agreement, and each of the other Loan Documents and Hedge Agreements to which a Borrower Party is a party, has been duly executed and delivered by such Borrower Party, and is a legal, valid and binding obligation of such Borrower Party, enforceable in accordance with its terms except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditor's rights generally or by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

         (c) Subsidiaries; Partnerships; Joint Ventures; Affiliates. Except as set forth on Schedule 5.1(c)-1, as of the Agreement Date, no Borrower Party has any Subsidiaries, which Subsidiaries are identified on such schedule as Domestic Subsidiaries or Foreign Subsidiaries. As of the Agreement Date, no Borrower Party is a partner or joint venturer in any partnership or joint venture other than (i) the Subsidiaries listed on Schedule 5.1(c)-1 and (ii) the partnerships and joint ventures (that are not Subsidiaries) listed on Schedule 5.1(c)-2. Schedule 5.1(c)-1, Schedule 5.1(c)-2 and Schedule 5.1(c)-3 set forth, as of the Agreement Date, a complete and accurate statement of (A) for each entity identified thereon, the percentage ownership of each such entity by the Borrower or its Subsidiaries, as applicable, and (B) with respect to each Borrower Party, (I) the state or other jurisdiction of incorporation or organization, as appropriate, of each such entity, (II) each state in which each such entity is qualified to do business as of the Agreement Date,

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

and (III) all names, trade names, trade styles or doing business forms which, to the best of the Borrower Parties' knowledge, such entity has used or under which such entity has transacted business during the five (5) year period immediately preceding the Agreement Date. Schedule 5.1(c)-3 sets forth, as of the Agreement Date, the name or type of each Affiliate of the Borrower and the nature of its affiliation.

         (d) Capital Stock and Related Matters. The authorized Equity Interests of each of the Pledged Subsidiaries, and the number of shares of such Equity Interests that are issued and outstanding, are set forth, as of the Agreement Date, on Schedule 5.1(d). As of the Agreement Date, the Equity Interests of each of the Pledged Subsidiaries are owned by the Persons listed on
Schedule 5.1(d) in the amounts set forth thereon, and a description of the Equity Interests held by each such Person is listed thereon. All of the issued and outstanding Equity Interests of the Borrower and each of the Pledged Subsidiaries have been duly authorized and validly issued and are fully paid and non-assessable, and are free and clear of all Liens (other than pursuant to the Pledge Agreements). Except as described on Schedule 5.1(d), as of the Agreement Date, neither the Borrower nor any of the Pledged Subsidiaries has outstanding any stock or securities convertible into or exchangeable for any shares of its Equity Interests, nor are there any preemptive or similar rights to subscribe for or to purchase, or any other rights to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments, or claims of any character relating to, any Equity Interests or any stock or securities convertible into or exchangeable for any Equity Interests. Except as set forth on Schedule 5.1(d), as of the Agreement Date, neither the Borrower nor any of the Pledged Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its Equity Interests or to register any shares of its Equity Interests, and there are no agreements restricting the transfer of any shares of the Equity Interests of the Borrower or any of the Pledged Subsidiaries or restricting the ability of any Pledged Subsidiary from making distributions, dividends or other Restricted Payments to the Borrower.

         (e) No Contravention. The execution, delivery, and performance by each Borrower Party of this Agreement, each of the other Loan Documents and each of the Hedge Agreements, in accordance with their respective terms, and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) violate any Applicable Law, (ii) conflict with, result in a breach of, or constitute a default under the certificate of incorporation or by-laws of any Borrower Party or under any indenture, agreement, or other instrument to which any Borrower Party is a party or by which any Borrower Party or any of its properties may be bound (including, without limitation, the Indentures and the Refinancing Notes Documents), or (iii) result in or require the creation or imposition of any Lien upon or with any Borrower Party except Permitted Liens.

         (f) Necessary Authorizations. Each Borrower Party has obtained all Necessary Authorizations, and all such Necessary Authorizations are in full force and

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

effect, except in each case where the failure to obtain, or to maintain in full force and effect, such Necessary Authorization does not have, and could not reasonably be expected to have, a Materially Adverse Effect. No Borrower Party is required to obtain any additional Necessary Authorizations in connection with the execution, delivery and performance of this Agreement or any of the other Loan Documents in accordance with their respective terms and the consummation of the transactions contemplated hereby and thereby.

         (g) Title to Properties. Each Borrower Party has title to, or a valid leasehold interest in, all of its properties and assets sufficient for the conduct of its business, and none of such properties or assets is subject to any Liens, other than Permitted Liens.

         (h) Material Contracts. All of the Material Contracts have been filed with the Securities and Exchange Commission as exhibits to the Borrower's annual, quarterly or current reports. Neither the Borrower nor any of its Subsidiaries is in default under or with respect to any Material Contract to which it is a party or by which it or any of its properties are bound.

         (i)      Labor Matters. Except (i) as disclosed on Schedule 5.1(i) or
(ii) matters which (A) are not reasonably expected to have a Materially Adverse Effect and (B) exclusively affect the Foreign Subsidiaries, (I) there is no collective bargaining agreement or other labor contract covering employees of the Borrower or any of its Subsidiaries, (II) no collective bargaining agreement or other labor contract is scheduled to expire during the term of this Agreement, (III) to the best of the Borrower's knowledge, no union or other labor organization is seeking to organize, or to be recognized as, a collective bargaining unit of employees of the Borrower or any of its Subsidiaries or for any similar purpose, and (IV) there is no pending, or to the Borrower's knowledge, threatened, strike, work stoppage, material unfair labor practice claim, or other material labor dispute against or affecting the Borrower or any of its Subsidiaries or their respective employees.

         (j) Taxes. Except as disclosed on Schedule 5.1(j), there have been filed on behalf of the Borrower and its Subsidiaries (and, to the best of the Borrower's knowledge, on behalf of all Persons which have been acquired by or merged into any Borrower Party for periods prior to any such merger or acquisition) all federal, state and local income, excise, property and other tax returns which are required to be filed by them, and all taxes due pursuant to such returns or pursuant to any assessment received by or on behalf of any of the Borrower Parties have been paid other than those which are being contested in good faith. Any charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of taxes or other governmental charges are, in the reasonable opinion of the Borrower, adequate. United States income tax returns of the Borrower and its Subsidiaries have been examined and closed through the fiscal year ended on or about December 31, 2001.

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

         (k) Financial Statements. The Borrower has furnished, or caused to be furnished, to the Lenders (i) the audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries which present fairly in accordance with GAAP the financial position of the Borrower and its Consolidated Subsidiaries as at December 29, 2002, and the results of operations for the periods then ended and (ii) the unaudited consolidated financial statements of the Borrower and its Consolidated Subsidiaries which present fairly in accordance with GAAP (subject to normal adjustments and the absence of footnotes) the financial position of the Borrower and its Consolidated Subsidiaries as at March 30, 2003, and the results of operations for the periods then ended.

         (l) No Adverse Change. Since May 21, 2003, the date of the comfort letter related to the Borrower's financial statements for the fiscal year ended December 29, 2002, and the fiscal quarter ended March 30, 2003, delivered by the Borrower's certified public accountants, there has occurred no event which has had or which could reasonably be expected to have a Materially Adverse Effect.

         (m) Investments and Guaranties. As of the Agreement Date, no Borrower Party owns any Equity Interests of, or has outstanding loans or advances to, or Guaranties of the obligations of, any Person, except as generally reflected in the financial statements referred to in Section 5.1(k) or as disclosed in detail on one of Schedules 5.1(c)-1 or 5.1(d).

         (n) Litigation. There is no material action, suit or proceeding pending, or to the knowledge of the Borrower threatened, against or affecting the Borrower or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official, except as disclosed as of the Agreement Date in the Borrower's Form 10-K and Form 10-Q filings dated December 29, 2002 and March 30, 2003, respectively, filed with the Securities and Exchange Commission, and as disclosed after the Agreement Date from time to time pursuant to Section 7.6(a).

         (o) ERISA. Each Plan is in substantial compliance with the applicable provisions of ERISA and the Code except to the extent non-compliance would individually or in the aggregate have a Materially Adverse Effect, and neither the Borrower nor any of its ERISA Affiliates incurred any accumulated funding deficiency with respect to any Plan within the meaning of Section 302 of ERISA or Section 412 of the Code. Neither the Borrower nor any of its ERISA Affiliates has incurred any material liability to the PBGC in connection with any Plan. The Borrower and each of its ERISA Affiliates have fulfilled their obligations under the minimum funding standards of ERISA and the Code with respect to each Plan to which such standards apply. No Reportable Event has occurred and is continuing with respect to any Plan. No Plan or trust created thereunder, or party in interest (as defined in Section 3(14) of ERISA), or any fiduciary (as defined in Section 3(21) of ERISA), has engaged in a Prohibited Transaction which would subject such Plan or any other Plan of the Borrower or any of its ERISA Affiliates,

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

any trust created thereunder, or any such party in interest or fiduciary, or any party dealing with any such Plan or any such trust to any material penalty or tax on Prohibited Transactions imposed by Section 502 of ERISA or Section 4975 of the Code. Except as provided in Schedule 5.1(o), neither the Borrower nor any of its ERISA Affiliates is a participant in or is obligated to make any payment to a Multiemployer Plan. As of the Agreement Date, using actuarial assumptions and computation methods consistent with Part I of Subtitle E of Title IV of ERISA, the aggregate liabilities of the Borrower and its ERISA Affiliates to all Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each Multiemployer Plan ended prior to the date hereof, would not, individually or in the aggregate, have a Materially Adverse Effect.

         (p) Intellectual Property; Licenses; Certifications. No registered patent, trademark, service mark or copyright, and no pending registration application with respect to any of the foregoing, owned by any Borrower Party is material. No individual license or certification is material to the operations of the Borrower Parties.

         (q) Compliance with Law; Absence of Default. Each Borrower Party is in material compliance with all Applicable Laws, except where such compliance is being contested in good faith through appropriate proceedings, and except where such failure to comply (other than with respect to the Fair Labor Standards Act of 1938, as amended) does not have, or could not reasonably be expected to have, a Materially Adverse Effect, and with all of the provisions of its certificate or articles of incorporation or formation, by-laws or other governing documents. The Borrower has adopted and continues to follow a compliance program satisfactory to assure the accuracy of the statement contained in the foregoing sentence. No event has occurred or has failed to occur which has not been remedied or waived, the occurrence or non-occurrence of which constitutes, or with the passage of time or giving of notice or both would constitute, an Event of Default.

         (r) Casualties; Taking of Properties, etc. Since May 21, 2003, the date of the comfort letter related to the Borrower's financial statements for the fiscal year ended December 29, 2002, and the fiscal quarter ended March 30, 2003, delivered by the Borrower's certified public accountants, neither the business nor any material properties of the Borrower Parties has been affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of property or cancellation of contracts, permits or concessions by any domestic or foreign government or any agency thereof, riot, activities of armed forces, or acts of God or of any public enemy that has had, or could reasonably be expected to have, a Materially Adverse Effect.

         (s) Accuracy and Completeness of Information. All written information, reports, other papers and data in final form relating to the Borrower Parties furnished by or at the direction of the Borrower Parties to the Lender Group were, at the time furnished, complete and correct in all material respects. No fact is currently known to any Borrower Party which has, or could reasonably be expected to have, a Materially Adverse Effect. With respect to projections, estimates and forecasts given to the Lender Group, such projections, estimates and forecasts are based on the Borrower Parties' good faith assessment of the future of the business at the time made. The Borrower Parties had a reasonable basis for such assessment at the time made.

         (t) Compliance with Regulations T, U, and X. No Borrower Party is engaged principally in, or has as one of its important activities, the business of extending credit for the purpose of purchasing or carrying, and no Borrower Party owns or presently intends to acquire, any "margin security" or "margin stock" as defined in Regulations T, U, and X of the Board of Governors of the Federal Reserve System (herein called "margin stock"). None of the proceeds of the Loans will be used, directly or indirectly, for the purpose of purchasing or carrying any margin stock or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry margin stock or for any other purpose which might constitute this transaction a "purpose credit" within the meaning of said Regulations T, U and X. Neither the making of the Loans nor the use of proceeds thereof will violate, or be inconsistent with, the provisions of Regulation T, U, or X of said Board of Governors.

         (u) Solvency. As of the Agreement Date and after giving effect to the transactions contemplated by the Loan Documents and any Hedge Agreements,
(i) the property of the Borrower and its Consolidated Subsidiaries, taken as a whole, at a fair valuation on a going concern basis, will exceed their debt;
(ii) the capital of the Borrower and its Consolidated Subsidiaries, taken as a whole, will not be unreasonably small to conduct the business; and (iii) taken as a whole, will not have incurred debts, or have intended to incur debts, beyond their ability to pay such debts as they mature. For purposes of this Section, "debt" means any liability on a claim, and "claim" means (A) the right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, undisputed, legal, equitable, secured or unsecured, or (B) the right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, undisputed, secured or unsecured.

         (v) Insurance. The Borrower Parties are covered by insurance meeting the requirements of Section 6.5, and such insurance policies are in full force and effect.

         (w) Broker's or Finder's Commissions. No broker's or finder's fee or commission will be payable with respect to the execution and delivery of this Agreement and the other Loan Documents.

         (x) Real Property. All real property leased by each Borrower Party as of the Agreement Date on which any part of the Collateral is located, and the name of the lessor of such real property, is set forth in Schedule 5.1(x). The leases of each Borrower Party

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

with respect to such real property are valid, enforceable and in full force and effect. The Borrower Parties are the sole holders of the lessee's interests under such leases, and have the right to pledge, mortgage, assign and sublet the same except as set forth in Schedule 5.1(x). No Borrower Party has made any pledge, mortgage, assignment or sublease of any of it rights under such leases except pursuant to the Loan Documents and as set forth in Schedule 5.1(x), and there is no default or condition which, with the passage of time or the giving of notice, or both, would constitute a material default on the part of any party under such leases and the Borrower Parties have paid all rents and other charges due and payable under such leases. As of the Agreement Date, no Borrower Party owns or holds, or is obligated under or a party to, any option, right of first refusal or any other contractual right to purchase, acquire, sell, assign or dispose of any real property owned or leased by it.

         (y)      Environmental Matters. Except as disclosed in Schedule 5.1(y):

                           (i)      Neither the Borrower nor any of its
         Subsidiaries is subject to any Environmental Liability which could have or cause a Materially Adverse Effect, and neither the Borrower nor any of its Subsidiaries has been designated as a potentially responsible party under CERCLA or under any state statute similar to CERCLA. None of the Real Property or any other real property owned, leased or operated by the Borrower or any of its Subsidiaries (collectively, the "Aggregate Real Properties") has been identified on any current or proposed (A) National Priorities List under 40 C.F.R. Section 300, (B) CERCLIS list or (C) any list arising from a state statute similar to CERCLA.

                           (ii) No Hazardous Materials have been or are being used, produced, manufactured, processed, treated, recycled, generated, stored, disposed of, managed or otherwise handled at, or shipped or transported to or from the Aggregate Real Properties or are otherwise present at, on, in or under the Aggregate Real Properties, or, to the best of the knowledge of the Borrower, at or from any adjacent site or facility, except for Hazardous Materials, such as cleaning solvents, pesticides and other materials used, produced, manufactured, processed, treated, recycled, generated, stored, disposed of, managed, or otherwise handled in minimal amounts in the ordinary course of business in substantial compliance with all applicable Environmental Requirements.

                           (iii) The Borrower and each of its Subsidiaries have procured all Environmental Authorizations necessary for the conduct of its business, and is in substantial compliance with all Environmental Requirements in connection with the operation of the Aggregate Real Properties, and the respective businesses of the Borrower and each of its Subsidiaries.

         (z) Investment Company Act; Public Utility Holding Company Act. No Borrower Party is required to register under the provisions of the Investment Company Act of 1940, as amended. No Borrower Party is a "holding company" or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary

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

company" of a "holding company", as such terms are defined in the Public Utility Holding Company Act of 1935, as amended.

         Section 5.2 Representations and Warranties Relating to Accounts. With respect to all Eligible Accounts, the Borrower hereby warrants and represents to the Lender Group that such Eligible Accounts are (a) bona fide existing payment obligations of Account Debtors created by the sale and delivery of Inventory or the rendition of services to such Account Debtors in the ordinary course of the Borrower's business, and (b) such Accounts are not excluded in whole or in part as ineligible by virtue of one or more of the excluding criteria set forth in the definition of Eligible Accounts; provided, however, in the event that the Borrowing Base Certificate delivered by the Borrower with respect to any fiscal month end shall overstate the amount Eligible Accounts by including Accounts as eligible which should have been excluded in whole or in part by virtue of item
(i) of the definition of "Eligible Accounts", such misstatement alone shall not constitute a breach of this representation to the extent that the amount of the error was $25,000 or less.

         Section 5.3 Representations and Warranties Relating to Inventory. With respect to all Eligible Inventory, the Administrative Agent may rely upon all statements, warranties or representations made in any Borrowing Base Certificate in determining the classification of such Inventory and in determining which items of Inventory listed in such Borrowing Base Certificate meet the requirements of eligibility.

         Section 5.4 Representations and Warranties Relating to Equipment. With respect to all Equipment that is identified by the Borrower as Eligible Equipment in a Borrowing Base Certificate submitted to the Administrative Agent by the Borrower, such Equipment is not excluded as ineligible by virtue of one or more of the excluding criteria set forth in the definition of Eligible Equipment.

         Section 5.5 Survival of Representations and Warranties, etc. All representations and warranties made by each Borrower Party under this Agreement and the other Loan Documents shall be deemed to be made, and shall be true and correct, at and as of the Agreement Date and the date of each Advance or issuance of a Letter of Credit hereunder, except to the extent previously fulfilled in accordance with the terms of this Agreement and to the extent subsequently inapplicable. All representations and warranties made by each Borrower Party under this Agreement shall survive, and not be waived by, the execution of this Agreement by the Lender Group and the closing of the transactions described herein.

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

                                   ARTICLE 6.

                                GENERAL COVENANTS

         Until the Commitments have expired or been terminated and the principal of and interest on the Loans, and all fees and expenses (other than contingent expenses) payable under this Agreement and the other Loan Documents, shall have been paid in full in cash and all Letters of Credit have expired or been terminated and all amounts drawn under each Letter of Credit shall have been reimbursed, each Borrower Party covenants and agrees with the Lender Group that:

         Section 6.1 Preservation of Existence and Similar Matters. Except as otherwise permitted under Section 8.7, each Borrower Party will (a) preserve and maintain its existence in its jurisdiction of incorporation or organization, (b) preserve and maintain its rights, franchises, licenses, and privileges in its jurisdiction of incorporation or organization, including, without limitation, all Necessary Authorizations material to its business, except where the failure to do so could not reasonably be expected to have a Materially Adverse Effect, and (c) qualify and remain qualified and authorized to do business and in good standing in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization, except where the failure to be so qualified or authorized or in good standing could not reasonably be expected to have a Materially Adverse Effect.

         Section 6.2 Compliance with Applicable Law. Each Borrower Party will comply with the requirements of all Applicable Laws, except where the failure to so comply could not reasonably be expected to have a Materially Adverse Effect.

         Section 6.3 Maintenance of Properties. Each Borrower Party will maintain or cause to be maintained in the ordinary course of business in good repair, working order, and condition, normal wear and tear and disposal of obsolete equipment excepted, all properties used in its business (whether owned or held under lease).

         Section 6.4 Accounting Methods and Financial Records. Each Borrower Party will maintain, and the Borrower will cause each of its Consolidated Subsidiaries to maintain, a system of accounting established and administered in accordance with GAAP, and will keep adequate records and books of account in which complete entries will be made in accordance with such accounting principles consistently applied and reflecting all transactions required to be reflected by such accounting principles. Each Borrower Party will maintain a year-end for accounting purposes consisting of a fiscal year ending on the Sunday occurring closest to December 31st of each year, or upon prior written notice to the Administrative Agent, a fiscal year ending on December 31st of each year.

         Section 6.5 Insurance. Each of the Borrower Parties will maintain (either in the name of the Borrower or in such Borrower Party's own name), with financially sound

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

and reputable insurance companies having a Best's Rating of at least "A", insurance on all of their property in at least such amounts and against at least such risks (including on all its property, public liability and worker's compensation (but solely with respect to worker's compensation, only to the extent not self-insured), and business interruption insurance) as are usually insured against in the same general area by companies of established repute engaged in the same or similar business. The Borrower shall deliver the originals or copies (which copies shall be certified if requested by the Administrative Agent) of such policies to the Administrative Agent with satisfactory lender's loss payable endorsements naming the Administrative Agent, as agent for the Lender Group, as sole loss payee, assignee and additional insured, as its interests may appear. Each policy of insurance or endorsement shall contain a clause (a) not permitting cancellation by the Borrower without the prior written consent of the Administrative Agent, (b) requiring the insurer to give not less than thirty (30) days prior written notice to the Administrative Agent in the event of cancellation or non-renewal by the insurance company of the policy for any reason whatsoever, and (c) specifying that the interest of the Administrative Agent shall not be impaired or invalidated by any act or neglect of any Borrower Party or the owner of the property or by the occupation of the premises for purposes more hazardous than are permitted by said policy. Upon the Agreement Date, and from time to time thereafter upon the Administrative Agent's request, the Borrower shall provide the Administrative Agent with a statement from each insurance company providing the foregoing coverage, acknowledging in favor of the Administrative Agent the continued effectiveness of the foregoing insurance clauses. If the Borrower fails to provide and pay for such insurance, the Administrative Agent may, at its option, but shall not be required to, procure the same and charge the Borrower therefor as a part of the Obligations.

         Section 6.6 Payment of Taxes and Claims. Each Borrower Party will pay and discharge all taxes, assessments, and governmental charges or levies imposed upon it or its income or profit or upon any properties belonging to it prior to the date on which penalties attach thereto, and all lawful claims for labor, materials and supplies which have become due and payable and which by law have or may become a Lien upon any of its property; except that, no such tax, assessment, charge, levy, or claim need be paid which is being contested in good faith and against which such Borrower Party has set up reserves in accordance with GAAP. Each of Borrower Party shall timely file all information returns required by federal, state, or local tax authorities.

         Section 6.7 Visits and Inspections. Each Borrower Party will permit representatives of each member of the Lender Group, (x) prior to the occurrence of a Default or Event of Default, with reasonable notice and during normal business hours, and (y) after the occurrence and during the continuance of a Default or Event of Default, at any time and without prior notice, to (a) visit and inspect the properties of the Borrower Parties, (b) inspect and make extracts from and copies of the Borrower Parties' books and records, and (c) discuss with the Borrower Parties' respective principal officers the Borrower Parties' businesses, assets, liabilities, financial positions, results of operations, and business prospects relating to the Borrower Parties.

         Section 6.8 Conduct of Business. Each Borrower Party shall continue to engage in business of the same general type as now conducted by it or reasonably complementary thereto.

         Section 6.9 ERISA. The Borrower shall at all times: make, or cause to be made, prompt payment of contributions required to meet the minimum funding standards set forth in ERISA with respect to the Plans that are subject to such standards; furnish to the Administrative Agent, promptly upon the Administrative Agent's request therefor, copies of any annual report required to be filed pursuant to ERISA in connection with each Plan; notify the Administrative Agent as soon as practicable of any Reportable Event and of any additional act or condition arising in connection with any Plan which the Borrower or any of its ERISA Affiliates believes might constitute grounds for the termination thereof by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer such Plan; and furnish to the Administrative Agent, promptly upon the Administrative Agent's request therefor, such additional information concerning any Plan as may be reasonably requested by the Administrative Agent.

         Section 6.10 Lien Perfection. Each Borrower Party agrees to take such action as may be required to perfect or continue the perfection of the Administrative Agent's (on behalf of, and for the benefit of, the Lender Group) security interest in the Collateral.

         Section 6.11 Location of Collateral. All Collateral, other than Inventory in transit and Inventory sold in the ordinary course of business, will at all times be kept by the Borrower Parties at one or more of the business locations of the Borrower Parties set forth in Schedule 6.11(a). The Inventory and Eligible Equipment shall not be moved from the locations set forth on
Schedule 6.11(a) except as permitted in the immediately preceding sentence and prior to an Event of Default, (a) sales or other dispositions of assets permitted pursuant to Section 8.7, (b) the storage of Collateral at locations within the continental United States or Puerto Rico other than those set forth in Schedule 6.11(a) if the Administrative Agent shall have given its prior written consent after at least fifteen (15) days prior written notice of such new storage location, and (c) the Borrower may move Inventory constituting work-in-process to locations in Mexico identified on Schedule 6.11(b). With respect to each of the locations listed on Schedule 6.11(a), the Borrower will use its reasonable best efforts to obtain a Collateral Access Agreement with respect to such location.

         Section 6.12 Protection of Collateral. All insurance expenses and expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping the Collateral (including, without limitation, all rent payable by any Borrower Party to any landlord of any premises where any of the Collateral may be located), and any and all excise, property, sales, and use taxes imposed by any state, federal, or local authority on

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

any of the Collateral or in respect of the sale thereof, shall be borne and paid by, or for the benefit of, the Borrower Parties; provided, however, that the proceeds of any Agent Advance may be used by the Administrative Agent to pay any portion of the foregoing directly to the appropriate Person. The Borrower Parties shall take all reasonably necessary and appropriate measures, taking into account the value and usefulness of the relevant Collateral and the cost of such measures, to obtain, maintain, protect and preserve the Collateral and the Lien of the Administrative Agent, for the benefit of the Lender Group, therein. Without the prior written consent of the Administrative Agent, none of the Eligible Equipment may be affixed to any real property such that it is characterized as a fixture under Applicable Law.

         Section 6.13 Records of Collateral. Each Borrower Party shall keep accurate and complete records of the Collateral (including, without limitation, all Accounts and all payments and collections thereon) at the locations listed on Schedule 6.11.

         Section 6.14 Administration of Accounts.

         (a) The Administrative Agent retains the right after the occurrence and during the continuance of an Event of Default to notify the Account Debtors that the Accounts have been assigned to the Administrative Agent, for the benefit of the Lender Group, and to collect the Accounts directly in its own name and to charge the collection costs and expenses, including reasonable attorneys' fees, to the Borrower. The Administrative Agent has no duty to protect, insure, collect or realize upon the Accounts or preserve rights in them. Each Borrower Party irrevocably makes, constitutes and appoints the Administrative Agent as such Borrower Party's true and lawful attorney and agent-in-fact to endorse such Borrower Party's name on any checks, notes, drafts or other payments relating to, the Accounts which come into the Administrative Agent's possession or under the Administrative Agent's control as a result of its taking any of the foregoing actions. Additionally, after the occurrence and during the continuance of any Event of Default, the Administrative Agent, for the benefit of the Lender Group, shall have the right to collect and settle or adjust all disputes and claims directly with the Account Debtor and to compromise the amount or extend the time for payment of the Accounts upon such terms and conditions as the Administrative Agent may deem advisable, and to charge the deficiencies, reasonable costs and expenses thereof, including reasonable attorney's fees, to the Borrower.

         (b) If an Account includes a charge for any tax payable to any governmental taxing authority, the Administrative Agent, on behalf of the Lender Group, is authorized, in its sole discretion during the existence of an Event of Default, to pay the amount thereof to the proper taxing authority for the account of the applicable Borrower Party and to make a Base Rate Advance or an Agent Advance to the Borrower to pay therefor. The Borrower Parties shall notify the Administrative Agent if any Account includes any tax due to any governmental taxing authority and, in the absence of such notice and after the occurrence and during the continuance of an Event of Default, the Administrative

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Agent shall have the right to retain the full proceeds of the Account and apply such proceeds to the Obligations as set forth in Section 2.11(b) and shall not be liable for any taxes to any governmental taxing authority that may be due by any Borrower Party by reason of the sale and delivery creating the Account.

         (c) Whether or not a Default or an Event of Default has occurred, any of the Administrative Agent's officers, employees or agents shall have the right, at any time or times hereafter, in the name of the Lenders, or any designee of the Lenders or the Borrower Parties, to verify the validity, amount or other matter relating to any Accounts by mail, telephone, telegraph or otherwise. The Borrower Parties shall cooperate fully with the Administrative Agent and the Lenders in an effort to facilitate and promptly conclude any such verification process.

         Section 6.15 The Blocked Account.

                  (a) The Borrower Parties agree that all proceeds of the Collateral shall be deposited into one or more Blocked Accounts. The Borrower Parties shall also establish and maintain one or more special lockboxes with such bank(s) as may be selected by the Borrower Parties and approved by the Administrative Agent and shall enter into an agreement such bank(s) providing that all proceeds of the Collateral received in such lockboxes shall be remitted in immediately available funds to a Blocked Account. All amounts which shall be deposited into a Blocked Account shall be under the dominion and control of the Borrower Parties until the date of the initial Advance of the Loans (including, without limitation, any Advance made to reimburse a draw under any Letter of Credit), whereupon amounts deposited in such Blocked Account shall immediately be under the sole dominion and exclusive control of the Administrative Agent, on behalf of, and for the benefit of, the Lender Group, upon delivery of notice of such Advance by the Administrative Agent to the applicable bank and otherwise pursuant to the terms of the applicable Blocked Account Agreement. The Borrower Parties shall have no right thereafter to withdraw any amounts from any Blocked Account without the consent of the Majority Lenders unless, at such time, there shall not be any Obligations (other than undrawn Letters of Credit, contingent indemnity obligations or, so long as no Event of Default then exists, Obligations in respect of Bank Products and Hedge Agreements) then outstanding.

                  (b) The Borrower shall cause all cash, cash equivalents, checks, notes, drafts or similar items of payment from Account Debtors to be promptly deposited directly into a Blocked Account. In furtherance of the foregoing, the Borrower shall direct all Account Debtors to remit such amounts directly to one or more of the lockboxes referred to in the preceding clause
(a). In the event that any Borrower Party shall at any time receive any remittances of any of the foregoing directly, such Borrower Party shall promptly deposit the same into the Blocked Account.

                  (c) If the Administrative Agent or an Affiliate of the Administrative Agent is a Blocked Account bank, on the Business Day on which any amount is

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deposited into the Blocked Account with the Administrative Agent or an Affiliate of the Administrative Agent in immediately available funds, the Administrative Agent shall, without further consent of any Borrower Party, withdraw such amount from such Blocked Account to the extent of the Obligations (other than undrawn Letters of Credit, contingent indemnity obligations or, so long as no Event of Default then exists, Obligations in respect of Bank Products and Hedge Agreements) then outstanding, deposit the same in the Loan Account, and apply the same against the Obligations (other than contingent indemnity obligations or, so long as no Event of Default then exist, Obligations in respect of Bank Products and Hedge Agreements) in the manner provided for in Section 2.11; provided, however, and notwithstanding the foregoing, that unless an Event of Default then exists, no money on deposit in such Blocked Account shall be applied against any Eurodollar Advance if such application would constitute a prepayment of such Eurodollar Advance prior to its Payment Date, and during the existence of an Event of Default, such funds shall be retained in such Blocked Account (and will be invested by the Administrative Agent in overnight deposits for the Borrower's account) until the earlier of (i) such Payment Date, (ii) the next Business Day on which additional Obligations (other than continent indemnity obligations or, so long as no Event of Default then exists, Obligations in respect of Bank Products and Hedge Agreements) arise, or (iii) the occurrence of an Event of Default, at which time such amount shall be applied to such Eurodollar Advance or such Obligations (in accordance with the provisions of Section 2.11), as the case may be.

                  (d) If any Blocked Account bank is not the Administrative Agent or an Affiliate of the Administrative Agent, all funds in the Blocked Account of such other bank shall be deposited into the Clearing Account. On the Business Day on which any amount is deposited into the Clearing Account in immediately available funds, the Administrative Agent shall withdraw such amount from the Clearing Account to the extent of the Obligations (other than undrawn Letters of Credit, contingent indemnity obligations or, so long as no Event of Default then exists, Obligations in respect of Bank Products and Hedge Agreements) then outstanding, deposit the same in the Loan Account, and apply the same against the Obligations in the manner provided for in Section 2.11; provided, however, and notwithstanding the foregoing, that unless an Event of Default then exists, no money on deposit in the Clearing Account shall be applied against any Eurodollar Advance if such application would constitute a prepayment of such Eurodollar Advance prior to its Payment Date, and such funds shall be retained in the Clearing Account (and will be invested by the Administrative Agent in overnight deposits for the Borrowers' account) until the earlier of (i) such Payment Date, (ii) the next Business Day on which additional Obligations (other than contingent indemnity obligations or, so long as no Event if Default then exists, Obligations in respect of Bank Products or Hedge Agreements) arise, or (iii) the occurrence of an Event of Default, at which time such amount shall be applied to such Eurodollar Advance or such Obligations (in accordance with the provisions of Section 2.11), as the case may be. So long as no Obligations (other than undrawn Letters of Credit and contingent indemnity obligations) are then outstanding and no Event of Default then exists, amounts remaining in the

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Clearing Account will be transferred by the Administrative Agent to the
Concentration Account.

                  (e) All bank accounts (except for petty cash accounts, payroll accounts, medical reimbursement accounts and accounts for Foreign Subsidiaries) of the Borrower Parties are listed on Schedule 6.15, and such Schedule designates which such accounts are the Blocked Accounts as of the Agreement Date and which are other deposit accounts. No Borrower Party shall open any other deposit account (except for petty cash accounts, payroll accounts, medical reimbursement accounts and accounts for Foreign Subsidiaries) without providing the Administrative Agent with prior written notice thereof and, in the case of any such account into which the proceeds of any Accounts shall be deposited, unless the bank or other financial institution for such account shall have entered into an agreement with the Administrative Agent substantially in the form of the Blocked Account Agreement.

         Section 6.16 Further Assurances. Each Borrower Party will promptly cure, or cause to be cured, defects in the execution and delivery of the Security Documents resulting from any act or failure to act by any Borrower Party or any employee or officer thereof. Each Borrower Party at its expense will promptly execute and deliver to the Lender Group, or cause to be executed and delivered to the Lender Group, all such other and further documents, agreements, and instruments reasonably requested by the Administrative Agent in connection with the grant, perfection or priority of its Lien on the Collateral.

         Section 6.17 Broker's Claims. Each Borrower Party hereby indemnifies and agrees to hold the Administrative Agent and each of the Lenders harmless from and against any and all losses, liabilities, damages, costs and expenses which may be suffered or incurred by the Administrative Agent and each of the Lenders in respect of any claim, suit, action or cause of action now or hereafter asserted by a broker or any Person acting in a similar capacity arising from or in connection with the execution and delivery of this Agreement or any of the other Loan Documents, or the consummation of the transactions contemplated herein or therein, unless, with respect to any of the above, the Lender Group, or any of them, are determined by a final non-appealable judgment of a court of competent jurisdiction to have acted or failed to act with gross negligence or willful misconduct.

         Section 6.18 Indemnity. Each Borrower Party will indemnify and hold harmless each member of the Lender Group and each of its employees, representatives, officers and directors from and against any and all claims, liabilities, investigations, losses, damages, actions, and demands by any party against the Lender Group, or any of them, resulting from any breach or alleged breach by the Borrower Parties, or any of them, of any representation or warranty made hereunder, or otherwise arising out of the Revolving Loan Commitments or the making, administration or enforcement of the Loan Documents and the Loans; unless, with respect to any of the above, the Lender Group, or

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any of them, are determined by a final non-appealable judgment of a court of competent jurisdiction to have acted or failed to act with gross negligence or willful misconduct. NO INDEMNIFIED PERSON SHALL BE RESPONSIBLE OR LIABLE TO ANY OTHER PARTY TO ANY OTHER LOAN DOCUMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OF SUCH PERSON OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER ANY LOAN DOCUMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER. This Section 6.18 shall survive termination of this Agreement.

         Section 6.19 Environmental Matters. The Borrower will not, and will cause each of its Subsidiaries not to, and will not permit any other Person to, use, produce, manufacture, process, treat, recycle, generate, store, dispose of, manage at, or otherwise handle, or ship or transport to or from the Aggregate Real Properties any Hazardous Materials except for Hazardous Materials such as cleaning solvents, pesticides and other similar materials used, produced, manufactured, processed, treated, recycled, generated, stored, disposed, managed, or otherwise handled in amounts in the ordinary course of business in compliance with all applicable Environmental Requirements. The Borrower agrees that upon the occurrence of an Environmental Release at or on any of the Aggregate Real Properties it will act immediately to investigate the extent of, and to take appropriate remedial action to eliminate, such Environmental Release, whether or not ordered or otherwise directed to do so by any Environmental Authority. The Borrower shall defend, indemnify, and save harmless, the Administrative Agent and the Lenders from all loss, costs, damages and expense (including attorneys' fees and costs and consequential damages) asserted or proven against any member of the Lender Group by any party, as a result of the presence of such substances or any removal or compliance with such Applicable Law. The foregoing indemnification shall survive repayment of the Obligations.

         Section 6.20 Formation of Subsidiaries. At the time of the formation of any direct or indirect wholly-owned Domestic Subsidiary of the Borrower or the Acquisition of any direct or indirect wholly-owned Domestic Subsidiary of the Borrower after the Agreement Date, the Borrower Parties shall (a) cause each new Domestic Subsidiary to provide to the Administrative Agent, for the benefit of the Lender Group, (i) a Guarantee Supplement pursuant to which such new Domestic Subsidiary shall agree to join as a Guarantor of the Obligations under Article 3, (ii) a supplement to the Security Agreement, and (iii) such other security documents as the Administrative Agent may require, together with appropriate Uniform Commercial Code financing statements, all in form and substance reasonably satisfactory to the

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Administrative Agent, and (b) provide to the Administrative Agent, for the benefit of the Lender Group, all other documentation, including one or more opinions of counsel satisfactory to the Administrative Agent, which in its reasonable opinion is appropriate with respect to such formation and the execution and delivery of the applicable documentation referred to above. Any document, agreement or instrument executed or issued pursuant to this Section
6.20 shall be a "Loan Document" for purposes of this Agreement. At the time of the formation of any direct or indirect wholly-owned Foreign Subsidiary of the Borrower or the Acquisition of any direct or indirect wholly-owned Foreign Subsidiary of the Borrower after the Agreement Date, the Borrower shall confirm, or cause such Foreign Subsidiary, to confirm in writing such Foreign Subsidiary's agreement with the terms of the Negative Pledge Agreement.

         Section 6.21 Real Property Collateral. In the event that the Borrower desires to include the Real Property Availability in the calculation of the Fixed Asset Borrowing Base, the Borrower shall deliver written notice thereof to the Administrative Agent, which notice shall be accompanied by the following:

                  (a) The Mortgage duly executed by the Borrower encumbering the Borrower's fee interest in the Real Property Collateral;

                  (b) A title insurance commitment (the "Title Insurance Commitment") issued by a title company acceptable to the Administrative Agent in the amount, of one hundred percent (100%) of the appraised value of the Real Property Collateral and in such form as is acceptable to the Administrative Agent insuring that the Mortgage is a valid first priority Lien on the Borrower's interest in the Real Property Collateral subject only to such exceptions to title as shall be reasonably acceptable to the Administrative Agent and containing such endorsements and affirmative insurance as the Administrative Agent may require, and true copies of each document, instrument or certificate required by the terms of such policy and the Mortgage to be filed, recorded, executed or delivered in connection therewith;

                  (c) Duly executed Uniform Commercial Code financing statements under the applicable Uniform Commercial Code, or other filings under Applicable Law, to be filed in connection with the Mortgage in form and substance satisfactory to the Administrative Agent to perfect the Lien created by the Mortgage;

                  (d) A current survey (including flood plain certification) of the real property encumbered by the Mortgage, certified to the title company, the Lender Group and each of their successors and assigns, in form and content satisfactory to the Administrative Agent and prepared by a professional and properly licensed land surveyor satisfactory to the Administrative Agent;

                  (e) A local counsel opinion with respect to the Mortgage in form and substance satisfactory to the Administrative Agent;

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                  (f)      The Environmental Indemnity Agreement duly executed
         by each Borrower Party; and

                  (g) The Phase I Environmental Site Assessment Report dated May 8, 2003, and performed by SECOR International Incorporated with respect to the Real Property Collateral, together with a reliance letter in favor of the Lender Group, in each case, satisfactory in all respects to the Administrative Agent, together with copies of all existing environmental reviews and audits and other information pertaining to actual or potential environmental claims as the Administrative Agent may reasonably require.

Real Property Availability shall automatically be included in the calculation of the Fixed Asset Borrowing Base upon receipt by the Borrower of a notice from the Administrative Agent of the receipt of, and satisfaction with, the documents required by this Section 6.21.

         Section 6.22 Post-Closing Covenants. On or before June 30, 2003, the Borrower shall deliver to the Administrative Agent evidence, in form and substance satisfactory to the Administrative Agent and its counsel, that the Airplane Security Agreement has been filed of record with the Federal Aviation Administration, together with the legal opinion of Daughtery, Fowler, Peregrin & Haught, FAA counsel to the Administrative Agent, with respect to the enforceability, priority and perfection of the security interest granted under the Airplane Security Agreement and the ownership of the Airplane by the Borrower.

                                   ARTICLE 7.

                              INFORMATION COVENANTS

         Until the Commitments have expired or been terminated and the principal of and interest on the Loans, and all fees and expenses (other than contingent expenses) payable under this Agreement and the other Loan Documents, shall have been paid in full in cash and all Letters of Credit have expired or been terminated and all amounts drawn under each Letter of Credit shall have been reimbursed, the Borrower Parties will furnish or cause to be furnished to the Administrative Agent (or to each member of the Lender Group, if requested, at their respective offices):

         Section 7.1 Quarterly Financial Statements and Information. Within fifty (50) days after the last day of each of the first three (3) fiscal quarters in each fiscal year of the Borrower, the Borrower shall deliver to the Administrative Agent the balance sheet of the Borrower and its Consolidated Subsidiaries, on consolidated basis, as at the end of such fiscal quarter, and the statement of income and related statement of cash flows for such fiscal quarter which financial statements shall set forth in comparative form such figures as at the end of such quarter and for such quarter during the previous fiscal year, all of which shall be on a consolidated basis with the Consolidated Subsidiaries and shall be

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

certified by an Authorized Signatory of the Borrower to be, in his or her opinion, complete and correct in all material respects and to present fairly in accordance with GAAP the financial position of the Borrower and its Consolidated Subsidiaries, as at the end of such period and the results of operations for such period, subject only to normal adjustments.

         Section 7.2 Annual Financial Statements and Information; Certificate of No Default. Within one hundred and five (105) days after the end of each fiscal year of the Borrower, the Borrower shall deliver to the Administrative Agent the audited balance sheet of the Borrower and its Consolidated Subsidiaries, on a consolidated basis, as at the end of such year and the related audited statements of income and related audited statements of cash flows for such year, all of which shall be on a consolidated basis with the Consolidated Subsidiaries, which financial statements shall set forth in comparative form such figures as at the end of and for the previous year, all certified by the Certified Public Accountants, with such certification to be free of exceptions or qualifications not acceptable to the Majority Lenders.

         Section 7.3 Compliance Certificates. At the time (w) the financial statements are furnished pursuant to Section 7.1 and Section 7.2, (x) the Borrowing Base Certificate is delivered with respect to any fiscal month pursuant to Section 7.5(a), (y) any Restricted Payment is made to the extent required under Section 8.4 and (z) any payment on the Senior Notes is made pursuant to the terms of either of the Indentures, the Borrower shall deliver a Compliance Certificate to the Administrative Agent:

         (a) Setting forth as at the end of such month, quarter or year or as of such date, as the case may be, the arithmetical calculations required to establish whether or not the Borrower was in compliance with the requirements of the Financial Covenants being tested as at the end of such month, quarter or year, as applicable;

         (b) Stating that, to the best of his or her knowledge, no Default or Event of Default has occurred as at the end of such month, quarter or year or as of such date, as the case may be, or, if a Default or an Event of Default has occurred, disclosing each such Default or Event of Default and its nature, when it occurred and whether it is continuing;

         (c) With respect to each fiscal quarter end, setting forth a report of the mark-to-market interest rate with respect to derivative transactions (including, without limitation, any obligations arising in respect of any Hedge Agreements) determined in accordance with GAAP; and

         (d) With respect to each fiscal month end, setting forth a report of the mark-to-market value with respect to any of the Investments of the Borrower described in clause (e) of the definition of "Cash Equivalents" determined in accordance with GAAP.

         Section 7.4 Access to Accountants. Each Borrower Party hereby authorizes the Administrative Agent to communicate directly with such Borrower Party's

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independent public accountants and authorizes these accountants to disclose to the Administrative Agent any and all financial statements and other supporting financial data, including matters relating to the annual audit and copies of any arrangement letter with respect to its business, financial condition and other affairs, provided in any such case that the applicable Borrower Party shall be given notice at least two (2) Business Days prior to such meeting and the opportunity to be present at any meeting between the Administrative Agent and such Borrower Party's independent public accountants. On or before the Agreement Date, the Borrower Parties shall deliver to their independent public accountants a letter authorizing them to comply with the provisions of this Section 7.4.

         Section 7.5 Additional Reports.

         (a) As soon as practicable, but in any event within fifteen (15) days after the end of each fiscal month, or more frequently as reasonably required by the Administrative Agent, the Borrower shall deliver to the Administrative Agent, a Borrowing Base Certificate as of the last day of the preceding fiscal month or such other date reasonably required by the Administrative Agent, which shall be in such form as shall be satisfactory to the Administrative Agent, setting forth (i) the amount of Inventory owned by the Borrower, and specifically setting forth the amount of Eligible Inventory, (ii) a categorical breakdown of all Accounts of the Borrower, with a calculation of Eligible Accounts as of such last day of the preceding month, (iii) an aging of all Accounts of the Borrower, together with a reconciliation to the Current Asset Borrowing Base and to the Borrower's general ledger, and (iv) the Eligible Equipment (adjusted for any Equipment sold or otherwise disposed of and for any Acceptable Replacement Equipment and Acceptable Additional Equipment).

         (b) As soon as practicable, but in any event within fifteen (15) days after the end of each fiscal month, or more frequently as reasonably required by the Administrative Agent, the Borrower shall deliver to the Administrative Agent and to any Lender requesting the same, in form acceptable to the Administrative Agent, an aged trial balance of all Accounts of the Borrower existing as of the last day of the preceding fiscal month or such other date reasonably required by the Administrative Agent, specifying the names, and face value for each Account Debtor obligated on an Account of the Borrower so listed and all other information necessary to calculate Eligible Accounts as of such last day of the preceding month or such other date reasonably required by the Administrative Agent and, upon the Administrative Agent's reasonable request therefor, copies of all documents relating to the Accounts of the Borrower so scheduled and such other matters and information relating to the status of then existing Accounts of the Borrower as the Administrative Agent shall reasonably request.

         (c) As soon as practicable, but in any event within fifteen (15) days after the end of each fiscal month, the Borrower shall deliver to the Administrative Agent a status report, certified by an Authorized Signatory of the Borrower, showing: (i) the type, Value, and location of the Inventory of the Borrower (including, without limitation, work

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in process) as at the end of the preceding fiscal month; (ii) the aggregate
Dollar value of all returns, repossessions or discounts with respect to Inventory of the Borrower in excess of $1,000,000; and (iii) the description, location, gross book value and OLV (net of liquidation expenses) of the Eligible Equipment and giving details of all sales or other dispositions of Eligible Equipment and all purchases of Acceptable Additional Equipment and Acceptable Replacement Equipment, including the gross book value and OLV (net of liquidation expenses) of the Eligible Equipment related thereto, since the Agreement Date and such other information as the Administrative Agent may reasonably request. In any event, with the above-described status report for the month of December of each year and upon request from the Administrative Agent made at any time hereafter (provided that, so long as no Default or Event of Default has occurred and is continuing, the Administrative Agent shall only make one (1) such request during any twelve (12) month period), the Borrower shall furnish the Administrative Agent with updates of the lists of Eligible Equipment, updates of the appraisal of the Eligible Equipment.

         (d) Promptly upon receipt thereof, the Borrower Parties shall deliver to the Administrative Agent a copy of the final management report addressed to the audit committee of the Borrower's Board of Directors, if any, prepared by the Borrower's independent public accountants in connection with the annual audit referred to in Section 7.2.

         (e)      As soon as available and in no event later than forty-five
(45) days after the end of each fiscal year, the Borrower shall deliver to the Administrative Agent the preliminary annual budget for the Borrower and its Consolidated Subsidiaries (including income statements, balance sheets and cash flow statements) for the current fiscal year on a quarterly basis, and as soon as available and in no event later than ninety (90) days after the end of each fiscal year, the final annual budget and forecast for the Borrower and its Consolidated Subsidiaries approved by the board of directors of the Borrower.

         (f) To the extent not covered elsewhere in this Article 7, promptly after the sending thereof, the Borrower Parties shall deliver to the Administrative Agent and the Lenders copies of all reports and other information which any Borrower Party sends to any holder of its Funded Debt (including in respect of the Senior Notes or the Refinancing Notes) or its securities (excluding any employee benefit plans) or which any Borrower Party files with the Securities and Exchange Commission or any national securities exchange.

         (g) Within fifteen (15) days after the end of each fiscal month, the Borrower shall provide the Administrative Agent with the details of each Subsidiary Debt Conversion effected during such fiscal month having a balance outstanding at the end of such fiscal month.

         (h) From time to time and promptly upon each request the Borrower Parties shall deliver to the Administrative Agent, on behalf of the Lender Group, such additional information regarding the financial position of the Borrower Parties, or any of them, as

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the Administrative Agent, at the request of any member of the Lender Group, may reasonably request.

         Section 7.6 Notice of Litigation and Other Matters.

         (a) Promptly (but in any event within three (3) Business Days) after any Borrower Party's obtaining knowledge of (i) the commencement of any litigation affecting the Borrower or any of its Subsidiaries or any of their respective assets, whether or not the claim is considered by such Borrower Party to be covered by insurance, and (ii) the institution of any administrative proceeding, such Borrower Party shall provide written notice to the Administrative Agent thereof to the extent such litigation or proceeding, if decided adversely, could reasonably be expected to have a Materially Adverse Effect.

         (b) Promptly after the rendition of (i) any judgment in an amount exceeding $1,000,000 or (ii) judgments in the aggregate which exceed $5,000,000, or (iii) any judgment involving federal or state taxes, the Borrower Parties shall notify the Administrative Agent thereof.

         (c) Promptly upon any Borrower Party's receipt of notice or the pendency of any proceeding for the condemnation or other taking of the Real Property Collateral, the Borrower shall notify the Administrative Agent of the occurrence thereof.

         (d) Promptly upon any Borrower Party's receipt of notice of any material adverse change with respect to the business, assets, liabilities, financial position, prospects, or results of operations of any Borrower Party, other than changes in the ordinary course of business which have not had and are not likely to have a Materially Adverse Effect, the Borrower shall notify the Administrative Agent of the occurrence thereof.

         (e) Promptly (but in any event within five (5) Business Days) following any Default or Event of Default, the Borrower shall notify the Administrative Agent of such occurrence giving in each case the details thereof and specifying the action proposed to be taken with respect thereto.

         (f) Promptly following any Borrower Party's receipt of notice thereof, the Borrower shall notify the Administrative Agent of any default by the Borrower or any of its Subsidiaries under any Material Financing Agreement. Prior to the execution of any amendment to any Material Financing Agreement, the Borrower shall send to the Administrative Agent a copy of the proposed amendment, and promptly upon execution thereof (subject to the provisions of Section 8.11), the Borrower shall send to the Administrative Agent a copy of the executed amendment.

         (g) Promptly (but in any event within three (3) Business Days) following the occurrence of any Reportable Event or a Prohibited Transaction with respect to any Plan

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or the institution or threatened institution by the PBGC of proceedings under
ERISA to terminate or to partially terminate any such Plan or the commencement of any litigation regarding any such Plan or naming it or the trustee of any such Plan with respect to such Plan (other than claims for benefits in the ordinary course of business and claims that would not individually or in the aggregate have a Materially Adverse Effect), or the failure by the Borrower or any of its ERISA Affiliates to make any required contribution to a Plan that is subject to Section 302 of ERISA or Section 412 of the Code, the Borrower shall notify the Administrative Agent of the occurrence thereof.

         (h) Promptly after any Borrower Party's obtaining knowledge of any material Environmental Liabilities, pending, threatened or anticipated Environmental Proceedings, Environmental Notices, Environmental Judgments and Orders, or Environmental Releases at, on, in, under or in any way affecting the Aggregate Real Properties, or any adjacent properties, or of any facts, events, or conditions that could lead to any of the foregoing, the Borrower shall notify the Administrative Agent thereof.

                                   ARTICLE 8.

                               NEGATIVE COVENANTS

         Until the Commitments have expired or been terminated and the principal of and interest on the Loans, and all fees and expenses (other than contingent expenses) payable under this Agreement and the other Loan Documents, shall have been paid in full in cash and all Letters of Credit have expired or been terminated and all amounts drawn under each Letter of Credit shall have been reimbursed:

         Section 8.1 Indebtedness. No Borrower Party will create, assume, incur, or otherwise become or remain obligated in respect of, or permit to be outstanding, any Indebtedness except:

         (a) Indebtedness under this Agreement, the other Loan Documents and any Bank Products;

         (b) Trade or accounts payable and/or similar obligations, and accrued expenses, incurred in the ordinary course of business, other than for borrowed money;

         (c) Indebtedness of the Borrower Parties secured by Purchase Money Liens that are Permitted Liens not to exceed $20,000,000 in the aggregate at any one time outstanding;

         (d)      Guaranties permitted by Section 8.2;

         (e) (i) Indebtedness existing on the Agreement Date under the Indentures in respect of the Senior Notes, and (ii) Indebtedness arising under any Refinancing Notes, and (iii) Indebtedness arising out of the refinancing, extension, renewal or refunding of

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any Indebtedness permitted by the foregoing clauses (i) and (ii), so long as
(other than with respect to the refinancing of the Senior Notes (2006) with any Refinancing Notes) (A) the maturity of such refinanced Indebtedness is not earlier than the maturity of the original Indebtedness, and (B) the terms and conditions otherwise applicable to such refinanced Indebtedness shall be reasonably acceptable to the Administrative Agent or the Majority Lenders;

         (f) Indebtedness of the Borrower under the Canadian Credit Agreement, including any amendment and restatement thereof permitted under this Agreement;

         (g) Indebtedness of the Borrower Parties arising with respect to interest rate and currency hedging agreements permitted under Section 8.5(i);

         (h) Indebtedness of the Borrower with respect to insurance premium installments in an aggregate amount not to exceed $15,000,000 at any one time outstanding;

         (i) Indebtedness of the Borrower Parties in respect of corporate travel and purchase card programs incurred in the ordinary course of business and consistent with practices in effect as of the Agreement Date;

         (j) Indebtedness consisting of (i) accrued pension fund and other employee benefit plan obligations and liabilities, or (ii) deferred taxes to the extent such taxes are not required to have been paid pursuant to the terms of this Agreement;

         (k) Other Indebtedness of the Borrower in an aggregate amount not to exceed $5,000,000 at any one time outstanding;

         (l) Indebtedness of the Borrower in respect of Non-Participated Letters of Credit in an aggregate face amount not to exceed $19,066,778, and Indebtedness of the Borrower in respect of any Backup Letters of Credit permitted under this Agreement;

         (m)      Any Subordinated Debt;

         (n) Indebtedness of the Borrower with respect to the VRDB Obligations; and

         (o) Indebtedness of the Borrower in respect of bankers acceptances in an aggregate amount not to exceed $2,000,000 at any one time outstanding, in respect of the Borrower's foreign operations.

         Section 8.2 Guaranties. No Borrower Party will at any time guarantee or enter into or assume any Guaranty, or be obligated with respect to, or permit to be outstanding, any Guaranty, other than (a) guaranties of the Obligations, (b) guaranties of obligations under repurchase agreements of any Borrower Party entered into in connection with the sale of products in the ordinary course of business of such Borrower Party, (c) guaranties

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of obligations under agreements of any Borrower Party entered into in connection with the acquisition of services, supplies, and equipment in the ordinary course of business of such Borrower Party, (d) endorsements of instruments in the ordinary course of business, and (e) guaranties by any Borrower Party of any obligation of any other Borrower Party.

         Section 8.3 Liens. No Borrower Party will, and no Borrower Party will permit any of its Subsidiaries to, create, assume, incur, or permit to exist or to be created, assumed, or permitted to exist, directly or indirectly, any Lien on any of its property, real or personal, now owned or hereafter acquired, except for Permitted Liens.

         Section 8.4 Restricted Payments and Purchases. No Borrower Party shall directly or indirectly declare or make any Restricted Payment or Restricted Purchase, or set aside any funds for any such purpose, other than Dividends on common stock which accrue (but are not paid in cash) or are paid in kind or Dividends on preferred stock which accrue (but are not paid in cash) or are paid in kind; provided, however, that (a) the Borrower's Subsidiaries may make Restricted Payments to the Borrower or another Borrower Party; (b) the Borrower Parties may make Restricted Payments to Affiliates to the extent permitted under
Section 8.6; and (c) so long as no Default or Event of Default then exists or would be caused thereby, (i) the Borrower may make cash Dividends to, or repurchase shares of common stock from, its shareholders, provided that (A) the Borrower shall deliver to the Administrative Agent at least fifteen (15) days prior to any proposed payment date a Compliance Certificate setting forth calculations demonstrating, on a pro forma basis, that (x) the Borrower shall be in compliance with the Financial Covenants immediately before and after giving effect to such Dividend or repurchase, and (y) that Liquidity immediately before and after giving effect to such Dividend or repurchase shall be not less than $100,000,000, and (B) with respect to any proposed Dividend, the payment date of such Dividend shall be during the period following receipt by the Administrative Agent of the financial statements under Section 7.1 for the fiscal quarter for which such proposed Dividend is payable and prior to the beginning of the immediately succeeding fiscal quarter, and (ii) the Borrower may prepay the VRDB Obligations in an aggregate principal amount not to exceed $7,500,000.

         Section 8.5 Investments. No Borrower Party will make any Investments, except that (a) any Borrower Party may purchase or otherwise acquire and own Cash Equivalents; (b) the Borrower Parties may hold the Investments in existence on the Agreement Date and, so long as no Default or Event of Default shall have occurred and be continuing and subject to Section 6.20, may make additional Investments after the Agreement Date in an aggregate amount not to exceed $5,000,000 at any time outstanding; (c) so long as no Default or Event of Default shall have occurred and be continuing, the Borrower may convert any of its Accounts that are in excess of ninety (90) days past due into notes or Equity Interests from the applicable Account Debtor so long as the Administrative Agent, for the benefit of the Lender Group, is granted a first priority security interest in such Equity Interests or notes which Lien is perfected contemporaneously with the conversion of such Account to Equity Interests or notes;

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(d) the Borrower may hold the Equity Interests of its Subsidiaries in existence as of the Agreement Date and its Subsidiaries created after the Agreement Date in accordance with Section 6.20 and Section 8.7; (e) so long as no Default or Event of Default shall have occurred and be continuing, the Borrower Parties may make loans or advances to employees in an aggregate principal amount not to exceed $500,000 at any time outstanding, in each case in the ordinary course of business and consistent with practices existing on the Agreement Date; (f) the Borrower Parties may make Permitted Foreign Investments; (g) so long as no Default or Event of Default shall have occurred and be continuing and subject to
Section 6.20, may make non-cash Investments in an aggregate amount not to exceed $1,000,000 during the term of this Agreement; (h) the Borrower may make Investments in any other Borrower Party; and (i) the Borrower Parties may enter into derivative agreements not entered into for speculative purposes, and in the case of interest rate hedging agreements not having a maturity in excess of the maturities of the Funded Debt of the Borrower Parties, and in the case of interest rate and currency hedging agreements, having an aggregate notional amount for all such agreements outstanding not to exceed $300,000,000 without the consent of the Administrative Agent.

         Section 8.6 Affiliate Transactions. No Borrower Party shall enter into or be a party to any agreement or transaction with any Affiliate except (a) as described on Schedule 8.6, (b) relating to compensation and benefits plans for officers and directors of the Borrower Parties, (c) pursuant to the Borrower's transfer pricing policy substantially as in effect as of the Agreement Date subject to normal and customary price adjustments, (d) Investments permitted under Section 8.5, or (e) in the ordinary course of and pursuant to the reasonable requirements of the applicable Borrower Party's business and upon fair and reasonable terms that are no less favorable to such Borrower Party than it would obtain in a comparable arms length transaction with a Person not an Affiliate of such Borrower Party. All obligations (consisting of Indebtedness or otherwise) owed by any Affiliate to any of the Borrower Parties shall be subordinated in full to the payment of the Obligations.

         Section 8.7 Liquidation; Change in Ownership, Name, or Year; Disposition or Acquisition of Assets; Etc. No Borrower Party shall at any time:

         (a) Liquidate or dissolve itself (or suffer any liquidation or dissolution) or otherwise wind up its business (except that any Subsidiary of the Borrower may liquidate or dissolve itself in accordance with Applicable
Law);

         (b) Sell, lease, abandon, transfer or otherwise dispose of, in a single transaction or a series of related transactions, to any other Person (other than any other Borrower Party) any assets, property or business except for the sale of Inventory in the ordinary course of business at the fair market value thereof and for cash or Cash Equivalents and except for physical assets used, consumed or otherwise disposed of in the ordinary course of business; provided, however, so long as the Net Cash Proceeds received in connection therewith are deposited into a Blocked Account and so long as no

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

Default or Event of Default then exists or would be caused thereby, (A) the Borrower Parties may dispose of assets related to the product lines for Meters, circuit protection, Zinco breakers, and enclosures, (B) subject to compliance with Section 2.6(b), the Borrower may sell, lease, exchange or otherwise dispose of portions of the Eligible Equipment (x) if such Eligible Equipment is replaced promptly upon its disposition with Acceptable Replacement Equipment having a fair market value equal to or greater than the Eligible Equipment so disposed of and which meets all the criteria for eligibility set forth in the definition of "Eligible Equipment", or (y) if the greater of (I) the fair market value of such Eligible Equipment and (II) the gross proceeds received from the disposition thereof, does not exceed $5,000,000 in the aggregate during any fiscal year without the consent of the Administrative Agent, so long as the Borrower shall provide to the Administrative Agent such information and an updated Borrowing Base Certificate with respect to any such dispositions, (C) Thomas & Betts International, Inc., may transfer its interests in Foreign Subsidiaries and Leviton, and (D) the Borrower Parties may terminate any derivative agreements in accordance with the terms thereof;

         (c) Become a partner or joint venturer with any third party; provided, however, that so long as no Default or Event of Default shall then exist or be caused thereby, the Borrower Parties may become a partner or joint venturer with a third party so long as (i) the Borrower Parties comply with
Section 6.20, (ii) the resulting partnership or joint venture shall be located in the continental United States or Puerto Rico and reasonably related to the Borrower Parties' business as currently conducted, and (iii) the Borrower shall deliver to the Administrative Agent, at least fifteen (15) days prior thereto, a Compliance Certificate setting forth calculations demonstrating, on a pro forma basis, that (A) the Borrower shall be in compliance with the Financial Covenants immediately before and after giving effect thereto, and (B) that Liquidity immediately before and after giving effect thereto shall be not less than $100,000,000;

         (d) Make any Acquisitions; provided, however, that (i) any Subsidiary of the Borrower may merge into any Borrower Party so long as the Borrower Party is the surviving entity after such merger, and (ii) the Borrower Parties may make Permitted Acquisitions;

         (e) Change its corporate or business name or form of organization without giving the Administrative Agent thirty (30) days prior written notice of its intention to do so and complying with all reasonable requirements of the Lender Group in regard thereto; or

         (f) Create any Domestic Subsidiary; provided, however, that, so long as no Default or Event of Default then exists or would be caused thereby, the Borrower Parties may create Domestic Subsidiaries subject to compliance with
Section 6.20.

         Section 8.8 Financial Covenants.

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         (a)      Minimum Liquidity. At all times during the term of this
Agreement, the Borrower shall maintain Liquidity of not less than $100,000,000, unless at such time (a) the Senior Notes (2004) and the Senior Notes (2006) shall have been retired, refinanced or defeased in full, (b) the Fixed Charge Coverage Ratio, determined as of the last day of the immediately preceding fiscal month, shall be greater than 1.15 to 1.00, and (c) the Interest Coverage Ratio, determined as of the last day of the immediately preceding fiscal month, shall be greater than 1.30 to 1.00.

         (b) Minimum Consolidated Liquidity. At all times during the term of this Agreement, the Borrower shall maintain Consolidated Liquidity of not less than $175,000,000, unless the Fixed Charge Coverage Ratio, determined as of the last day of the immediately succeeding fiscal quarter, and as of the last day of each fiscal quarter ending thereafter until such time as Consolidated Liquidity shall remain above $175,000,000 for two (2) consecutive fiscal quarters, shall be greater than or equal to 1.00 to 1.00.

         (c) Consolidated Net Assets. Ten percent (10%) of Consolidated Net Assets shall at all times be greater than $52,500,000.

         (d) Consolidated Tangible Net Assets. Twelve and one-half percent (12.5%) of Consolidated Tangible Net Assets shall at all times be greater than $52,500,000.

         (e) Capital Expenditures. Capital Expenditures shall not exceed $60,000,000 in the aggregate during any fiscal year; provided, however, to the extent that amounts available herein for Capital Expenditures with respect to any fiscal year are not used, up to $10,000,000 of such amounts may be carried forward to increase the Dollar limit set forth herein for Capital Expenditures during the immediately following fiscal year.

         Section 8.9 Limitation on Leases. The Borrower Parties shall not create, incur, assume or suffer to exist, any obligation for the payment of rent or hire for property or assets of any kind whatsoever, whether real or personal, under leases or lease agreements (other than Capitalized Lease Obligations) which would cause the aggregate amount of all payments made by the Borrower Parties, pursuant to such lease or lease agreements to exceed $20,000,000 during any calendar year.

         Section 8.10 Sales and Leasebacks. No Borrower Party shall enter into any arrangement, directly or indirectly, with any third party whereby such Borrower Party shall sell or transfer any property, real or personal, whether now owned or hereafter acquired, and whereby such Borrower Party shall then or thereafter rent or lease as lessee such property or any part thereof or other property which such Borrower Party intends to use for substantially the same purpose or purposes as the property sold or transferred, except that the Borrower Parties may enter into such transactions with respect to (a) Real Property (other than the Real Property Collateral if the Real Property Availability has been included in the calculation of the Fixed Asset Borrowing
Base) having an aggregate

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sales price not to exceed $20,000,000 during the term of this Agreement, and (b)
any airplane acquired by the Borrower after the Agreement Date.

         Section 8.11 Amendment and Waiver. The Borrower shall not, and shall not permit any of its Subsidiaries to, (a) enter into any amendment of, or agree to or accept any waiver, which would adversely affect the rights of such Borrower Party or the Lender Group, or any of them, of (i) its articles or certificate of incorporation or formation, by-laws or other governing documents,
(ii) the Indentures or any of the Senior Notes or any of the Refinancing Notes Documents, or (iii) any documents evidencing any Subordinated Debt, except amendments, waivers and modifications approved by the Administrative Agent, or
(b) enter into any amendment or modification to any Material Financing Agreement of a material nature (other than an amendment and restatement of the Canadian Credit Agreement which amendment and restatement shall not increase the maximum amount of credit available thereunder to more than 45,000,000 Canadian dollars, increase the Borrower or any of its Subsidiaries' obligations with respect thereto, or secure the obligations thereunder with assets which do not secure the Canadian Credit Agreement on the Agreement Date), or (c) permit any Material Contract to be cancelled or terminated prior to its stated maturity if such cancellation would have a Materially Adverse Effect.

         Section 8.12 ERISA Liability. Neither the Borrower nor of its any ERISA Affiliates shall fail to meet all of the applicable minimum funding requirements of ERISA and the Code, without regard to any waivers thereof, and, to the extent that the assets of any Plan would be less than an amount sufficient to provide all accrued benefits payable under such Plans, the Borrower shall make (or cause to be made) the contribution required under Section 302 of ERISA or Section 412 of the Code (based on the Borrower's current actuarial assumptions). Except as provided in Schedule 5.1(o), neither the Borrower nor any ERISA Affiliate shall become a participant in any Multiemployer Plan.

         Section 8.13 Prepayments. No Borrower Party shall voluntarily prepay, redeem, defease or purchase in any manner, or deposit or set aside funds for the purpose of any of the foregoing, make any payment in respect of principal of, or make any payment in respect of interest on, (a) any Funded Debt (other than any Subordinated Debt), except the Borrower may (i) make regularly scheduled payments of principal or interest required in accordance with the terms of the instruments governing any Funded Debt permitted hereunder, (ii) make payments constituting Restricted Payments permitted under Section 8.4, and (iii) make payments, including prepayments permitted or required hereunder, with respect to the Obligations, or (b) any Subordinated Debt except to the extent permitted by the applicable Subordination Agreement.

         Section 8.14 Negative Pledge. The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into any agreement (other than the Loan Documents, the Canadian Credit Agreement and any Permitted Foreign Credit Facility)

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with any Person that prohibits or restricts or limits the ability of the
Borrower or any of its Subsidiaries to create, incur, pledge, or suffer to exist any Lien upon any of its respective assets, or restricts the ability of any Subsidiary of the Borrower to pay Dividends to the Borrower.

                                   ARTICLE 9.

                                    DEFAULT

         Section 9.1 Events of Default. Each of the following events shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule, or regulation of any governmental or non-governmental body:

         (a) Any representation or warranty made under this Agreement or in any other Loan Document shall prove incorrect or misleading in any material respect when made or deemed to have been made pursuant to Section 5.5;

         (b) (i) Any payment of any principal hereunder, or any reimbursement obligations with respect to any Letter of Credit, shall not be received by the Administrative Agent on the date such payment is due, or (ii) any payment of any interest hereunder, or any fees payable hereunder or under the other Loan Documents, or any other Obligations, shall not be received within five (5) Business Days after the date such payment is due;

         (c) (i) Any Borrower Party shall default in the performance or observance of any agreement or covenant contained in Section 2.12 (Use of Proceeds), 6.1(a) (Preservation of Existence), 6.5 (Insurance), 6.7 (Visits and Inspections), 6.15 (The Blocked Account), 6.22 (Post-Closing Covenants), 8.1 (Indebtedness), 8.2 (Guaranties), 8.3 (Liens), 8.4 (Restricted Payments and Purchases), 8.5 (Investments), 8.7 (Liquidation; Change in Ownership, Name; Disposition or Acquisition of Assets; Etc.), 8.8 (Financial Covenants), 8.13 (Prepayments) or 8.14 (Negative Pledge), or (ii) any Borrower Party shall default in the performance or observance of any agreement or covenant contained in Article 7 within ten (10) days of such default;

         (d) Any Borrower Party shall default in the performance or observance of any other agreement or covenant contained in this Agreement not specifically referred to elsewhere in this Section 9.1, and such default, if curable, shall not be cured within the earlier of (i) a period of thirty (30) days from the date that such Borrower Party knew or reasonably should have known of the occurrence of such default, or (ii) a period of thirty (30) days after written notice of such default is given to such Borrower Party;

         (e) There shall occur any default in the performance or observance of any agreement or covenant contained in any of the other Loan Documents (other than this

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Agreement or as otherwise provided in this Section 9.1), or in any Hedge
Agreement, which shall not be cured within the applicable cure period, if any, provided for therein, or, if there is no applicable cure period set forth therein, within the earlier of (i) a period of thirty (30) days from the date that any Borrower Party knew or reasonably should have known of the occurrence of such default, or (ii) a period of thirty (30) days after written notice of such default is given to the Borrower Parties;

         (f)      There shall occur any Change of Control;

         (g) (i) There shall be entered a decree or order for relief in respect of the Borrower or any of its Subsidiaries under the Bankruptcy Code, or any other applicable federal or state bankruptcy law or other similar law, or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator, or similar official of the Borrower or any of its Subsidiaries or of any substantial part of their respective properties, or ordering the winding-up or liquidation of the affairs of the Borrower or any of its Subsidiaries, or (ii) an involuntary petition shall be filed against the Borrower or any of its Subsidiaries and a temporary stay entered and (A) such petition and stay shall not be diligently contested, or (B) any such petition and stay shall continue undismissed for a period of sixty (60) consecutive days;

         (h) The Borrower or any of its Subsidiaries shall file a petition, answer, or consent seeking relief under the Bankruptcy Code, or any other applicable federal or state bankruptcy law or other similar law, or the Borrower or any of its Subsidiaries shall consent to the institution of proceedings thereunder or to the filing of any such petition or to the appointment or taking of possession of a receiver, liquidator, assignee, trustee, custodian, sequestrator, or other similar official of the Borrower or such Subsidiary or of any substantial part of its properties, or the Borrower or any of its Subsidiaries shall fail generally to pay their respective debts as they become due, or the Borrower or any of its Subsidiaries shall take any action in furtherance of any such action;

         (i) A final judgment (other than a money judgment or judgments fully covered (except for customary deductibles or copayments not to exceed $5,000,000 in the aggregate) by insurance as to which the insurance company has acknowledged coverage) shall be entered by any court against the Borrower or any of its Subsidiaries for the payment of money which exceeds $5,000,000 or a warrant of attachment or execution or similar process shall be issued or levied against property of the Borrower or any of its Subsidiaries pursuant to a final judgment which, together with all other such property of the Borrower or any of its Subsidiaries subject to other such process, exceeds in value $5,000,000 in the aggregate, and if, within thirty (30) days after the entry, issue, or levy thereof, such judgment, warrant, or process shall not have been paid or discharged or stayed pending appeal, or if, after the expiration of any such stay, such judgment, warrant, or process shall not have been paid or discharged;

         (j) There shall be at any time any "accumulated funding deficiency," as defined in Section 302 of ERISA or in Section 412 of the Code, with respect to any Plan

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

subject to such Sections; or a trustee shall be appointed by a United States District Court to administer any such Plan; or the PBGC shall institute proceedings to terminate any such Plan; or the Borrower or any of its ERISA Affiliates shall incur any liability to the PBGC in connection with the termination of any such Plan; or any Plan or trust created under any Plan of the Borrower or any of its ERISA Affiliates shall engage in a Prohibited Transaction which would subject any such Plan, any trust created thereunder, any trustee or administrator thereof, or any party dealing with any such Plan or trust to any material tax or penalty on Prohibited Transactions imposed by Section 502 of ERISA or Section 4975 of the Code; or except as provided in Schedule 5.1(o), the Borrower or any of its ERISA Affiliates shall enter into or become obligated to contribute to a Multiemployer Plan;

         (k) There shall occur (i) any payment default (after the expiration of any applicable cure period) under any indenture, agreement, or instrument evidencing Funded Debt of any Borrower Party in an aggregate principal amount of $8,000,000 or more (including, without limitation, under any documents evidencing any Subordinated Debt), or (ii) any event or condition which results in the acceleration of the maturity of Funded Debt outstanding of the Borrower or any of its Subsidiaries in an aggregate principal amount of $8,000,000 or more (including, without limitation, any required mandatory prepayment or "put" of such Funded Debt to the Borrower or any Subsidiary) or enables (or, with the giving of notice or lapse of time or both, would enable) the holders of such Funded Debt or commitment or any Person acting on such holders' behalf to accelerate the maturity thereof or terminate any such commitment prior to its normal expiration (including, without limitation, any required mandatory prepayment or "put" of such Funded Debt to the Borrower or any Subsidiary);

         (l) All or any portion of any Security Document shall at any time and for any reason be declared to be null and void, or a proceeding shall be commenced by any Borrower Party or any Affiliate thereof, or by any governmental authority having jurisdiction over any Borrower Party any Affiliate of any Borrower Party, seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or any Borrower Party or any Affiliate of a Borrower Party shall deny that it has any liability or obligation for the payment of principal or interest purported to be created under any Loan Document;

         (m) There shall have occurred an event that could reasonably be expected to have a Materially Adverse Effect on the legality, validity or enforceability of any of the Loan Document; or

         (n) The Borrower shall make any payment of principal or interest due in respect of any Senior Notes or any Refinancing Notes other than (i) regularly scheduled payments of interest due on the Senior Notes to the holders thereof in accordance with the terms of the Indentures as in effect on the Agreement Date or as amended thereafter in accordance with Section 8.11; and
(ii) repayments or prepayments of principal with

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respect to the Senior Notes (2004) and the Senior Notes (2006) funded by Net
Cash Proceeds received by the Borrower in connection with the issuance of the Senior Notes (2013) or the Refinancing Notes and/or the proceeds of an Advance of the Revolving Loans, provided that the Borrower shall have delivered to the Administrative Agent, at least three (3) Business Days prior to any proposed repayment date, a Compliance Certificate setting forth calculations demonstrating, on a pro forma basis, that (A) the Borrower shall be in compliance with the Financial Covenants immediately before and after giving effect to such repayment, and (B) that Liquidity immediately before and after giving effect to such repayment shall be not less than $100,000,000.

         Section 9.2 Remedies. If an Event of Default shall have occurred and shall be continuing, in addition to the rights and remedies set forth elsewhere in this Agreement, and the other Loan Documents and Hedge Agreements:

         (a) With the exception of an Event of Default specified in Section 9.1(g) or (h), the Administrative Agent, at the direction of the Majority Lenders, shall (i) terminate each Revolving Loan Commitment and each Letter of Credit Commitment, or (ii) declare the principal of and interest on the Loans and all other Obligations (other than any obligations as existing from time to time of any Borrower Party to the Administrative Agent (or an Affiliate of the Administrative Agent) or any Lender arising from or in connection with any Hedge Agreements) to be forthwith due and payable without presentment, demand, protest, or notice of any kind, all of which are hereby expressly waived, anything in this Agreement or in any other Loan Document to the contrary notwithstanding, or both.

         (b) Upon the occurrence and continuance of an Event of Default specified in Sections 9.1(g) or (h), such principal, interest, and other Obligations (other than any obligations as existing from time to time of any Borrower Party to the Administrative Agent (or an Affiliate of the Administrative Agent) or any Lender arising from or in connection with any Hedge Agreements) shall thereupon and concurrently therewith become due and payable, and each Revolving Loan Commitment and each Letter of Credit Commitment shall forthwith terminate, all without any action by the Lender Group, or any of them, or the Majority Lenders and without presentment, demand, protest, or other notice of any kind, all of which are expressly waived, anything in this Agreement or in any other Loan Document to the contrary notwithstanding.

         (c) The Administrative Agent, with the concurrence of the Majority Lenders, shall exercise all of the post-default rights granted to it and to them under the Loan Documents or under Applicable Law. The Administrative Agent, for the benefit of the Lender Group, shall have the right to the appointment of a receiver for the property of the Borrower Parties, and the Borrower Parties hereby consent to such rights and such appointment and hereby waive any objection the Borrower Parties may have thereto or the right to have a bond or other security posted by the Lender Group, or any of them, in connection therewith.

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         (d)      In regard to all Letters of Credit with respect to which
presentment for honor shall not have occurred at the time of any acceleration of the Obligations pursuant to the provisions of this Section 9.2 or, upon the request of the Administrative Agent, after the occurrence of an Event of Default and prior to acceleration, the Borrower shall promptly upon demand by the Administrative Agent deposit in a Letter of Credit Reserve Account opened by Administrative Agent, for the benefit of the applicable Issuing Banks, an amount equal to one hundred and five percent (105%) of the aggregate then undrawn and unexpired amount of such Letter of Credit Obligations, or provide one or more Backup Letters of Credit in respect of such Letter of Credit Obligations. Amounts held in such Letter of Credit Reserve Account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other Obligations in the manner set forth in Section 2.11. Pending the application of such deposit to the payment of the Reimbursement Obligations, the Administrative Agent shall, to the extent reasonably practicable, invest such deposit in an interest bearing open account or similar available savings deposit account and all interest accrued thereon shall be held with such deposit as additional security for the Obligations. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied, and all other Obligations shall have been paid in full, the balance, if any, in such Letter of Credit Reserve Account shall be returned to the Borrower. Except as expressly provided hereinabove, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

         (e) The rights and remedies of the Lender Group hereunder shall be cumulative, and not exclusive.

                                  ARTICLE 10.

                            THE ADMINISTRATIVE AGENT

         Section 10.1 Appointment and Authorization. Each member of the Lender Group hereby irrevocably appoints and authorizes, and hereby agrees that it will require any transferee of any of its interest in this Agreement and the other Loan Documents and its Revolving Loans or Revolving Loan Commitments or, if applicable, its Letter of Credit Commitment irrevocably to appoint and authorize, the Administrative Agent to take such actions as its agent on its behalf and to exercise such powers hereunder and under the Security Documents as are delegated by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Without limiting the foregoing, each member of the Lender Group hereby authorizes the Administrative Agent to execute and deliver each Loan Document to which the Administrative Agent is, or is required to be, a party. Neither the Administrative Agent nor any of its directors, officers, employees, or agents shall be liable for any action taken or omitted to be taken by it hereunder or in connection herewith, except for its own gross negligence or willful

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misconduct as determined by a final non-appealable order of a court of competent jurisdiction. Except as expressly otherwise provided in this Agreement, the Administrative Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions which the Administrative Agent is expressly entitled to take or assert under this Agreement and the other Loan Documents, including (a) the determination of the applicability of ineligibility criteria with respect to the calculation of the Current Asset Borrowing Base and the Fixed Asset Borrowing Base, (b) the making of Agent Advances pursuant to Section 2.2(h), and (c) the exercise of remedies pursuant to Section 9.2, and any action so taken or not taken shall be deemed consented to by the Lender Group.

         Section 10.2 Interest Holders. The Administrative Agent may treat each Lender, or the Person designated in the last notice filed with the Administrative Agent under this Section 10.2, as the holder of all of the interests of such Lender in this Agreement and the other Loan Documents and its Revolving Loans or Revolving Loan Commitments until written notice of transfer, signed by such Lender (or the Person designated in the last notice filed with the Administrative Agent) and by the Person designated in such written notice of transfer, in form and substance satisfactory to the Administrative Agent, shall have been filed with the Administrative Agent.

         Section 10.3 Consultation with Counsel. The Administrative Agent may consult with legal counsel selected by it and shall not be liable to any Lender or any Issuing Bank for any action taken or suffered by it in good faith in reliance on the advice of such counsel.

         Section 10.4 Documents. The Administrative Agent shall not be under any duty to examine, inquire into, or pass upon the validity, effectiveness, or genuineness of this Agreement, any Note, or any instrument, document, or communication furnished pursuant hereto or in connection herewith, and the Administrative Agent shall be entitled to assume that they are valid, effective, and genuine, have been signed or sent by the proper parties, and are what they purport to be.

         Section 10.5 Administrative Agent and Affiliates. With respect to the Revolving Loan Commitments and the Loans, the Administrative Agent shall have the same rights and powers hereunder as any other Lender, and the Administrative Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower Parties or any Affiliates of, or Persons doing business with, the Borrower Parties, as if it were not the Administrative Agent or affiliated with the Administrative Agent and without any obligation to account therefor. The Lender and the Issuing Banks acknowledge that the Administrative Agent and its Affiliates have other lending and investment relationships with the Borrower Parties and their Affiliates and in the future may enter into additional such relationships.

         Section 10.6 Responsibility of the Administrative Agent. The duties and obligations of the Administrative Agent under this Agreement are only those expressly

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set forth in this Agreement. The Administrative Agent shall be entitled to assume that no Default or Event of Default has occurred and is continuing unless it has actual knowledge, or has been notified by the any Borrower Party, of such fact, or has been notified by a Lender that such Lender considers that a Default or an Event of Default has occurred and is continuing, and such Lender shall specify in detail the nature thereof in writing. The Administrative Agent shall provide each Lender with copies of such documents received from any Borrower Party as such Lender may reasonably request.

         Section 10.7 Action by Administrative Agent.

         (a) The Administrative Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights which may be vested in it by, and with respect to taking or refraining from taking any action or actions which it may be able to take under or in respect of, this Agreement, unless the Administrative Agent shall have been instructed by the Majority Lenders to exercise or refrain from exercising such rights or to take or refrain from taking such action, provided that the Administrative Agent shall not exercise any rights under Section 9.2(a) or 9.2(c) of this Agreement without the approval of the Majority Lenders. The Administrative Agent shall incur no liability under or in respect of this Agreement with respect to anything which it may do or refrain from doing in the reasonable exercise of its judgment or which may seem to it to be necessary or desirable in the circumstances.

         (b) The Administrative Agent shall not be liable to the Lenders and the Issuing Banks, or any of them, in acting or refraining from acting under this Agreement in accordance with the instructions of the Majority Lenders, and any action taken or failure to act pursuant to such instructions shall be binding on all Lenders and Issuing Banks.

         Section 10.8 Notice of Default or Event of Default. In the event that the Administrative Agent or any Lender shall acquire actual knowledge, or shall have been notified in writing, of any Default or Event of Default, the Administrative Agent or such Lender shall promptly notify the Lenders and the Administrative Agent, and the Administrative Agent shall take such action and assert such rights under this Agreement as the Majority Lenders shall request in writing, and the Administrative Agent shall not be subject to any liability by reason of its acting pursuant to any such request. If the Majority Lenders shall fail to request the Administrative Agent to take action or to assert rights under this Agreement in respect of any Default or Event of Default within ten
(10) days after their receipt of the notice of any Default or Event of Default from the Administrative Agent or any Lender, or shall request inconsistent action with respect to such Default or Event of Default, the Administrative Agent may, but shall not be required to, take such action and assert such rights (other than rights under Article 9) as it deems in its discretion to be advisable for the protection of the Lender Group, except that, if the Majority Lenders have instructed the Administrative Agent not to take such action or

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assert such right, in no event shall the Administrative Agent act contrary to such instructions.

         Section 10.9 Responsibility Disclaimed. The Administrative Agent shall not be under any liability or responsibility whatsoever as Administrative Agent:

         (a) To any Borrower Party or any other Person or entity as a consequence of any failure or delay in performance by or any breach by, any Lender or Lenders of any of its or their obligations under this Agreement;

         (b) To the Lender Group, or any of them, as a consequence of any failure or delay in performance by, or any breach by, any Borrower Party or any other obligor of any of its obligations under this Agreement or any other Loan Document; or

         (c) To the Lender Group, or any of them, for any statements, representations, or warranties in this Agreement, or any other document contemplated by this Agreement or any information provided pursuant to this Agreement, any other Loan Document, or any other document contemplated by this Agreement, or for the validity, effectiveness, enforceability, or sufficiency of this Agreement, any other Loan Document, or any other document contemplated by this Agreement.

         Section 10.10 Indemnification. The Lenders agree to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower) pro rata in accordance with their respective Revolving Commitment Ratios from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, investigations, costs, expenses (including fees and expenses of experts, agents, consultants, and counsel), or disbursements of any kind or nature (whether or not the Administrative Agent is a party to any such action, suit or investigation) whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement, any other Loan Document, or any other document contemplated by this Agreement or any action taken or omitted by the Administrative Agent under this Agreement, any other Loan Document, or any other document contemplated by this Agreement, except that no Lender shall be liable to the Administrative Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements resulting from the gross negligence or willful misconduct of the Administrative Agent as determined by a final non-appealable order of a court of competent jurisdiction. The provisions of this Section 10.10 shall survive the termination of this Agreement.

         Section 10.11 Credit Decision. Each Lender represents and warrants to each other and to the Administrative Agent that:

         (a) In making its decision to enter into this Agreement and to make its Advances it has independently taken whatever steps it considers necessary to evaluate the financial condition and affairs of the Borrower Parties and that it has made an

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independent credit judgment, and that it has not relied upon information provided by the Administrative Agent; and

         (b) So long as any portion of the Obligations remains outstanding, it will continue to make its own independent evaluation of the financial condition and affairs of the Borrower Parties.

         Section 10.12 Successor Administrative Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower. Upon any such resignation, the Majority Lenders shall have the right to appoint a successor Administrative Agent (with the consent of the Borrower if no Event of Default then exists). If no successor Administrative Agent shall have been so appointed by the Majority Lenders, and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent's giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be any Lender or a commercial bank organized under the laws of the United States of America or any political subdivision thereof which has combined capital and reserves in excess of $5,000,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges, duties, and obligations of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent's resignation hereunder as Administrative Agent, the provisions of this Article 10.12 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent.

         Section 10.13 Administrative Agent May File Proofs of Claim. The Administrative Agent may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent, its agents, financial advisors and counsel), the Lenders and the Issuing Banks allowed in any judicial proceedings relative to any Borrower Party, or any of their respective creditors or property, and shall be entitled and empowered to collect, receive and distribute any monies, securities or other property payable or deliverable on any such claims and any custodian in any such judicial proceedings is hereby authorized by each Lender and Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due to the Administrative Agent for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent, its agents, financial advisors and counsel, and any other amounts due the Administrative Agent under Section 11.2. Nothing contained in this Agreement

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or the Loan Documents shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting this Agreement, any of the other Loan Documents, the Letters of Credit or the rights of any holder thereof, or to authorize the Administrative Agent to vote in respect of the claim of any Lender or any Issuing Bank in any such proceeding.

         Section 10.14 Collateral. The Administrative Agent is hereby authorized to hold all Collateral pledged pursuant to any Loan Document and to act on behalf of the Lender Group, in its own capacity and through other agents appointed by it, under the Security Documents; provided that the Administrative Agent shall not agree to the release of any Collateral except in accordance with the terms of this Agreement. The Lender Group acknowledges that the Loans, any Overadvances, any obligations in respect of Bank Product Documents and Hedge Agreements, and all interest, fees and expenses hereunder constitute one Indebtedness, secured pari passu by all of the Collateral.

         Section 10.15 Release of Collateral.

         (a) Each Lender and each Issuing Bank hereby directs, in accordance with the terms of this Agreement, the Administrative Agent to release or to subordinate any Lien held by the Administrative Agent for the benefit of the Lender Group:

                           (i) against all of the Collateral, upon final and indefeasible payment in full of the Obligations (other than any Obligations then outstanding in respect of Bank Products and any contingent indemnity obligations) and termination of this Agreement; or

                           (ii) against any part of the Collateral sold or disposed of by the Borrower Parties if such sale or disposition is permitted by Section 8.7 or is otherwise consented to by the requisite Lenders for such release as set forth in Section 11.12, as certified to the Administrative Agent by the Borrower in a certificate of an Authorized Signatory thereof.

         (b) Each Lender and each Issuing Bank hereby directs the Administrative Agent to execute and deliver or file or authorize the filing of such termination and partial release statements and do such other things as are necessary to release Liens to be released pursuant to this Section 10.15 promptly upon the effectiveness of any such release. Upon request by the Administrative Agent at any time, the Lenders and the Issuing Banks will confirm in writing the Administrative Agent's authority to release particular types or items of Collateral pursuant to this Section 10.15.

         Section 10.16 Additional Agents. None of the Lenders or other entities identified on the facing page of or elsewhere in this Agreement as an "arranger" shall have any right, power, obligation, liability, responsibility or duty under this Agreement or any other Loan Document other than those applicable to all Lenders as such. Without

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limiting the foregoing, none of the Lenders so identified shall have or be deemed to have any fiduciary relationship with any other Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other entities so identified in deciding to enter into this Agreement or any other Loan Document or in taking or not taking action hereunder or thereunder.

         Section 10.17 Swap Reporting. With fifteen (15) days after the end of each calendar month, each Lender that is a party to a Hedge Agreement shall deliver to the Administrative Agent a report of the mark-to-market interest rate with respect to all of its Hedge Agreements as of the end of such month.

                                  ARTICLE 11.

                                 MISCELLANEOUS

         Section 11.1 Notices.

         (a) All notices and other communications under this Agreement shall be in writing and shall be effective (i) if given by facsimile, when such telecopy is transmitted and the confirmation is received, (ii) if given by mail, seventy-two (72) hours after deposit in the mail with first class postage prepaid, and (iii) if given by any other means, when delivered, in each case addressed to the party to which such notice is directed at its address determined as in this Section 11.1. All notices and other communications under this Agreement shall be given to the parties hereto at the following addresses:

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                               (i)      If to any Borrower Party, to such
                               Borrower Party in care of the Borrower at:

                                       Thomas & Betts Corporation
                                       8155 T&B Boulevard
                                       Memphis, Tennessee 38125
                                       Attn: Vice President-Treasurer
                                       Facsimile No.: (901) 252-1345

                                       with a copy to:

                                       Thomas & Betts Corporation
                                       8155 T&B Boulevard
                                       Memphis, Tennessee 38125
                                       Attn: Vice President-General Counsel
                                       Facsimile No.: (901) 252-1372

                               (ii)    If to the Administrative Agent, to it at:

                                       Wachovia Bank, National Association
                                       191 Peachtree Street, N.E.
                                       Atlanta, Georgia 30303-1757
                                       Attn: Structured Finance
                                       Facsimile No.: (404) 332-6920

                                       with a copy to:

                                       Chris D. Molen, Esq.
                                       Paul, Hastings, Janofsky & Walker LLP
                                       600 Peachtree Street, N.E.
                                       Suite 2400
                                       Atlanta, Georgia 30308
                                       Facsimile No.: (404) 815-2424

                           (iii)    If to the Lenders, to them at the addresses
set forth on the signature pages of this Agreement.

                           (iv)     If to the Issuing Banks, at the addresses
set forth on the signature pages of this Agreement.

         (b) Copies shall be provided to Persons other than parties hereto only in the case of notices under Article 9.

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         (c)      Any party hereto may change the address to which notices shall be directed under this Section 11.1 by giving ten (10) days' written notice of such change to the other parties.

         Section 11.2 Expenses. The Borrower agrees to promptly pay or reimburse:

         (a) All reasonable out-of-pocket expenses of the Administrative Agent in connection with the preparation, negotiation, execution, delivery and syndication of this Agreement and the other Loan Documents, the transactions contemplated hereunder and thereunder, and the making of the initial Advance hereunder, including, but not limited to, the fees and disbursements of counsel for the Administrative Agent;

         (b) All reasonable out-of-pocket expenses of the Administrative Agent in connection with the administration of the transactions contemplated in this Agreement or any of the other Loan Documents, and the preparation, negotiation, execution, and delivery of any waiver, amendment, or consent by the Lenders relating to this Agreement or any of the other Loan Documents, including, but not limited to: (i) all reasonable fees, expenses and disbursements of any law firm or special counsel engaged by the Administrative Agent; (ii) costs and expenses (including reasonable attorneys' and paralegals' fees and disbursements) for any amendment, supplement, waiver, consent, or subsequent closing in connection with the Loan Documents, or in respect of any Hedge Agreements, and the transactions contemplated thereby; (iii) costs and expenses of lien and title searches on the Collateral and title insurance on the Real Property Collateral; (iv) taxes, fees and other charges for recording any mortgages, filing financing statements and continuations, and other actions to perfect, protect, and continue the Administrative Agent's Liens on the Collateral (including costs and expenses paid or incurred by the Administrative Agent in connection with the consummation of this Agreement); (v) sums paid or incurred to pay any amount or take any action required of the Borrower Parties under the Loan Documents, or in respect of any Bank Products or Hedge Agreements, that the Borrower Parties fail to pay or take; (vi) costs of appraisals, inspections, and verifications of the Collateral and other due diligence, including travel, lodging, and meals for inspections of the Collateral and the Borrower Parties' operations by the Administrative Agent plus the Administrative Agent's then generally-applicable and customary charge for field examinations and audits or any reappraisals and the preparation of reports thereof (such charge is currently $775 per day (or portion thereof) for each Person retained or employed by the Administrative Agent with respect to each field examination or audit); provided, however, absent the existence of a Default or Event of Default, the obligations of the Borrower to reimburse the Administrative Agent for the costs of field examinations shall be limited to not more than one (1) such field examination during any consecutive six (6) month period, or in the event any Advances are outstanding, not more than one (1) such field examination per fiscal quarter; and (vii) costs and expenses of forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining Blocked Accounts and lock boxes, and costs and expenses of preserving and protecting the Collateral;

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         (c)      All out-of-pocket costs and expenses of each member of the
Lender Group in connection with any restructuring, refinancing, or "work out" of the transactions contemplated by this Agreement, and of obtaining performance under this Agreement, the other Loan Documents or any Hedge Agreements, and all out-of-pocket costs and expenses of collection if default is made in the payment of the Obligations, which in each case shall include fees and out-of-pocket expenses of special counsel for each member of the Lender Group and the fees and out-of-pocket expenses of any experts or consultants of the Administrative Agent; and

         (d) All taxes, assessments, general or special, and other charges levied on, or assessed, placed or made against any of the Loan Documents, the Collateral or the Obligations, excluding income taxes of the Administrative Agent and each Lender.

         Section 11.3 Waivers. The rights and remedies of the Administrative Agent and the Lenders under this Agreement, and under the other Loan Documents and Hedge Agreements, shall be cumulative and not exclusive of any rights or remedies which they would otherwise have. No failure or delay by the Administrative Agent, the Issuing Banks, the Majority Lenders or the Lenders in exercising any right shall operate as a waiver of such right. The Administrative Agent and the Lenders expressly reserve the right to require strict compliance with the terms of this Agreement in connection with any funding of a request for an Advance. In the event the Lenders decide to fund a request for an Advance at a time when the Borrower is not in strict compliance with the terms of this Agreement, such decision by the Lenders shall not be deemed to constitute an undertaking by the Lenders to fund any further requests for Advances or preclude the Lenders from exercising any rights available to the Lenders under the Loan Documents or at law or equity. Any waiver or indulgence granted by the Lenders or by the Majority Lenders shall not constitute a modification of this Agreement, except to the extent expressly provided in such waiver or indulgence, or constitute a course of dealing by the Lenders at variance with the terms of the Agreement such as to require further notice by the Lenders of the Lenders' intent to require strict adherence to the terms of the Agreement in the future. Any such actions shall not in any way affect the ability of the Lenders, in their discretion, to exercise any rights available to them under this Agreement or under any other agreement, whether or not the Lenders are party, relating to the Borrower.

         Section 11.4 Set-Off. In addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, except to the extent limited by Applicable Law, upon the occurrence of a Default or an Event of Default and during the continuation thereof, the Lenders and any subsequent holder or holders of the Obligations are hereby authorized by the Borrower Parties at any time or from time to time, without notice to any Borrower Party or to any other Person, any such notice being hereby expressly waived, to set-off and to appropriate and apply any and all deposits (general or special, time or demand, including, but not limited to, Indebtedness evidenced by certificates of deposit, in each case whether matured or unmatured, but not including

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

any amounts held by any member of the Lender Group or any of its Affiliates in any escrow account) and any other Indebtedness at any time held or owing by the Lenders or such holder to or for the credit or the account of any Borrower Party, against and on account of the obligations and liabilities of the Borrower Parties, to the Lenders or such holder under this Agreement, any other Loan Document, any Bank Products and any Hedge Agreements, including, but not limited to, all claims of any nature or description arising out of or connected with this Agreement, any other Loan Document, any Bank Product Documents or any Hedge Agreements, irrespective of whether or not (a) the Lenders or the holder of the Obligations shall have made any demand hereunder or (b) the Lenders shall have declared the principal of and interest on the Loans and other amounts due hereunder to be due and payable as permitted by Section 9.2 and although said obligations and liabilities, or any of them, shall be contingent or unmatured. Any sums obtained by any Lender or by any subsequent holder of the Obligations shall be subject to the application of payments provisions of Article 2.

         Section 11.5 Assignment.

         (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower Party without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Affiliates of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

         (b) Any Lender (and any Lender that is an Issuing Bank) may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Loan Commitments and the Revolving Loans at the time owing to it and, if applicable, all or a portion of its Letter of Credit Commitment); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender's Revolving Loan Commitments and the Revolving Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender, the aggregate amount of the Revolving Loan Commitments of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed), (ii) each assignment shall be made on a pro rata basis between the Fixed Asset Commitment and Current Asset Commitment and between the Fixed Asset Loans and Current Asset Loans of the assigning Lender, and (iii) the parties to each

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

assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Acceptance, the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.8(b), 2.9, 6.18, 12.3 and 12.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

         (c) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent's Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Loan Commitments of, and principal amount of the Revolving Loans owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

         (d) Any Lender may, without the consent of, or prior notice to, the Borrower or the Administrative Agent, sell participations to one or more banks or other entities in all or a portion of such Lender's rights and/or obligations under this Agreement (including all or a portion of its Revolving Loan Commitments and the Revolving Loans owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower and the Lender Group shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Each Lender selling a participation to any Person under this Section 11.5(d) will, within ten (10) Business Days of such sale, provide the Borrower and the Administrative Agent with written notification stating that such sale has occurred and identifying the Participant and the interest purchased by such Participant. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this

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Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 11.12(a)(i) that affects such Participant. Subject to paragraph (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.8(b), 2.9 and 12.3 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.4 as though it were a Lender, provided such Participant agrees to be subject to
Section 2.10(b) as though it were a Lender.

         (e) A Participant shall not be entitled to receive any greater payment under Section 2.8(b) or Section 12.3 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent.

         (f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation (i) any pledge or assignment to secure obligations to a Federal Reserve Bank and (ii) any pledge or assignment of all or any portion of such Lender's rights under this Agreement to any holders of obligations owed, or securities issued, by such Lender as security for such obligations or securities, or to any trustee for, or any other representative of, such holders, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

         Section 11.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such separate counterparts shall together constitute but one and the same instrument. In proving this Agreement or any other Loan Document in any judicial proceedings, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom such enforcement is sought. Any signatures delivered by a party by facsimile transmission shall be deemed an original signature hereto.

         Section 11.7 Governing Law. This Agreement and the Loan Documents (except to the extent otherwise provided therein) shall be governed by and construed in accordance with the laws of the State of New York, including, without limitation, Sections 5-1401 and 5-1402 of the New York General Obligations Law and Section 327(b) of the New York Civil Practice Laws and Rules and without reference to the conflict or choice of law principles thereof except to the extent that the validity or perfection of the Administrative Agent's Lien in the Collateral or remedies in respect of any particular Collateral are governed by the laws of a jurisdiction other than the State of New York.

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         Section 11.8 Severability. Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof in that jurisdiction or affecting the validity or enforceability of such provision in any other jurisdiction.

         Section 11.9 Headings. Headings used in this Agreement are for convenience only and shall not be used in connection with the interpretation of any provision hereof.

         Section 11.10 Source of Funds. Notwithstanding the use by the Lenders of the Base Rate and the Eurodollar Rate as reference rates for the determination of interest on the Loans, the Lenders shall be under no obligation to obtain funds from any particular source in order to charge interest to the Borrower at interest rates tied to such reference rates.

         Section 11.11 Entire Agreement. Except as otherwise expressly provided herein, this Agreement and the other Loan Documents embody the entire Agreement and understanding among the parties hereto and thereto and supersede all prior agreements, understandings, and conversations relating to the subject matter hereof and thereof. The Borrower represents and warrants to the Administrative Agent and each of the Lenders that it has read the provisions of this Section
11.11 and discussed the provisions of this Section 11.11 and the rest of this Agreement with counsel for the Borrower, and the Borrower acknowledges and agrees that the Administrative Agent and each of the Lenders are expressly relying upon such representations and warranties of the Borrower (as well as the other representations and warranties of the Borrower set forth in Section 5.1) in entering into this Agreement.

         Section 11.12 Amendments and Waivers

         (a) Neither this Agreement, any other Loan Document nor any term hereof or thereof may be amended orally, nor may any provision hereof be waived orally but only by an instrument in writing signed by (or in the case of Loan Documents executed by the Administrative Agent, signed by the Administrative Agent and approved by) the Majority Lenders and, in the case of an amendment, also by the Borrower, except that (i) the consent of each of the Lenders shall be required for (A) any sale or release of any Collateral except as permitted hereunder or any release of any guarantor of the Obligations, (B) any extensions of the Maturity Date or the scheduled date of payment of interest or principal or fees, or any reduction of principal (without a corresponding payment with respect thereto), or any reduction in the rate of interest or fees due to the Lenders hereunder, (C) any amendment of this Section 11.12 or of the definition of "Majority Lenders" or "Required Lenders" or any other provision of the Loan Documents specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder; (D) any amendment increasing either Revolving Loan Commitment (it being understood and agreed that a waiver of any Default or Event of Default or a modification of any of the defined terms contained herein (other than those defined terms specifically addressed in

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this Section 11.12) shall not constitute a change in the terms of the Revolving
Loan Commitments of any Lender); (E) any amendment to the definition of "Current Asset Borrowing Base", "Equipment Availability", "Fixed Asset Borrowing Base" or "Real Property Availability", if the effect is to increase the amount set forth therein; and (F) any amendment to the definition of "Bank Products", "Liquidity", "Consolidated Liquidity", "Current Asset Availability", "Fixed Asset Availability" or "Total Availability", " (ii) the consent of the Administrative Agent, the Majority Lenders and the Borrower shall be required for any amendment to Article 10; (iii) the consent of the Issuing Banks, the Majority Lenders and the Borrower shall be required for any amendment to Section 2.15; (iv) the consent of the Swing Bank, the Majority Lenders and the Borrower shall be required for any amendment to Section 2.1(c) and Section 2.2(g); (v) the consent of the Administrative Agent, the Majority Lenders and the Borrower shall be required for any amendment to Section 2.2(h); and (v) the consent of the Guarantors and the Majority Lenders shall be required for any amendment to
Article 3; provided, however, the Administrative Agent may, in its sole discretion notwithstanding limitations contained in clauses (i)(E) and (i)(F) above and any other terms of this Agreement, make Agent Advances in accordance with Section 2.2(h) and, provided further, that Schedule 4 hereto (Revolving Commitment Ratios) may be amended from time to time by the Administrative Agent alone to reflect assignments of Revolving Loan Commitments in accordance herewith.

         (b) Each Lender grants to the Administrative Agent the right to purchase all (but not less than all) of such Lender's Revolving Loan Commitments, Letter of Credit Commitment, Loans and Letter of Credit Obligations owing to it and any Revolving Loan Notes held by it and all of its rights and obligations hereunder and under the other Loan Documents at a price equal to the outstanding principal amount of the Loans payable to such Lender plus any accrued but unpaid interest on such Loans and accrued but unpaid commitment fees and letter of credit fees owing to such Lender, which right may be exercised by the Administrative Agent if requested by the Borrower and if such Lender refuses to execute any amendment, waiver or consent which requires the written consent of all of the Lenders and to which the Majority Lenders, the Administrative Agent and the Borrower have agreed. Each Lender agrees that if the Administrative Agent exercises its option hereunder, it shall promptly execute and deliver an Assignment and Acceptance and other agreements and documentation necessary to effectuate such assignment; provided, however, that any such right to purchase shall expire on the ninetieth (90th) day following the date of the proposed waiver, amendment or consent which was not approved by such Lender. The Administrative Agent may assign its purchase rights hereunder to any assignee if such assignment complies with the requirements of Section 11.5(b).

         (c) If any fees are paid to the Lenders as consideration for amendments, waivers or consents with respect to this Agreement, at the Administrative Agent's election, such fees may be paid only to those Lenders that agree to such amendments, waivers or consents within the time specified for submission thereof.

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         Section 11.13 Other Relationships. No relationship created hereunder or under any other Loan Document shall in any way affect the ability of the Administrative Agent, each Issuing Bank and each Lender to enter into or maintain business relationships with the Borrower, or any of its Affiliates, beyond the relationships specifically contemplated by this Agreement and the other Loan Documents.

         Section 11.14 Pronouns. The pronouns used herein shall include, when appropriate, either gender and both singular and plural, and the grammatical construction of sentences shall conform thereto.

         Section 11.15 Disclosure. The Borrower Parties agree that the Administrative Agent shall have the right to issue press releases approved in advance by the Borrower (such approval not to be unreasonably withheld, conditioned or delayed), regarding the making of the Loans to the Borrower pursuant to the terms of this Agreement.

         Section 11.16 Replacement of Lender. In the event that a Replacement Event occurs and is continuing with respect to any Lender, the Borrower may designate another financial institution (such financial institution being herein called a "Replacement Lender") acceptable to the Administrative Agent, and which is not the Borrower or an Affiliate of the Borrower, to assume such Lender's Revolving Loan Commitments hereunder, to purchase the Loans and participations of such Lender and such Lender's rights hereunder and (if such Lender is an Issuing Bank) to issue Letters of Credit in substitution for all outstanding Letters of Credit issued by such Lender, without recourse to or representation or warranty by, or expense to, such Lender for a purchase price equal to the outstanding principal amount of the Loans payable to such Lender plus any accrued but unpaid interest on such Loans and accrued but unpaid commitment fees and letter of credit fees owing to such Lender, and upon such assumption, purchase and substitution, and subject to the execution and delivery to the Administrative Agent by the Replacement Lender of documentation satisfactory to the Administrative Agent (pursuant to which such Replacement Lender shall assume the obligations of such original Lender under this Agreement), the Replacement Lender shall succeed to the rights and obligations of such Lender hereunder and such Lender shall no longer be a party hereto or have any rights hereunder provided that the obligations of the Borrower to indemnify such Lender with respect to any event occurring or obligations arising before such replacement shall survive such replacement. "Replacement Event" means, with respect to any Lender, the commencement of or the taking of possession by, a receiver, custodian, conservator, trustee or liquidator of such Lender, or the declaration by the appropriate regulatory authority that such Lender is insolvent.

         Section 11.17 Confidentiality. Each member of the Lender Group agrees to exercise commercially reasonable efforts to keep any information delivered or made available by the Borrower to it pursuant to this Agreement, or any other information which is clearly indicated to be confidential information, including material, non-public information of the Borrower, confidential from anyone other than persons employed or

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retained by such member of the Lender Group who are or are expected to become engaged in evaluating, approving, structuring or administering the Loans; provided that nothing herein shall prevent any member of the Lender Group from disclosing such information (a) to any other member of the Lender Group or to any Affiliate of any member of the Lender Group, (b) upon the order of any court or administrative agency, (c) upon the request or demand of any regulatory agency or authority having jurisdiction over such member of the Lender Group,
(d) which has been publicly disclosed, (e) to the extent reasonably required in connection with any litigation to which any member of the Lender Group or its Affiliates may be a party (provided that no member of the Lender Group shall disclose forward-looking projections regarding the Borrower's future performance unless required to do so by law), (f) to the extent reasonably required in connection with the exercise of any remedy hereunder (provided that no member of the Lender Group shall disclose forward-looking projections regarding the Borrower's future performance unless required to do so by law), (g) to such member of the Lender Group's legal counsel and independent auditors, and (h) to any actual or proposed participant, assignee or other transferee of all or part of its rights hereunder which has agreed in writing to be bound by the provisions of this Section; provided that should disclosure of any such confidential information be required by virtue of the foregoing clause (b), to the extent permitted by law, any relevant member of the Lender Group shall promptly notify the Borrower of same so as to allow the Borrower to seek a protective order or to take any other appropriate action; provided, further, that, no member of the Lender Group shall be required to delay compliance with any directive to disclose any such information so as to allow the Borrower to effect any such action. Notwithstanding anything herein to the contrary, the members of the Lender Group (and their respective employees, representatives, or other agents) may disclose to any and all other Persons, without limitation of any kind, any information with respect to the tax treatment and tax structure of this Agreement and the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to such Person relating to such tax treatment and tax structure. For the avoidance of doubt, no disclosure to any Person is permitted with respect to any aspect of this Agreement or the transactions contemplated hereby, to the extent such aspect does not relate to tax treatment or tax structure or except as otherwise permitted hereunder. The parties hereto hereby acknowledge and agree that none of the interest rates, fee amounts or other amounts set forth in such agreements relate to tax treatment or tax structure. The foregoing is intended to comply with the presumption set forth in Treasury Regulation Section 1.6011-4(b)(3)(iii) and should be interpreted in a manner consistent with such regulation.

         Section 11.18 Revival and Reinstatement of Obligations. If the incurrence or payment of the Obligations by the Borrower or any Guarantor, or the transfer to the Lender Group of any property, should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors' rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences or other voidable or recoverable payments of money or transfers of property (collectively, a "Voidable Transfer"), and if the Lender Group, or any of them, is required to repay or

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restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Lender Group, or any of them, is required or elects to repay or restore, and as to all reasonable costs, expenses and attorneys fees of the Lender Group related thereto, the liability of the Borrower or such Guarantor, as applicable, automatically shall be revived, reinstated and restored and shall exist as though such Voidable Transfer had never been made.

                                  ARTICLE 12.

                                YIELD PROTECTION

         Section 12.1 Eurodollar Rate Basis Determination. Notwithstanding anything contained herein which may be construed to the contrary, if with respect to any proposed Eurodollar Advance for any Eurodollar Advance Period, the Administrative Agent determines that deposits in Dollars (in the applicable amount) are not being offered to the Administrative Agent in the relevant market for such Eurodollar Advance Period, the Administrative Agent shall forthwith give notice thereof to the Borrower and the Lenders, whereupon until the Administrative Agent notifies the Borrower that the circumstances giving rise to such situation no longer exist, the obligations of the Lenders to make Eurodollar Advances shall be suspended.

         Section 12.2 Illegality. If any applicable law, rule, or regulation, or any change therein, or any interpretation or change in interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender with any request or directive (whether or not having the force of law) of any such authority, central bank, or comparable agency, shall make it unlawful or impossible for any Lender to make, maintain, or fund its Eurodollar Advances, such Lender shall so notify the Administrative Agent, and the Administrative Agent shall forthwith give notice thereof to the other Lenders and the Borrower. Before giving any notice to the Administrative Agent pursuant to this Section 12.2, such Lender shall designate a different lending office if such designation will avoid the need for giving such notice and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender. Upon receipt of such notice, notwithstanding anything contained in
Article 2, the Borrower shall repay in full the then outstanding principal amount of each affected Eurodollar Advance of such Lender, together with accrued interest thereon, either (a) on the last day of the then current Eurodollar Advance Period applicable to such Eurodollar Advance if such Lender may lawfully continue to maintain and fund such Eurodollar Advance to such day or (b) immediately if such Lender may not lawfully continue to fund and maintain such Eurodollar Advance to such day. Concurrently with repaying each affected Eurodollar Advance of such Lender, notwithstanding anything contained in Article 2, the Borrower shall borrow a Base Rate Advance from such Lender, and such Lender shall make such Advance in an amount such that the outstanding principal amount of the Revolving Loans

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held by such Lender shall equal the outstanding principal amount of such
Revolving Loans immediately prior to such repayment.

         Section 12.3 Increased Costs.

         (a) If by reason of a change in any applicable law, rule, or regulation after the Agreement Date, or a change in any interpretation or administration thereof after the Agreement Date by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof or compliance by any Lender or Issuing Bank with any request or directive (whether or not such governmental authority, central bank, or comparable agency has the authority to make such request or directive):

                           (i) Shall subject any Lender to any tax, duty, or other charge with respect to its obligation to make Eurodollar Advances, or its Eurodollar Advances, or shall change the basis of taxation of payments to any Lender of the principal of or interest on its Eurodollar Advances or in respect of any other amounts due under this Agreement in respect of its Eurodollar Advances or its obligation to make Eurodollar Advances (except for changes in the rate of tax on the overall net income of such Lender imposed by the jurisdiction in which such Lender's principal executive office is located); or

                           (ii) Shall impose, modify, or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System, but excluding any included in an applicable Eurodollar Reserve Percentage), special deposit, capital adequacy, assessment, or other requirement or condition against assets of, deposits with or for the account of, or commitments or credit extended by any Lender, or shall impose on any Lender or the eurodollar interbank borrowing market any other condition affecting its obligation to make such Eurodollar Advances or its Eurodollar Advances; and the result of any of the foregoing is to increase the cost to such Lender of making or maintaining any such Eurodollar Advances, or to reduce the amount of any sum received or receivable by the Lender under this Agreement or under any other Loan Document with respect thereto, and such increase is not given effect in the determination of the Eurodollar Rate; or

                           (iii) Shall subject any Issuing Bank or any Lender to any tax, duty or other charge with respect to the obligation to issue Letters of Credit, maintain Letters of Credit or participate in Letters of Credit, or shall change the basis of taxation of payments to any Issuing Bank or any Lender in respect of amounts drawn under Letters of Credit or in respect of any other amounts due under this Agreement in respect of Letters of Credit or the obligation of the Issuing Banks to issue Letters of Credit, maintain Letters of Credit or participate in Letters of Credit (except for changes in the rate of tax on the overall net income of such Issuing Bank); or

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                           (iv)     Shall impose, modify, or deem applicable any
         reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit, assessment, or other requirement or condition against assets of, deposits with or for the account of, or commitments or credit extended by any Issuing Bank, or shall impose on any Issuing Bank or Lender any other condition affecting the obligation to issue Letters of Credit, maintain Letters of Credit or participate in Letters of Credit; and the result of any of the foregoing is to increase the cost to such Issuing Bank or Lender of issuing, maintaining or participating in any such Letters of Credit or to reduce the amount of any sum received or receivable by the Issuing Bank or any Lender under this Agreement with respect thereto, then within thirty (30) days after demand by such Lender or Issuing Bank, as the case may be, the Borrower agrees to pay to such Lender or Issuing Bank such additional amount or amounts as will compensate such Lender or such Issuing Bank for such increased costs. Each Lender and each Issuing Bank will promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge, occurring after the Agreement Date, which will entitle such Lender or Issuing Bank, as applicable, to compensation pursuant to this Section 12.3 and will designate a different lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the sole judgment of such Lender or Issuing Bank, be otherwise disadvantageous to such Lender or Issuing Bank.

         (b) A certificate of any Lender or Issuing Bank claiming compensation under this Section 12.3 and setting forth the additional amount or amounts to be paid to it hereunder and calculations therefor shall be conclusive in the absence of manifest error. In determining such amount, such Lender or Issuing Bank may use any reasonable averaging and attribution methods. If any Lender or Issuing Bank demands compensation under this Section 12.3, the Borrower may at any time, upon at least five (5) Business Days' prior notice to such Lender or Issuing Bank, as the case may be, prepay in full the then outstanding affected Eurodollar Advances of such Lender or Issuing Bank, together with accrued interest thereon to the date of prepayment, along with any reimbursement required under Section 2.9. Concurrently with prepaying such Eurodollar Advances, the Borrower shall borrow a Base Rate Advance, or a Eurodollar Advance not so affected, from such Lender, and such Lender shall make such Advance in an amount such that the outstanding principal amount of the Revolving Loans held by such Lender shall equal the outstanding principal amount of such Revolving Loans immediately prior to such prepayment.

         Section 12.4 Effect On Other Advances. If notice has been given pursuant to Section 12.1, 12.2 or 12.3 suspending the obligation of any Lender to make any type of Eurodollar Advance, or requiring Eurodollar Advances of any Lender to be repaid or prepaid, then, unless and until such Lender notifies the Borrower that the circumstances giving rise to such repayment no longer apply, all Advances which would otherwise be

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made by such Lender as to the type of Eurodollar Advances affected shall, at the option of the Borrower, be made instead as Base Rate Advances.

         Section 12.5 Capital Adequacy. If any Lender or Issuing Bank (or any Affiliate of the foregoing) shall have reasonably determined that the adoption of any applicable law, governmental rule, regulation or order after the Agreement Date regarding the capital adequacy of banks or bank holding companies, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Lender or Issuing Bank (or any Affiliate of the foregoing) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such governmental authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender's or Issuing Bank's (or any Affiliate of the foregoing) capital as a consequence of such Lender's or Issuing Bank's Revolving Loan Commitments or Letter of Credit Commitment, as applicable, or obligations hereunder to a level below that which it could have achieved but for such adoption, change or compliance (taking into consideration such Lender's or Issuing Bank's (or any Affiliate of the foregoing) policies with respect to capital adequacy immediately before such adoption, change or compliance and assuming that such Lender's or Issuing Bank's (or any Affiliate of the foregoing) capital was fully utilized prior to such adoption, change or compliance), then, within thirty (30) days of demand by such Lender or Issuing Bank, the Borrower shall immediately pay to such Lender or Issuing Bank such additional amounts as shall be sufficient to compensate such Lender or Issuing Bank for any such reduction actually suffered; provided, however, that there shall be no duplication of amounts paid to a Lender pursuant to this sentence and Section 12.3. A certificate of such Lender or Issuing Bank setting forth the amount to be paid to such Lender or Issuing Bank by the Borrower as a result of any event referred to in this paragraph shall, absent manifest error, be conclusive.

                                  ARTICLE 13.

                  JURISDICTION, VENUE AND WAIVER OF JURY TRIAL

         Section 13.1 Jurisdiction and Service of Process. FOR PURPOSES OF ANY LEGAL ACTION OR PROCEEDING BROUGHT BY ANY MEMBER OF THE LENDER GROUP WITH RESPECT TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, EACH BORROWER PARTY HEREBY IRREVOCABLY SUBMITS TO THE PERSONAL JURISDICTION OF THE FEDERAL AND STATE COURTS SITTING IN THE STATE OF NEW YORK AND HEREBY IRREVOCABLY DESIGNATES AND APPOINTS, AS ITS AUTHORIZED AGENT FOR SERVICE OF PROCESS IN THE STATE OF NEW YORK, CT CORPORATION SYSTEM, WHOSE ADDRESS IS 111 EIGHTH AVENUE, NEW YORK, NEW YORK 10011, OR SUCH OTHER PERSON AS SUCH BORROWER PARTY SHALL DESIGNATE HEREAFTER BY WRITTEN NOTICE GIVEN TO

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THE ADMINISTRATIVE AGENT. THE CONSENT TO JURISDICTION HEREIN SHALL NOT BE
EXCLUSIVE. THE LENDER GROUP SHALL FOR ALL PURPOSES AUTOMATICALLY, AND WITHOUT ANY ACT ON THEIR PART, BE ENTITLED TO TREAT SUCH DESIGNEE OF EACH BORROWER PARTY AS THE AUTHORIZED AGENT TO RECEIVE FOR AND ON BEHALF OF SUCH BORROWER PARTY SERVICE OF WRITS, OR SUMMONS OR OTHER LEGAL PROCESS IN THE STATE OF NEW YORK, WHICH SERVICE SHALL BE DEEMED EFFECTIVE PERSONAL SERVICE ON SUCH BORROWER SERVED WHEN DELIVERED, WHETHER OR NOT SUCH AGENT GIVES NOTICE TO SUCH BORROWER PARTY. EACH BORROWER PARTY FURTHER IRREVOCABLY CONSENTS TO SERVICE OF PROCESS AT THE ADDRESS AND IN THE MANNER SET FORTH ABOVE IN SECTION 11.1. IN THE EVENT THAT, FOR ANY REASON, SUCH AGENT OR HIS OR HER SUCCESSORS SHALL NO LONGER SERVE AS AGENT OF EACH BORROWER PARTY TO RECEIVE SERVICE OF PROCESS IN THE STATE OF NEW YORK, EACH BORROWER PARTY SHALL SERVE AND ADVISE THE ADMINISTRATIVE AGENT THEREOF SO THAT AT ALL TIMES EACH BORROWER PARTY WILL MAINTAIN AN AGENT TO RECEIVE SERVICE OF PROCESS IN THE STATE OF NEW YORK ON BEHALF OF SUCH BORROWER PARTY WITH RESPECT TO THIS AGREEMENT AND ALL OTHER LOAN DOCUMENTS. IN THE EVENT THAT, FOR ANY REASON, SERVICE OF LEGAL PROCESS CANNOT BE MADE IN THE MANNER DESCRIBED ABOVE, SUCH SERVICE MAY BE MADE IN SUCH MANNER AS PERMITTED BY LAW.

         Section 13.2 Consent to Venue. EACH BORROWER PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION IT WOULD MAKE NOW OR HEREAFTER FOR THE LAYING OF VENUE OF ANY SUIT, ACTION, OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS BROUGHT IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA SITTING IN NEW YORK COUNTY, NEW YORK, AND HEREBY IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH SUIT, ACTION, OR PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

         Section 13.3 Waiver of Jury Trial. EACH BORROWER PARTY AND EACH MEMBER OF THE LENDER GROUP TO THE EXTENT PERMITTED BY APPLICABLE LAW WAIVE, AND OTHERWISE AGREE NOT TO REQUEST, A TRIAL BY JURY IN ANY COURT AND IN ANY ACTION, PROCEEDING OR COUNTERCLAIM OF ANY TYPE IN WHICH ANY BORROWER PARTY, ANY MEMBER OF THE LENDER GROUP, OR ANY OF THEIR RESPECTIVE SUCCESSORS OR ASSIGNS IS A PARTY, AS TO ALL MATTERS AND THINGS ARISING DIRECTLY OR INDIRECTLY OUT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, AND THE RELATIONS AMONG THE PARTIES LISTED IN THIS ARTICLE 13.

                                      126
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                                      127
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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers, all as of the day and year first above written.

BORROWER:                         THOMAS & BETTS CORPORATION,
                                  a Tennessee corporation

                                  By: /s/ Thomas C. Oviatt
                                      ------------------------------------------
                                      Name:  Thomas C. Oviatt
                                      Title: Vice President-Treasurer

GUARANTORS:                       THOMAS & BETTS INTERNATIONAL, INC.,
                                  a Delaware corporation

                                  By: /s/ John P. Murphy
                                      ------------------------------------------
                                      Name:  John P. Murphy
                                      Title: Vice President and Treasurer

                                  AUGAT EUROPE, INC.,
                                  a Delaware corporation

                                  By: /s/ John P. Murphy
                                      ------------------------------------------
                                      Name:  John P. Murphy
                                      Title: Vice President and Treasurer

                                  THOMAS & BETTS EUROPE, INC.,
                                  a Delaware corporation

                                  By: /s/ John P. Murphy
                                      ------------------------------------------
                                      Name:  John P. Murphy
                                      Title: Vice President and Treasurer

CREDIT AGREEMENT

                                  THOMAS & BETTS CARIBE INC.,
                                  a Delaware corporation

                                  By: /s/ John P. Murphy
                                      ------------------------------------------
                                      Name:  John P. Murphy
                                      Title: Vice President and Treasurer

ADMINISTRATIVE
AGENT:                            WACHOVIA BANK, NATIONAL ASSOCIATION

                                  By: /s/ W. Eugene Wilson
                                      ------------------------------------------
                                      Name:  W. Eugene Wilson
                                      Title: Director

CREDIT AGREEMENT

ISSUING BANK:                     WACHOVIA BANK, NATIONAL ASSOCIATION

                                  By: /s/ W. Eugene Wilson
                                      ------------------------------------------
                                      Name:  W. Eugene Wilson
                                      Title: Director

                                  Address: Wachovia Bank, National Association 191 Peachtree Street, N.E.
                                             Atlanta, Georgia 30303-1757
                                             Attn: Structured Finance
                                             Telecopy No.: (404) 332-6920

LENDERS:                          WACHOVIA BANK, NATIONAL ASSOCIATION

                                  By: /s/ W. Eugene Wilson
                                      ------------------------------------------
                                      Name:  W. Eugene Wilson
                                      Title: Director

                                  Address: Wachovia Bank, National Association 191 Peachtree Street, N.E.
                                             Atlanta, Georgia 30303-1757
                                             Attn: Structured Finance
                                             Telecopy No.: (404) 332-6920

CREDIT AGREEMENT

                                  FLEET CAPITAL CORPORATION

                                  By:    /s/ Christopher K. Nairne
                                      ------------------------------------------
                                  Name:  Christopher K. Nairne
                                  Title: Vice President

                                  Address:   Fleet Capital Corporation
                                             300 Galleria Parkway, N.W.
                                             Atlanta, GA 30339
                                             Attention: Christopher K. Nairne
                                             Facsimile: 770-857-2947

CREDIT AGREEMENT

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

                                  BANK OF AMERICA, N.A.

                                  By:    /s/ David M. Anderson
                                      ------------------------------------------
                                  Name:  David M. Anderson
                                  Title: Senior Vice President

                                  Address:   Bank of America, N.A.
                                             600 Peachtree Street
                                             5th Floor
                                             Atlanta, GA 30308
                                             Attention: Michele Boehnke
                                             Facsimile: 404-607-6341

CREDIT AGREEMENT

                                  SIEMENS FINANCIAL SERVICES, INC.

                                  By:    /s/ Frank Amodio
                                      ------------------------------------------
                                  Name:  Frank Amodio
                                  Title: Vice President - Credit

                                  Address:   Siemens Financial Services, Inc.
                                             200 Somerset Corporate Blvd.
                                             Bridgewater, NJ 08807-2843
                                             Attention: Mark Picillo
                                             Facsimile: 908-575-4060

CREDIT AGREEMENT

                                  CIBC, INC.

                                  By:    /s/ Dominic J. Sorresso
                                      ------------------------------------------
                                  Name:  Dominic J. Sorresso
                                  Title: Executive Director

                                  Address:   CIBC, Inc.
                                             425 Lexington Avenue
                                             New York, NY 10017
                                             Attention: Dominic J. Sorresso
                                             Facsimile: 212-856-3991

CREDIT AGREEMENT

                                  THE NORTHERN TRUST COMPANY

                                  By:    /s/ Christopher McKean
                                      ------------------------------------------
                                  Name:  Christopher McKean
                                  Title: Second Vice President

                                  Address:   The Northern Trust Company
                                             50 S. LaSalle
                                             Chicago, IL 60675
                                             Attention: Christopher McKean
                                             Facsimile: 312-444-5055

CREDIT AGREEMENT

                                  KBC BANK N.V.

                                  By:    /s/ Jean-Pierre Diels
                                      ------------------------------------------
                                  Name:  Jean-Pierre Diels
                                  Title: First Vice President

                                  By:    /s/ Eric Raskin
                                      ------------------------------------------
                                  Name:  Eric Raskin
                                  Title: Vice President

                                  Address:   KBC Bank N.V.
                                             245 Peachtree Center Avenue
                                             Marquis One Tower, Suite 2550
                                             Atlanta, GA 30303
                                             Attention: Jackie Brunetto
                                             Facsimile: 404-584-5465

CREDIT AGREEMENT

                                  ORIX BUSINESS CREDIT, a division of ORIX
                                  Financial Services, Inc.

                                  By:    /s/ Michael J. Cox
                                      ------------------------------------------
                                  Name:  Michael J. Cox
                                  Title: SVP Chief Credit Officer

                                  Address:   Orix Financial Services, Inc.
                                             846 S. Algonquin Road
                                             Suite 101
                                             Schamburg, IL 60173-3854
                                             Attention: Adam Lehnertz
                                             Facsimile: 770-970-8062

CREDIT AGREEMENT